EXHIBIT 10.3

CREDIT AND SECURITY AGREEMENT

dated as of

May 9, 2003

among

GERBER SCIENTIFIC, INC.

GERBER SCIENTIFIC INTERNATIONAL, INC.

and

GERBER COBURN OPTICAL, INC.

as joint and several Borrowers,

THE GUARANTORS NAMED HEREIN,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

FLEET CAPITAL CORPORATION,

as Administrative Agent, Collateral Agent and Fronting Lender

and

FLEET NATIONAL BANK,

as Issuing Bank

with

FLEET SECURITIES, INC.,

as Lead Arranger

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ARTICLE 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	Classification of Loans and Borrowings	47
1.3	Terms Generally	47
1.4	Accounting Terms; GAAP	47
1.5	Joint and Several Obligations; Designated Financial Officers	48
ARTICLE 2 THE CREDITS		50

2.1	Revolving Loans	50
2.2	Additional Provisions Regarding Eurocurrency Rate Borrowings	53
2.3	Letters of Credit	55
2.4	Loans and Borrowings; Funding of Borrowings	59
2.5	Expiration, Termination or Reduction of Commitments	62
2.6	Payments Generally; Pro Rata Treatment; Sharing of Set-Offs; Collection	62
2.7	Prepayment of Loans	64
2.8	Fees	67
2.9	Increased Costs	68
2.10	Taxes	70
2.11	Mitigation Obligations; Replacement of Lenders	70
2.12	Additional Provisions Regarding Multicurrency Loans and Fronting	71
2.13	Currency Matters	75
ARTICLE 3 GUARANTEE BY GUARANTORS		76
3.1	The Guarantee	76
3.2	Obligations Unconditional	76
3.3	Reinstatement	77
3.4	Subrogation	78
3.5	Remedies	78
3.6	Instrument for the Payment of Money	78
3.7	Continuing Guarantee	78
3.8	General Limitation on Amount of Obligations Guaranteed	78
ARTICLE 4 THE COLLATERAL		79

4.1	Grant of Security Interest	79
4.2	Special Representations, Warranties and Covenants of the Credit Parties	80
4.3	Collection of Proceeds of Accounts Receivable; Deposit Accounts	86
4.4	Fixtures, etc	90
4.5	Right of Agent to Dispose of Collateral, etc	90
4.6	Right of Agent to Use and Operate Collateral, etc	90
4.7	Proceeds of Collateral	91
4.8	Relation to Collateral Documents	91
4.9	Marshalling	92
ARTICLE 5 REPRESENTATIONS AND WARRANTIES		93

5.1	Organization; Powers	93
5.2	Authorization; Enforceability	93
5.3	Governmental Approvals; No Conflicts	93
5.4	Financial Condition; No Material Adverse Change	94
5.5	Properties	94
5.6	Litigation and Environmental Matters	95
5.7	Compliance with Laws and Agreements	97
5.8	Investment and Holding Company Status	97
5.9	Taxes	97
5.10	ERISA	97
5.11	Disclosure	98
5.12	Capitalization	98
5.13	Subsidiaries	98
5.14	Material Indebtedness, Liens and Agreements	99
5.15	Federal Reserve Regulations	99
5.16	Solvency	99
5.17	Force Majeure	100
5.18	Accounts Receivable	100
5.19	Labor and Employment Matters	101
5.20	Bank Accounts	102
5.21	Certain Transactions	102
ARTICLE 6 CONDITIONS		103

6.1	Effective Time	103
6.2	Each Extension of Credit	106
ARTICLE 7 AFFIRMATIVE COVENANTS		107

7.1	Financial Statements and Other Information	107
7.2	Notices of Material Events	110
7.3	Existence; Conduct of Business	110
7.4	Payment of Obligations	110
7.5	Maintenance of Properties; Insurance	111
7.6	Books and Records; Inspection Rights	111
7.7	Fiscal Year	112
7.8	Compliance with Laws	112
7.9	Use of Proceeds	112
7.10	Certain Obligations Respecting Subsidiaries	112
7.11	ERISA	112
7.12	Environmental Matters; Reporting	113
7.13	Matters Relating to Material Leasehold Property and Additional Real Property Collateral	114
7.14	New Guarantors; Additional Pledged Stock	115
7.15	Punctual Payment	115
7.16	Further Assurances	115
ARTICLE 8 NEGATIVE COVENANTS		115

8.1	Indebtedness	116
8.2	Liens	117
8.3	Contingent Liabilities	119
8.4	Fundamental Changes; Asset Sales	120
8.5	Investments; Hedging Agreements	121
8.6	Restricted Junior Payments	121
8.7	Transactions With Affiliates	122
8.8	Restrictive Agreements	123
8.9	Sale-Leaseback Transactions	123
8.10	Certain Financial Covenants	123
8.11	Lines of Business.	125
8.12	Payment of Subordinated Indebtedness.	125
8.13	Prepayment of Tranche B Loans.	125
8.14	Modifications of Certain Documents.	126
8.15	Maintenance of Share Capital of H. Brunner.	127
ARTICLE 9 EVENTS OF DEFAULT		127

9.1	Events of Default.	127
9.2	Receivership.	131
9.3	Distribution of Collateral Proceeds.	131
ARTICLE 10 THE AGENT		132

10.1	Appointment and Authorization.	132
10.2	Agent's Rights as Lender.	132
10.3	Duties As Expressly Stated.	132
10.4	Reliance By Agent.	133
10.5	Action Through Sub-Agents.	134
10.6	Resignation of Agent and Appointment of Successor Agent.	134
10.7	Lenders' Independent Decisions.	134
10.8	Indemnification.	135
10.9	Consents Under Other Loan Documents.	135
10.10	Delinquent Lenders.	135
10.11	Electronic Communications.	136
10.12	Quebec Security.	136
10.13	Obligations of H. Brunner.	137
ARTICLE 11 MISCELLANEOUS		137

11.1	Notices.	137
11.2	Waivers; Amendments.	138
11.3	Expenses; Indemnity: Damage Waiver.	139
11.4	Successors and Assigns.	142
11.5	Survival .	146
11.6	Counterparts; Integration; References to Agreement; Effectiveness.	147
11.7	Severability.	147
11.8	Right of Setoff.	147
11.9	Subordination by Credit Parties.	148
11.10	Parallel Debt.	149
11.11	Governing Law; Jurisdiction; Consent to Service of Process.	149
11.12	WAIVERS OF PREJUDGMENT REMEDY AND JURY TRIAL.	149
11.13	Headings.	150
11.14	Confidentiality.	150

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SCHEDULES & EXHIBITS

Schedule 1.1	Material Owned Properties
Schedule 1.5	Designated Financial Officers
Schedule 2.1	Lenders and Commitments
Schedule 4.2	Websites and Domain Names
Schedule 5.4	Financial Condition; No Material Adverse Changes
Schedule 5.5	Properties; Proprietary Rights; Real Property Assets
Schedule 5.6	Litigation and Environmental Matters
Schedule 5.7	Compliance with Laws and Agreements
Schedule 5.9	Taxes
Schedule 5.10	Pension Plans
Schedule 5.12	Capitalization
Schedule 5.13	Subsidiaries
Schedule 5.14	Material Indebtedness, Liens and Agreements
Schedule 5.19	Labor and Employment Matters
Schedule 5.20	Bank Accounts
Schedule 5.21	Existing Affiliate Transactions
Schedule 8.1	Existing Indebtedness
Schedule 8.2(b)	Existing Liens
Schedule 8.2(f)	Existing DEP Restrictions on Assets
Schedule 8.5	Existing Investments
Schedule 8.7	Transactions with Affiliates
Schedule 8.8	Restrictive Agreements

Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Revolving Credit Note to Fronting Lender re Euros
Exhibit A-3	Form of Revolving Credit Note to Fronting Lender re Pounds Sterling
Exhibit B-1	Form of Borrowing Base and Collateral Update Certificate
Exhibit B-2	Form of Accounts Receivable/Loan Reconciliation Report
Exhibit B-3	Form of Eurocurrency Request
Exhibit B-4	Form of Advance Request
Exhibit C	Form of Perfection Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Copyright Mortgage
Exhibit E-2	Form of Patent Agreement
Exhibit E-3	Form of Trademark Agreement
Exhibit F	Form of Hazardous Material Indemnity Agreement
Exhibit G	Form of Assignment and Acceptance Agreement

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT dated as of May 5, 2003 (this "Agreement") is by and among GERBER SCIENTIFIC, INC., a Connecticut corporation, GERBER SCIENTIFIC INTERNATIONAL, INC., a Connecticut corporation, and GERBER COBURN OPTICAL, INC., a Delaware corporation (collectively, the "Borrowers"), and GERBER VENTURE CAPITAL CORP., a Delaware corporation, GERBER COBURN OPTICAL INTERNATIONAL, INC., a Delaware corporation, ULTRAMARK ADHESIVE PRODUCTS LTD, a corporation organized under the laws of the United Kingdom, SPANDEX LIMITED, a corporation organized under the laws of the United Kingdom, SPANDEX BENELUX BV, a corporation organized under the laws of The Netherlands, ND GRAPHIC PRODUCTS LTD, a corporation organized under the laws of the Province of Ontario, ND GRAPHICS (QUEBEC) LTD, a corporation organized under the laws of the Province of Quebec, H. BRUNNER GMBH, a German corporation, and GERBER SCIENTIFIC UK LTD., a corporation organized under the laws of the United Kingdom, and EACH OF THE PERSONS (except those that are organized under the laws of a jurisdiction other than that of a state of the United States) LISTED ON SCHEDULE 5.13, as Guarantors, THE LENDERS FROM TIME TO TIME PARTY HERETO, FLEET NATIONAL BANK, as Issuing Bank, and FLEET CAPITAL CORPORATION, as Administrative Agent and Collateral Agent.

The parties hereto agree as follows:

ARTICLE 1

Definitions

        1.1    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"Accounts Receivable/Loan Reconciliation Report" means a certificate signed by a Designated Financial Officer in substantially the form of Exhibit B-2 hereto.

"Additional Mortgage" has the meaning assigned to such term in Section 7.13(a).

"Additional Mortgaged Property" means any Real Property Asset that is now owned or leased, or hereinafter acquired, by the Credit Parties, which the Agent determines to be a Material Owned Property and on which the Agent determines to acquire a Mortgage following the Closing Date.

"Adjusted Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Agent.

"Advance Request" means a written request signed by a Designated Financial Officer for a Borrowing in U.S. Dollars, Pounds Sterling or Euros in accordance with subsection 2.1(b), in substantially the form of Exhibit B-4 annexed hereto.

"Affiliate" means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified.

"Agent" means Fleet Capital Corporation in its capacities as administrative agent and collateral agent for the Lenders hereunder, and each other Person appointed as the successor administrative agent and collateral agent in accordance with the terms hereof.

"Agent's Fee" has the meaning assigned to such term in Section 2.8.

"Applicable Credit Parties" means Gerber Scientific International, Inc., Gerber Coburn Optical, Inc, Ultramark Adhesive Products Ltd., Spandex Limited, Spandex Benelux BV, H. Brunner GmbH, ND Graphics (Quebec) Ltd., and ND Graphic Products Ltd.

"Applicable Margin" and "Applicable Unused Fee Rate" means, for any Type of Loans and for Letters of Credit (a) for the Initial Payment Period (as defined below) the following percentages per annum:

Applicable Margin (% per annum)			Applicable Unused Fee Rate (% per annum)
Base Rate Loans	Eurocurrency Rate Loans	Letters of Credit
1.25%	2.75%	2.75%	0.50%

and (b) for any Payment Period (as defined below) other than the Initial Payment Period, the respective rates indicated below for Loans of such Type and for Letters of Credit opposite the applicable Total Funded Debt to EBITDA Ratio indicated below (or as provided in the final paragraph of this definition, for part of a Payment Period):

Level	Total Funded Debt to EBITDA Ratio	Applicable Margin (% per annum)		Applicable Unused Fee Rate (% per annum)
		Base Rate Loans	Eurocur-rency Rate Loans and Letters of Credit
I	Greater than 3.00 to 1.00	1.50%	3.00%	0.50%
II	Greater than 2.25 to 1.00 but less than or equal to 3.00 to 1.00	1.25%	2.75%	0.50%
III	Greater than 1.50 to 1.00 but less than or equal to 2.25 to 1.00	1.00%	2.50%	0.50%
IV	Less than or equal to 1.50 to 1.00	0.75%	2.25%	0.375%

For purposes hereof, (A) a "Payment Period" means (i) initially, the period commencing on the Closing Date to and including the fifth Business Day after the date of delivery of the financial statements required by subsection 7.1(c) and the Compliance Certificate required by subsection 7.1(d) for the fiscal period of the Credit Parties ended October 31, 2003 (the "Initial Payment Period"), and (ii) thereafter, the period commencing on the day immediately succeeding the last day of the prior Payment Period to but not including the fifth Business Day after the earlier of (x) the due date of the next Compliance Certificate required to be delivered by the Borrowers to the Agent pursuant to subsection 7.1(d) concurrently with the delivery by the Borrowers of the financial statements required by subsection 7.1(c), or (y) the date of the actual receipt by the Agent of such Compliance Certificate, and (B) in determining the Total Funded Debt to EBITDA Ratio as of the end of any fiscal quarter, the Total Funded Debt shall be the average of the amounts of Total Funded Debt as at the end of each of the three months of such fiscal quarter. Subject to and in accordance with the final paragraph of this definition, the Applicable Margin and Applicable Unused Fee Rate shall be effective for each Payment Period (or in the circumstances described in the final paragraph of this definition, such portion of a Payment Period).

The Applicable Margin and Applicable Unused Fee Rate for any Payment Period except the Initial Payment Period shall be determined on the basis of the Compliance Certificate required to be delivered to the Agent pursuant to subsection 7.1(d) concurrently with the delivery by the Borrowers of the corresponding financial statements required by subsection 7.1(c), setting forth, among other things, a calculation of the Total Funded Debt to EBITDA Ratio as at the last day of the fiscal quarter immediately preceding such Payment Period.

Anything in this Agreement to the contrary notwithstanding, the Applicable Margin and Applicable Unused Fee Rate shall be the rates listed for Level I above if the Compliance Certificate required to be delivered by subsection 7.1(d) and the financial statements required by subsection 7.1(c), respectively, shall not be delivered within five Business Days after the same shall be due (but only with respect to the portion of such Payment Period prior to the delivery of such certificate).

"Applicable Percentage" means, when referenced with respect to any Lender, the percentage of the total Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment (or, if all Revolving Credit Commitments have been terminated, the percentage of the total Loans of all Lenders hereunder represented by the aggregate amount of such Lender's Loans hereunder).

"Applicable Recipient" has the meaning assigned to such term in Section 2.6(d).

"Approved Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4), and accepted by the Agent, in the form of Exhibit H annexed hereto or any other form approved by the Agent which complies with the provisions of Section 11.4.

"Available Funds" means all deposits in the Controlled Accounts which have been made by 2:00 p.m., Connecticut time, on a Business Day, or such later time as the Agent and the Cash Management Bank shall have expressly consented to.

"Base Rate" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Bond" has the meaning assigned to such term in Section 10.12.

"Borrower" means (a) each of Gerber Scientific, Inc., Gerber Scientific International, Inc., and Gerber Coburn Optical, Inc., individually, and (b) all of Gerber Scientific, Inc., Gerber Scientific International, Inc., and Gerber Coburn Optical, Inc., collectively, as joint and several Borrowers.

"Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

"Borrowing Base" means, at the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base and Collateral Update Certificate delivered to the Agent and the Lenders pursuant to Section 2.1(b) which is equal to the sum of:

(a) Up to 85% of Eligible Accounts of Gerber Scientific International, Inc.; plus

(b) Up to 80% of Eligible Accounts of other Applicable Credit Parties (net of the amount of any Preferential Indebtedness and subject to the limitation in clause (c) of this definition with respect to the maximum amount that may be included in the Borrowing Base with respect to the accounts receivable and inventory of Applicable Credit Parties organized outside of the United States or which is located outside of the United States); plus

(c) Up to 85% of the net orderly liquidation value of each category of inventory owned by the Applicable Credit Parties that is Eligible Inventory, as determined by the Agent in its reasonable business judgment, provided that (i) inventory located in the United Kingdom or owned by an entity organized in the United Kingdom will not be included in the Borrowing Base, (ii) not more than $15,000,000 will be included in the Borrowing Base with respect to inventory located in the United States, (iii) not more than $5,000,000 will be included in the Borrowing Base with respect to inventory located outside of the United States, (iv) not more than $18,000,000 will be included in the Borrowing Base with respect to inventory and accounts receivable of Applicable Credit Parties organized outside of the United States or which is located outside of the United States, (v) the Borrowing Base with respect to accounts receivable and inventory owned by any Applicable Credit Party organized outside of the United States will not exceed the maximum dollar amount of such Applicable Credit Party's respective Guaranty of the principal of the Loans, (vi) not more than $1,250,000 in the aggregate will be included in the Borrowing Base with respect to inventory located in Germany and accounts receivable of Applicable Credit Parties organized in Germany (net of Reserves with respect to such accounts receivable and inventory), (vii) not more than $2,500,000 in the aggregate will be included in the Borrowing Base with respect to inventory located in The Netherlands and accounts receivable of Applicable Credit Parties organized in The Netherlands (net of Reserves with respect to such accounts receivable and inventory), (viii) not more than $2,000,000 in the aggregate will be included in the Borrowing Base with respect to (A) demo equipment of the Borrowers (other than the Parent) that is not classified as "PP&E" on the books of the applicable Borrower as of the end of the fiscal quarter ended most recently prior to the date that the Borrowing Base is being determined, (B) work-in-process, and (C) spare parts, and (ix) no accounts receivable of Ultramark Adhesive Products Ltd. will be included in the Borrowing Base unless and until all of Ultramark Adhesive Products Ltd.'s account debtors and other obligors have been directed to make all payments on accounts receivable of Ultramark Adhesive Products Ltd. directly to a Controlled Account and Ultramark Adhesive Products Ltd. has closed its account at HSBC Bank as and when required pursuant to Section 4.3; plus

(d)  Up to 70% of the orderly liquidation value, as determined by the Agent in its reasonable business judgment, of demo equipment of the Borrowers (other than the Parent) classified as "PP&E" on the books of the applicable Borrower as of the end of the fiscal quarter ended most recently prior to the date that the Borrowing Base is being determined; plus

(e)  Up to 85% of the net orderly liquidation value, as determined by the Agent in its reasonable business judgment, of Third Party Inventory of the Borrowers, provided that not more than $250,000 will be included in the Borrowing Base with respect to Third Party Inventory; plus

(f) 100% of any cash held as Collateral in a form and in an account acceptable to the Agent in its reasonable business judgment; minus

(g) Reserves.

In determining the Borrowing Base and Collateral Update Certificate from time to time, the Agent may in its discretion, but shall not be required to, rely upon reports or analyses generated by the Credit Parties (including, without limitation, Borrowing Base and Collateral Update Certificates) and reports or analyses generated by or on behalf of the Agent or any Lender. Amounts of the Borrowing Base that are based upon the amount of assets that are valued or denominated in Euros, Canadian Dollars or Pounds Sterling shall be revalued at the end of each month based upon the Dollar Equivalent of the respective amounts of Euros, Canadian Dollars and Pounds Sterling at the end of each month. Notwithstanding anything to the contrary set forth herein, the Agent may from time to time, in its discretion exercised in accordance with its reasonable business judgment, upon three (3) days' prior notice to the Borrowers setting forth the reason therefor, (x) reduce (or, to the extent reduced, increase up to the amount of such reduction) the lending formula with respect to Eligible Accounts or any portion thereof to the extent that the Agent determines that: (i) the dilution with respect of the accounts receivable for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of account debtors or other obligors of the Applicable Credit Parties has declined or (y) reduce (or, to the extent reduced, increase up to the amount of such reduction) the lending formulas with respect to Eligible Inventory or any portion thereof to the extent that the Agent determines that: (i) the number of days of the turnover of the inventory of the Applicable Credit Parties for any period has changed in any material adverse respect, (ii) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (iii) the nature and quality of the inventory of the Applicable Credit Parties has deteriorated in any material respect or the mix of such inventory has changed materially. In determining whether to reduce the lending formulas, the Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing the Reserves.

"Borrowing Base and Collateral Update Certificate" means a certificate signed by a Designated Financial Officer certifying the amount of the Borrowing Base and Collateral as of the date set forth therein, in substantially the form of Exhibit B-1 hereto.

"Bristol Cash Collateral Account" means a cash collateral account for the benefit of the landlord of the Leasehold Property in Bristol, United Kingdom in an amount not to exceed 250,000 Pounds Sterling.

"Business Day" means any day other than a Saturday or a Sunday on which banking institutions in New York, New York are open for the transaction of banking business and (a) with respect to Eurocurrency Rate Loans denominated in U.S. Dollars, which is also a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its reasonable business judgment, and (b) with respect to Eurocurrency Rate Loans denominated in Pounds Sterling or Euros, which is also a day on which (i) deposits, dealings and exchanges in U.S. Dollars and in Pounds Sterling or Euros, as the case may be, are carried on in the London interbank market and a day upon which such clearing system as is determined by the Agent to be suitable for clearing or settlement of Pounds Sterling or Euros, as the case may be, is open for business) and (ii) Pound Sterling or Euro settlements of such dealings may be effected in New York, New York and London, England.

"Calculation Date" has the meaning assigned to such term in the definition of Cash Prepayment Threshold Amount herein.

"California Leased Facility" means the facility in California that is leased by the Credit Parties on the Closing Date.

"Canada Preferential Indebtedness" means, at any time, with respect to ND Graphic Products Ltd., ND Graphics (Quebec), Ltd. and any other Credit Party organized in Canada, the amount past due and owing by any such Person, or the accrued amount for which any such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of pension fund obligations; unemployment insurance; goods and services taxes; sales taxes; employee income taxes and other taxes payable or to be remitted or withheld; workers' compensation; vacation pay; and other like charges and demands, in each case, in respect of which any Governmental Authority or other Person may claim a security interest or other claim ranking or capable of ranking in priority to one or more of the Liens granted in the Collateral Documents.

"Canada Security" means, collectively, (a) the guarantees executed by ND Graphic Products Ltd. and ND Graphics (Quebec) Ltd. in favor of the Agent and the Lenders, (b) the general security agreements executed by ND Graphic Products Ltd. and ND Graphics (Quebec) Ltd. in favor of the Agent for the benefit of the Lenders, in each case in form and substance acceptable to the Agent, and (c) any other security granted to the Agent or the Lenders as security for the obligations of ND Graphic Products Ltd. or ND Graphics (Quebec) Ltd. under their guarantees and the other Loan Documents.

"Canadian Dollars" refers to lawful money of Canada.

"Canadian Permitted Change" means an amendment of either of the Master Assignment Agreements described in the definition of Canadian Vendor Program Arrangement, which amendment does not include or result in, directly or indirectly, (a) any provision for liability of the Credit Parties and/or their Subsidiaries which is currently contingent liability to become primary, direct or absolute liability, except upon the terms and conditions set forth in such agreements described in the definition of Canadian Vendor Program Arrangement, as in effect on the Closing Date, (b) any material increase in the fees or other amounts directly or indirectly payable by the Credit Parties pursuant to or in connection with the Canadian Vendor Program Arrangement, (c) the granting of any Lien to secure any of the liabilities of the Credit Parties under the Canadian Vendor Program Arrangement, except for those in effect on the Closing Date pursuant to the agreements described in the definition of Canadian Vendor Program Arrangement herein, or (d) any change that could reasonably be expected to result in a Material Adverse Effect.

"Canadian Program Default" means any event or circumstance that constitutes an event of default under either of the agreements described in clauses (a) and (b) of the definition of Canadian Vendor Program Arrangement herein.

"Canadian Vendor Program Arrangement" means the arrangements and transactions pertaining to loan and lease financing for purchasers of equipment manufactured by the Credit Parties described in (a) the Master Assignment Agreement among MTC Leasing Inc., Spandex Canada Inc., ND Graphics Products Ltd. and ND Graphics (Quebec) Ltd. dated October 22, 1998, and (b) the Master Assignment Agreement among ND Graphic Products Ltd., 928395 Ontario Inc., and GE Capital Canada Inc. (as assignee of Heller Financial Canada, Ltd., which was the assignee of Dana Commercial Credit Canada Inc.) dated August 30, 1996, each as in effect on the Closing Date and as thereafter amended by Canadian Permitted Changes or with the consent of the Agent.

"Capital Expenditures" means, for any period, the sum for the Credit Parties and their Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding the foregoing, in the event that the Parent's existing sale leaseback transactions with respect to any real estate are required hereafter to be reclassified from operating leases to capital leases (or such reclassification is otherwise advisable), the obligations relating thereto shall, solely for the purpose of calculating Total Liabilities, the Total Liabilities to Tangible Capital Base Ratio, the Fixed Charge Coverage Ratio and the Total Funded Debt to EBITDA Ratio, remain operating lease obligations.

"Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and (c) any and all warrants, rights or options to purchase any of the foregoing.

"Cash Equivalents" means:

(i) readily marketable direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof (and, solely for the purposes of Section 8.13(b)(i)(C), having, at such date of acquisition, a credit rating of at least A-1 from S&P or at least P-1 from Moody's);

(iii) bankers' acceptances, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any member of the EMU (and, solely for the purposes of Section 8.13(b)(i)(C), which bank or trust company has capital, surplus and undivided profits aggregating in excess of U.S.$50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated at least A-1 by S&P or at least P-1 by Moody's);

(iv) money market mutual funds (including money market funds or money market mutual funds for which the Securities Intermediary in its individual capacity or any of its Affiliates is investment manager or advisor or from which the Securities Intermediary in its individual capacity or any of its Affiliates charges or collects fees and expenses for services rendered) registered under the U.S. Investment Company Act of 1940, as amended (and, solely for the purposes of Section 8.13(b)(i)(C), having a rating in the highest investment category by S&P and Moody's); and

(v) repurchase agreements (which, solely for the purposes of Section 8.13(b)(i)(C), shall be fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above).

"Cash Management Bank" means Fleet National Bank.

"Cash Prepayment Threshold Amount" means, as of the Closing Date and until there is any adjustment thereof pursuant to the second sentence of this definition, $12,500,000. On June 15, 2004, and on the fifteenth day of each June thereafter (each, a "Calculation Date"), if the average amount of cash and Cash Equivalents of the Applicable Credit Parties and their Subsidiaries (other than Domestic Subsidiaries) in the aggregate as of the last calendar day of each month during the preceding fiscal year was less than the then existing Cash Prepayment Threshold Amount (as determined pursuant to this definition) as of the Calculation Date, then the Cash Prepayment Threshold Amount shall be reduced as of such Calculation Date to an amount equal to the sum of (A) such average amount over the last calendar day of each month during such preceding fiscal year, plus (B) $3,000,000 (but the Cash Prepayment Threshold Amount will never be increased over the then existing Cash Prepayment Threshold Amount, even if such twelve month average during the preceding fiscal year is an amount that is greater than the then existing Cash Prepayment Threshold Amount).

"Casualty Event" means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

"Change in Law" means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change after the Closing Date in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of subsection 2.10(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law), other than a request or directive to comply with any law, rule or regulation in effect on the Closing Date, of any Governmental Authority made or issued after the Closing Date.

"Change of Control" means (a) any event, transaction or occurrence as a result of which a majority of the seats on the board of directors of the Parent shall be occupied by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or (b) the failure of the Parent to own, directly or indirectly through one or more Subsidiaries, 100% (or with respect to Credit Parties organized outside of the United States in a country which requires there to be at least two shareholders, 99%) of the outstanding Capital Stock of each of the other Credit Parties; or (c) any Person or group of Persons (as determined in accordance with Section 13 and 14 of the Securities Exchange Act of 1934) shall be the beneficial owners (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of 25% or more of the Total Voting Power of the Capital Stock of the Parent; or (d) the chief executive officer or chief financial officer of the Parent shall for any reason cease to serve in such Person's capacity as such and the Parent shall fail within one hundred twenty (120) days of the date that such Person ceases to serve in such capacity to retain a replacement for such Person who is reasonably acceptable to the Agent.

"Closing Date" means the date during which the Effective Time shall occur.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" means, collectively, all of the Property in which Liens are purported to be granted hereunder and under the other Loan Documents as security for the Obligations of the Credit Parties hereunder.

"Collateral Document" means any Patent Agreement, any Trademark Agreement, any Pledge Agreement, any Mortgage, any Copyright Mortgage, any Lock Box Agreement, any Control Agreement, Canada Security, Germany Security, Netherlands Security, UK Security and all other instruments and documents, including without limitation any Uniform Commercial Code financing statements and the like, required to be executed or delivered pursuant to this Agreement or any Collateral Document.

"Commitments" means (a) for all Lenders, the aggregate Revolving Credit Commitments of all Lenders to make Loans to the Borrowers, to purchase a risk participation from the Fronting Lender in Multicurrency Loans made to the Borrowers by the Fronting Lender, and to participate in the issuance, extension and renewal of Letters of Credit for the account of the Borrowers, as the same may be reduced from time to time or terminated, and (b) for each Lender the amount of such Lender's Revolving Credit Commitment with respect to the foregoing.

"Compliance Certificate" means a certificate signed by a Designated Financial Officer, in substantially the form of Exhibit D annexed hereto, (a) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with Section 8.10, and (c) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. A Person who owns or holds Capital Stock, beneficial interests or other securities representing five percent (5%) or more of the Total Voting Power of another Person shall be deemed, for purposes of this Agreement, to "control" such other Person.

"Control Agreement" means with respect to any Controlled Account, a control agreement in form and substance reasonably satisfactory to the Agent, except that, with respect to the Netherlands and Germany, "Control Agreement" shall mean a waiver agreement in form and substance reasonably satisfactory to the Agent.

"Controlled Account " means an account subject to a Control Agreement.

"Copyright Mortgage" means any Memorandum of Grant of Security Interest in Copyrights, made by the applicable Credit Party in favor of the Agent and in substantially the form of Exhibit E-1.

"Copyright Office " has the meaning assigned to such term in Section 4.8.

"Copyrights" means all copyrights, whether statutory or common law, owned by or assigned to the Credit Parties, and all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use copyrights owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 5.5 hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

"Credit Parties" means the Borrowers and the Guarantors, including, from and after such time as any acquired or newly created Subsidiary of the Borrowers organized under the laws of a state of the United States shall become a Subsidiary Guarantor of the Obligations of the Borrowers hereunder, each such Subsidiary Guarantor.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Delinquent Lender" has the meaning assigned to such term in Section 10.10.

"Designated Financial Officer" means an individual holding one or more of the following offices with a Borrower or other Credit Party or otherwise having executive responsibilities for financial matters and listed in Schedule 1.5 hereto: chief financial officer or controller.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.6.

"Disposition" means any transaction or series of related transactions pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any inventory or demo equipment sold or disposed of in the ordinary course of business and on ordinary business terms, and (ii) any Collateral pursuant to an exercise of remedies by the Agent hereunder or under any other Loan Document or by the holder of a Permitted Lien (with respect to a disposition of the asset that is the subject of such Permitted Lien).

"Dollar Equivalent" means, on any particular date, with respect to any amount denominated in U.S. Dollars, such amount in U.S. Dollars, and with respect to any amount denominated in Pounds Sterling, Canadian Dollars or Euros, the amount (as conclusively ascertained by the Agent absent manifest error) of U.S. Dollars which could be purchased by the Agent (in accordance with its normal banking practices) in the London or United States foreign currency exchange markets with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

"Domestic Guarantors" means each direct or indirect Domestic Subsidiary of the Parent or any Borrower.

"Domestic Subsidiary" means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of a state of the United States.

"EBITDA" means, for any period with respect to any Person, (a) the net income of such Person (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus (b) to the extent deducted in calculating net income, without duplication, (i) income taxes accrued by such Person during such period, (ii) Interest Expense of such Person during such period, (iii) depreciation and amortization, (iv) non-cash extraordinary or unusual losses of such Person during such period, (v) non-cash losses recognized in respect of any foreign currency transaction adjustments as a result of the application of FASB No. 52, and (vi) non-cash losses of such Person from any Casualty Event, Disposition or discontinued operation during such period, minus (c) to the extent such items were added in calculating net income (i) non-cash extraordinary or unusual gains of such Person during such period, (ii) gains of such Person from any Casualty Event, Disposition or discontinued operation during such period, (iii) non-cash extraordinary or unusual losses of such Person which were deducted from EBITDA pursuant to clause (b)(iv) of this definition during any prior period, to the extent that they are paid in cash during the current period, and (iv) non-cash gains recognized in respect of any foreign currency transaction adjustments as a result of the application of FASB No. 52.

"Effective Time" means the time specified in a written notice from the Agent when the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 11.2).

"Electronic Communications" has the meaning assigned to such term in Section 10.11.

"Eligible Accounts" means (a) the aggregate face amount of the accounts receivable outstanding and owed to any of the Applicable Credit Parties as determined in accordance with GAAP consistently applied and as entered on the books and records of the Applicable Credit Parties in the ordinary course of the business operations of the Applicable Credit Parties, minus (b) without duplication, the aggregate amount of any returns, discounts, claims, credits, debit memoranda, customer deposits, chargebacks, contra accounts (except for the Permitted Contra Accounts), allowances or excise taxes of any nature (whether issued, owing, granted or outstanding), and which satisfy each of the requirements set forth below:

(i) the subject goods have been sold and/or services have been rendered on an absolute sale basis and on an open account basis to an account debtor which is not (A) a Governmental Authority or other Person such that the Assignment of Claims Act (or other similar legal or regulatory requirement) would apply to the pledge of receivables of such account debtor, unless the Assignment of Claims Act (or such other similar legal or regulatory requirement) has been complied with to the satisfaction of the Agent, or (B) an Affiliate of any of the Credit Parties;

(ii) an invoice (in form and substance acceptable to the Agent) has been sent to the applicable account debtor and bears an invoice date contemporaneous with or later than the date of sale of such goods or rendering of such service;

(iii) the account receivable does not arise from a sale to the account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-assignment, sale-on-appraisal, consignment or any other repurchase or return basis;

(iv) the account is not evidenced by chattel paper or an instrument of any kind, and has not been reduced to judgment;

(v) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind;

(vi) the account debtor is credit worthy and not experiencing financial difficulties that could affect the collectability of the account;

(vii) (x) with respect to accounts receivable of the Applicable Credit Parties that are organized in the United States, the account debtor is an entity organized under the laws of one of the United States, whose main office is also located within the United States, or, if the account debtor is not such an entity organized and located within the United States, the account receivable is supported by a letter of credit issued or confirmed by a bank acceptable to the Agent or by other credit enhancements, in each case in form and substance satisfactory to the Agent as to which letter of credit or other credit enhancement the Agent has a security interest perfected by control;

(y) with respect to accounts receivable of any Applicable Credit Party that is organized outside of the United States, the account debtor is an entity organized under the laws of the country in which such Applicable Credit Party is organized, whose main office is also located within such country, or, if the account debtor is not such an entity organized and located within such country, the account is supported by a letter of credit issued or confirmed by a bank acceptable to the Agent or by other credit enhancements, in each case in form and substance satisfactory to the Agent, as to which letter of credit or other credit enhancement the Agent has a security interest perfected by control, provided that accounts receivable existing on the Closing Date or arising within thirty (30) days after the Closing Date which are not Eligible Accounts pursuant to clause (x) or (y) of this clause (vii) solely because, although they are supported by a letter of credit required by clause (x) or (y) of this clause (vii), the Agent does not hold a security interest in such letter of credit perfected by control, will not fail to be Eligible Accounts solely due to this clause (vii) if the Borrowers deposit to a Controlled Account within one Business Day of each drawing on any such letter of credit the proceeds from such letter of credit;

(viii) the account receivable is a valid and legally enforceable obligation of the account debtor thereunder, it is not subject to recoupment, offset (other than discount for prompt payment) or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder, except that the Permitted Contra Accounts shall not be excluded as Eligible Accounts solely due to a possible right of offset of the account debtor that has not yet been asserted;

(ix) the account receivable is not subject to any Lien of any kind except for the Lien of the Agent securing the obligations of the Credit Parties under this Agreement and other Permitted Liens;

(x) the account receivable has not remained outstanding in whole or in part for more than (A) ninety (90) days after the invoice date or (B) sixty (60) days after the due date, whichever comes first;

(xi) the account receivable does not arise out of a transaction (direct or indirect) with an employee, officer, agent, director or stockholder of any Credit Party;

(xii) the account receivable is not owing from an account debtor as to which fifty percent (50%) or more of the Dollar Equivalent of all accounts receivable are deemed ineligible under clause (x) above;

(xiii) the Dollar Equivalent of the total unpaid accounts receivable owing from such account debtor do not exceed twenty percent (20%) of the Dollar Equivalent of all Eligible Accounts;

(xiv) the account receivable constitutes Collateral in which the Agent has a First Priority Lien securing the Obligations of the Credit Parties under this Agreement;

(xv) the Applicable Credit Party that owns such account receivable has not made an agreement with the account debtor to extend the time of payment of the subject account receivable;

(xvi) the account debtor is not located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law must file a "Business Activity Report" (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); provided, that accounts receivable which would be Eligible Accounts but for the terms of this clause (xvi) shall nonetheless be deemed to be Eligible Accounts if the Applicable Credit Party that owns such account receivable has filed a "Business Activity Report" (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the account receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current "Business Activity Report" (or other applicable report); and

(xvii) the account receivable is denominated in U.S. Dollars or the currency of the country in which the account receivable was generated (which, if not the United States, shall be either the United Kingdom, Canada, The Netherlands, or Germany);

provided, however, that (A) the Agent may in its discretion (such discretion to be exercised in its reasonable business judgment) exclude particular accounts from the definition of Eligible Accounts and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any account to be deemed to be an Eligible Account hereunder, and (B) an account deemed to be an Eligible Account at any one point in time may be excluded by the Agent in its discretion (such discretion to be exercised in its reasonable business judgment) at a future point in time.

Notwithstanding the above requirements, the Agent shall, subject to the immediately preceding paragraph, in its discretion (such discretion to be exercised in its reasonable business judgment), treat as Eligible Accounts (1) up to $500,000 in accounts receivable of Gerber Scientific International, Inc. which are owed by account debtors located outside of the United States and Canada and which are not supported by letters of credit but which are less than or equal to 60 days from their due date and less than or equal to 90 days from their invoice date, (2) up to $500,000 in accounts receivable of Gerber Scientific International, Inc. which are more than 60 days, but less than or equal to 90 days, from their due date and are not more than 120 days from their invoice date; and (3) up to $250,000 in accounts receivable which are less than or equal to 60 days from their due date and less than or equal to 90 days from invoice date, and which are owed to Gerber Coburn Optical, Inc. by account debtors located in Puerto Rico;

"Eligible Inventory" means inventory of the Applicable Credit Parties recorded on the books and records of the Applicable Credit Parties in the ordinary course of the business operations of the Applicable Credit Parties valued on a first-in first-out basis at the lower of (a) the fair market value of such inventory, or (b) the standard cost basis, each determined in accordance with GAAP, which inventory satisfies each of the following requirements:

(i) it is in good and merchantable condition or, as respects work in process, is incorporated in customer products being produced or provided by the Applicable Credit Parties;

(ii) it meets all standards imposed by any Governmental Authority having regulatory authority over such goods and/or their use, manufacture and/or sale;

(iii) it has been physically received in the country in which the owner thereof has its principal office by an Applicable Credit Party, is not in transit (except with respect to demo equipment which is in transit to or from trade shows), and is located at (A) a facility owned by an Applicable Credit Party, (B) a facility leased by an Applicable Credit Party (x) as to which the landlord of such facility shall have entered into a Landlord's Waiver and Consent, or (y) which is located in The Netherlands or Canada, (C) a facility that is the subject of a warehousing agreement in form and substance reasonably satisfactory to the Agent, or (D) other locations (including without limitation facilities which are leased by Applicable Credit Parties as to which no Landlord's Waiver and Consent has been entered into), provided that:

(1) the amount of inventory other than Third Party Inventory that may be Eligible Inventory under clause (D) of this clause (iii) will not at any time exceed (a) $200,000 at any one location other than the Miami Leased Facility and the California Leased Facility or $400,000 in the aggregate for all locations other than the Miami Leased Facility and the California Leased Facility, subject to the maintenance of Reserves with respect thereto, (b) $750,000 at the Miami Leased Facility or (c) $250,000 at the California Leased Facility, it being understood that the Agent anticipates, without limiting the generality of the Agent's reasonable discretion with respect to the maintenance of additional Reserves, that, if the amount of inventory that is Eligible Inventory under clause (D) exceeds (x) $100,000 for any one location other than the Miami Leased Facility and the California Leased Facility or $200,000 in the aggregate for all locations other than the Miami Leased Facility and the California Leased Facility, (y) $100,000 with respect to the Miami Leased Facility, or (z) $175,000 with respect to the California Leased Facility, the Reserves will include an amount equal to the amount of rent, fees and equivalent amounts that are payable by the Credit Parties for a period of 90 days with respect to such location or locations,

(2) it is understood that the Agent anticipates, without limiting the generality of the Agent's reasonable discretion with respect to the maintenance of additional Reserves, that the Reserves will also include, until the delivery of a Landlord's Waiver and Consent with respect to any leased facility in Canada or The Netherlands, an amount with respect to each such leased facility in Canada and The Netherlands equal to the amount of rent, fees and equivalent amounts that are payable by the Credit Parties for a period of 90 days;

(iv) it is currently held for sale and saleable in the normal course of the business operations of, or, as respects raw materials and work in process, is incorporated or is being held to be incorporated in customer products being produced or provided by, an Applicable Credit Party;

(v) it does not constitute excess, obsolete, unsaleable, shopworn, seconds (other than demo equipment and loaner equipment not classified as "PP&E" on the books of the Applicable Credit Party), damaged, returned, used or unfit inventory;

(vi) it is not subject to sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis;

(vii) it is not subject to any Lien of any kind except for the Lien of the Agent securing Obligations under this Agreement and other Permitted Liens;

(viii) it has not been sold to any Person; and

(ix) it constitutes Collateral in which the Agent has a First Priority Lien securing the Obligations;

provided, however, that, without duplication with respect to any inventory excluded pursuant to the preceding clauses or other clauses below, (A) the aggregate amount of Eligible Inventory shall be computed net of such reserves as the Agent shall in its reasonable business judgment deem appropriate for (1) inventory which is of a type or kind as to which none has been sold by the Credit Parties during the preceding twelve months, and (2) the amount by which the Eligible Inventory exceeds the amount of inventory sold by the Grantors and other Applicable Credit Parties during the preceding twenty-four months, (B) the Agent may in its discretion (such discretion to be exercised in its reasonable business judgment) exclude particular items of inventory from the definition of Eligible Inventory and may impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any item of inventory to be deemed to be Eligible Inventory hereunder, and (C) inventory deemed to be Eligible Inventory at any one point in time may be excluded by the Agent in its discretion at a future point in time (such discretion to be exercised in its reasonable business judgment).

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Credit Party or any predecessor in interest; (ii) from any property or business adjoining any asset, property or business owned or operated by any Credit Party; or (iii) onto any facilities which received Hazardous Materials generated by any Credit Party or any predecessor in interest.

"Environmental Laws" means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including without limitation, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act and all local, state and federal laws and regulations now or hereafter in effect and applicable relating to the presence, abatement, removal, disposal, transportation or treatment of materials containing asbestos.

"Environmental Liability" means any liability, contingent or otherwise (including, without limitation, any liability for damages, losses, punitive damages, consequential damages, treble damages, costs and expense of environmental remediation, fines, penalties, sanctions, indemnities or interest incurred as a result of any claim or demand by any Governmental Authority or any third party), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the spill, leaking, pumping, pouring, discharging, injecting, disposing, dumping, escaping, release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance or sale of, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person, and any securities convertible into any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, and regulations thereunder. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any of the Credit Parties, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term "ERISA Affiliate" means any trade or business that, together with any of the Credit Parties, is treated as a single employer within the meaning of Section 4001(b) of ERISA.

"ERISA Event" means (a) a "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, or (f) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Euro" or "e" means the euro referred to in the Council Regulation (EC) No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

"Eurocurrency" means U.S. Dollars, Pounds Sterling or Euros.

"Eurocurrency Interbank Market" means any lawful recognized market in which deposits of U.S. Dollars, Pounds Sterling and Euros are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations or eurocurrency funding operations are customarily conducted.

"Eurocurrency Lending Office" means, initially, the office of each Lender designated as such in Schedule 2.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurocurrency Rate Loans.

"Eurocurrency Rate" means (a) with respect to amounts denominated in Euros, the EURO LIBOR Rate, (b) with respect to amounts denominated in U.S. Dollars, the LIBOR Rate and (c) with respect to amounts denominated in Pounds Sterling, the Pounds Sterling LIBOR Rate.

"Eurocurrency Rate Loans" means Loans bearing interest calculated by reference to the Eurocurrency Rate.

"Eurocurrency Request" means a written request signed by a Designated Financial Officer for the conversion of Base Rate Loans denominated in U.S. Dollars into Eurocurrency Rate Loans or for the continuation of an existing Eurocurrency Rate Loan (whether denominated in U.S. Dollars, Euros, or Pounds Sterling) for an additional Interest Period in accordance with Section 2.2, in substantially the form of Exhibit B-3 annexed hereto.

"Eurocurrency Reserve Rate" means, for any day with respect to a Eurocurrency Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

"Euro Equivalent" means, on any particular date, with respect to any amount denominated in Euros, such amount in Euros, and with respect to any amount denominated in Pounds Sterling or Dollars, the amount (as conclusively ascertained by the Agent absent manifest error) of Euros which could be purchased by the Agent (in accordance with its normal banking practices) in the London or United States foreign currency exchange markets with such amount of Pounds Sterling or Dollars, as applicable, at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

"EURO LIBOR Rate" means, for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Euros, the rate of interest equal to (a) the rate determined by the Agent to be the rate at which Euro deposits for such Interest Period are offered based on information presented on Dow Jones Market Service Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Euro deposits in the Eurocurrency Interbank Market) as of 11:00 a.m. (Atlanta, Georgia time) on the second Business Day prior to the first day of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the Euro LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Euros for a period of time comparable to such Euro LIBOR Rate Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (Atlanta, Georgia time) on the second Business Day prior to the first day of such Interest Period as selected by the Agent. The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its Euro deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two (2) quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Euros to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time) on the second Business Day prior to the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be considered that Euro LIBOR Rate pursuant to a Eurocurrency Rate Loan denominated in Euros cannot be determined.

"Event of Default" has the meaning assigned to such term in Section 9.1.

"Excess Availability" means, as of any date of determination thereof, the difference between (a) the lesser of (i) the aggregate Revolving Credit Commitments at such time and (ii) the Borrowing Base at such time, and (b) the Revolving Credit Exposure at such time.

"Excess Cash Flow" means, with respect to the Borrowers and their Subsidiaries, for any period, (i) EBITDA of such Persons on a consolidated basis, plus (ii) extraordinary or non-recurring cash receipts to the extent paid in cash during such period and not included in EBITDA, plus (iii) cash charges in excess of $1,000,000 (in the aggregate) arising from or related to the SEC investigation of certain accounting practices of the Credit Parties and their Subsidiaries prior to the Closing Date that we incurred by the Credit Parties and their Subsidiaries during Fiscal Year 2004 and thereafter, plus (iv) reductions to working capital other than cash (i.e., the decrease, if any, in current assets (on a consolidated basis) less current liabilities (on a consolidated basis) from the beginning to the end of such period), less (v) the amount of any cash income and franchise taxes payable by such Persons with respect to such period, less (vi) all scheduled or mandatory payments on Indebtedness (other than payments made on the basis of Excess Cash Flow) permitted hereunder whether principal, interest, fees or otherwise, during such period, less (vii) the cash portion of Capital Expenditures made by such Persons during such period to the extent permitted to be made under this Agreement, less (viii) extraordinary or non-recurring expenses and losses to the extent paid in cash during such period and not included in EBITDA, less (ix) additions to working capital other than cash (i.e., the increase, if any, in current assets (on a consolidated basis) less current liabilities (on a consolidated basis) from the beginning to the end of such period), less (x) payments made by such Persons during such period for post employment benefits and contributions to pensions.

"Excluded Foreign Stock" means, with respect to any Grantor that owns capital stock of a Subsidiary, other than the Applicable Credit Parties, which is organized outside of the United States, the amount, if any, of the capital stock of such foreign Subsidiary (other than the Applicable Credit Parties) which results in the Collateral not including more than 65% of each class of the outstanding capital stock of each class of such foreign Subsidiary.

"Excluded Taxes" means, with respect to the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Applicable Credit Party is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.10(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.10(a).

"Existing Debt" means (i) Indebtedness of the Parent existing as of the Effective Time which is being repaid in full with the proceeds of the Loans made by the Lenders at the Effective Time and (ii) Indebtedness of the Credit Parties existing as of the Effective Time which is permitted to remain outstanding after the Effective Time under Section 8.1 and is listed on Schedule 8.1 hereto.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"First Priority" means, with respect to any Lien created or purported to be created in any Collateral hereunder or pursuant to any Collateral Document, that such Lien is the most senior Lien (other than Permitted Liens) to which such Collateral is subject.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on April 30 of each year.

"Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) (i) EBITDA of the Credit Parties and their Subsidiaries for such period minus (ii) the aggregate amount of all Non-Financed Capital Expenditures of the Credit Parties and their Subsidiaries during such period minus (iii) the aggregate amount accrued or paid, or required to be accrued or paid (without duplication), in cash in respect of the current portion of all income taxes for such period (but not less than zero) minus (iv) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid during such period to (b) the sum for the Credit Parties and their Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Interest Expense of the Credit Parties and their Subsidiaries for such period, (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid by the Credit Parties and their Subsidiaries during such period, and (iii) the amount of any cash payment required to be made by the Credit Parties and their Subsidiaries during the twelve (12) month-period following the period for which the Fixed Charge Coverage Ratio is being determined with respect to underfunded pension liability.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Office" means with respect to any Lender, an office of such Lender located outside of the United States of America.

"Fronted Loans" means that portion of the Revolving Loans which is funded by the Fronting Lender and has not been funded by another Lender.

"Fronting Lender" means, with respect to Multicurrency Loans, Fleet Capital Corporation as Fronting Lender and any other Person who replaces Fleet Capital Corporation as Fronting Lender pursuant to the provisions of Section 2.12(j) hereof, provided that, for purposes of this Agreement, in the event the Fronting Lender is also a Lender, such Person's funding requirements in its capacity as Fronting Lender shall not include its independent requirement in its individual capacity to fund as a Lender.

"Fronting Loan Event" means the occurrence at any time of any event or the existence at any time of any circumstance as a result of which it is illegal or would violate any law, order, regulation or policy (including without limitation any internal banking or other lending policy of the Fronting Lender) or would otherwise not be practicable for the Fronting Lender to hold the Fronted Loans.

"GAAP" means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as was in general use by significant segments of the accounting profession, that were applicable to the circumstances for any applicable fiscal year, provided that (a) in each case referred to in this definition of "GAAP" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied, and (b) when used in Section 8.10, whether directly or indirectly through reference to a capitalized term used therein, unless otherwise agreed by the Agent and the Parent, GAAP refers to such generally accepted accounting principles as were in effect for the fiscal year ended April 30, 2002.

"GECC Permitted Change" means an amendment of the Vendor Program Agreement described in the definition of GECC Vendor Program Arrangement, which amendment does not include or result in, directly or indirectly, (a) any increase in the upper limit of contingent liability of the Credit Parties to an amount above $85,000,000, (b) any provision for liability of the Credit Parties which is currently contingent liability to become primary, direct or absolute liability, except upon the terms and conditions set forth in such Vendor Program Agreement as in effect on the Closing Date, (c) any material increase in the fees or other amounts directly or indirectly payable by the Credit Parties pursuant to or in connection with the GECC Vendor Program Arrangement, (d) the granting of any Lien to secure any of the liabilities of the Credit Parties under the GECC Vendor Program Arrangement, or (e) any change that could reasonably be expected to result in a Material Adverse Effect, it being understood that the addition, as parties to such Vendor Program Agreement, of one or more Credit Parties which are not parties to such Vendor Program Agreement as of the Closing Date will not be deemed to be expected to result in a Material Adverse Effect.

"GECC Program Default" means any event or circumstance that constitutes an event of default under the Vendor Program Agreement referred to in the definition of GECC Vendor Program Arrangement.

"GECC Vendor Program Arrangement" means the arrangements and transaction pertaining to loan and lease financing for purchasers of equipment manufactured by the Borrowers and certain of their Domestic Subsidiaries described in the Vendor Program Agreement between the Borrowers, certain Domestic Subsidiaries of the Borrowers, and General Electric Capital Corporation dated August 17, 1992, as in effect on the Closing Date and as thereafter amended by GECC Permitted Changes or with the consent of the Agent, which arrangement includes, as of the Closing Date, an $85,000,000 upper limit on the amount of contingent liability permitted thereunder.

"German Free Capital Deficiency Notice" has the meaning assigned to such term in Section 6.2(c).

"German Preferential Indebtedness" means indebtedness of the Credit Parties organized under the laws of Germany which would, pursuant to the provision of any law relating to insolvency, be paid in priority or preference to other indebtedness in an insolvency, and which is of a type set forth in the German Insolvency Act ("Insolvenzordnung" or "InsO") dated 5 October 1994 (as amended by the Act for the Amendment of the Insolvency Act and other Acts dated 26 October 2001 and as further amended from time to time). For purposes of a general illustration, but without limitation, the German Insolvency Act distinguishes between various orders of priority, including the orders corresponding to (a) creditors with a right of separation ("Aussonderung"), (b) creditors with a lien against the insolvency estate ("Absonderung"), and (c) privileged creditors ("Masseglaubiger"). Creditors with a right of separation include, by way of example, suppliers who delivered goods subject to retention of title clauses or who are beneficiaries of a possessory lien; creditors with a lien against the insolvency estate are entitled to a preferred distribution of realization proceeds from assets regarding which such creditors have the benefit of a security transfer of title or a security assignment; the insolvency trustee is entitled to an administrative fee for evaluation and realization, which fee may be paid out in relation to the creditors having a lien over such assets; and privileged creditors ("Masseglaubiger") are creditors whose claims come into existence in the course of insolvency proceedings or are caused by the insolvency proceedings themselves. The German Insolvency Act also provides for a preference for claims based on the costs of the insolvency procedure (§ 54 InsO), claims arising due to actions of the insolvency trustee (§ 55 para. 1 InsO), and interest to which the secured creditors are entitled for the use of the secured assets (§ 169 InsO).

"Germany Security" means, collectively, (a) the guarantee agreement executed by H. Brunner GmbH in favor of the Agent and the Lenders, (b) the global security assignment agreement between H. Brunner GmbH and the Agent for the benefit of the Lenders, (c) the inventory security transfer agreement between H. Brunner GmbH, the Agent and Ableco Finance LLC, (d) the movable fixed assets security transfer agreement between H. Brunner GmbH, the Agent and Ableco Finance LLC, (e) the share pledge agreements to be executed by Spandex Limited and Gerber Scientific International, Inc. in favor of the Agent and the Lenders with respect to the shares of H. Brunner GmbH and Gerber Technology GmbH, (f) the account pledge agreement between H. Brunner GmbH, the Agent and the Lenders, in each case in form and substance acceptable to the Agent, and (g) any other security granted to the Agent or the Lenders as security for the obligations of H. Brunner GmbH in connection with the foregoing and the other Loan Documents.

"Governmental Authority" means the government of the United States of America or any state thereof, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Granting Lender" has the meaning assigned to such term in Section 11.4(l)

"Grantors" means the Parent, each of the Borrowers, and each of the direct and indirect Domestic Subsidiaries of the Parent and the Borrowers.

"Guarantee" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

"Guarantor" means (a) Gerber Venture Capital Corp., Gerber Coburn Optical International, Inc., Ultramark Adhesive Products Ltd., Spandex Limited, Spandex Benelux BV, ND Graphics (Quebec) Ltd., ND Graphic Products Ltd., Gerber Scientific Uk Ltd., H. Brunner GmbH, and Gerber Technology Venture Company, and (b) any other Person which is a guarantor hereunder as of the Effective Time or which becomes a guarantor hereunder after the Effective Time, including the Subsidiary Guarantors.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.

"Hazardous Materials Indemnity Agreement" means the Hazardous Materials Indemnity Agreement substantially in the form of Exhibit F annexed hereto, executed and delivered by the Credit Parties at the Effective Time, as such agreement may be amended, supplemented or otherwise modified from time to time.

"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

"Indebtedness" means, with respect to any Person, without duplication (and with respect to the collective Indebtedness of more than one Person, without duplication among such Persons), (a) all indebtedness and other obligations of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase or acquisition price of Property or services (other than trade payables which are incurred in the ordinary course of business) or other accounts payable (including accrued expenses and deferred taxes) incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capital Lease Obligations or Synthetic Leases of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (g) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person in respect of Hedging Agreements; (h) all Contingent Obligations; (i) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (j) Withdrawal Liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

"Indemnified Taxes" means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

"Intercompany Indebtedness" has the meaning assigned to such term in Section 11.9.

"Intercreditor Agreement" means the Intercreditor Agreement dated as of May 5, 2003 among the Credit Parties, the Tranche B Lenders, the Agent and the Lenders, as amended from time to time.

"Interest Expense" means, for any period for any Person, the sum, without duplication (determined without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness of such Person accrued or paid during such period (whether or not actually paid during such period), but excluding capitalized debt acquisition costs (including fees and expenses related to this Agreement) plus (b) the net amounts payable (or minus the net amounts receivable) in respect of Hedging Agreements relating to interest rate protection accrued by such Person during such period (whether or not actually paid or received during such period) excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Hedging Agreements in effect on the date hereof plus (c) the Unused Line Fee, the Fronting Fee, the Agent's Fee, the fees payable pursuant to Section 2.8(d), and any fees that are payable under the Tranche B Documents during such period (other than the Closing Fee set forth in paragraph (a) of the Fee Letter as defined in the Tranche B Documents).

"Interest Period" means with respect to any Eurocurrency Rate Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) the initial Interest Period for a Multicurrency Loan that is a Eurocurrency Rate Loan shall be one month if the Borrowers do not elect a different initial Interest Period therefor. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing, if any Interest Period for any Borrowing would otherwise end after the Revolving Credit Maturity Date, such Interest Period shall end on the Revolving Credit Maturity Date.

"Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services, securities or otherwise) of bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities or Capital Stock of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business, provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

"IP Collateral" means, collectively, the Collateral relating to intellectual property rights of the Credit Parties hereunder or under any other Loan Document.

"IRB Excluded Assets" means (a) fixtures and other personal property located at the Parent's premises in Tolland, Connecticut and constituting a portion of the "Mortgaged Premises" as defined in either (i) that certain Open-End Mortgage Deed from the Parent to Citibank, N.A. dated as of December 1, 1984 or as defined in that certain Open-End Mortgage Deed from the Parent to the Connecticut Development Authority dated as of December 1, 1984, or (b) any other property constituting "Collateral" as defined in (i) that certain Security Agreement dated as of December 1, 1984 between the Parent and the Connecticut Development Authority or (ii) that certain Security Agreement dated as of December 1, 1984 between the Parent and Citibank, N.A.; provided that the foregoing shall cease to be IRB Excluded Assets upon the payment in full of the indebtedness secured by such Open-End Mortgage Deed and Security Agreements.

"Issuing Bank" means Fleet National Bank, an affiliate of the Agent, in its capacity as an issuer of Letters of Credit hereunder.

"Landlord's Waiver and Consent" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, in form approved by the Agent in its discretion (such discretion to be exercised in its reasonable business judgment).

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Guaranty". A guaranty or indemnity in form and substance satisfactory to the Agent and the Issuing Bank pursuant to which the Agent shall guarantee the payment or performance by each of the Borrowers of its reimbursement obligations in respect of Letters of Credit.

"LC Pounds Sterling Sublimit" means a sublimit of the Revolving Credit Commitments available for the issuance of Letters of Credit for the account of the Parent in Pounds Sterling in an aggregate maximum amount available to be drawn equal to 1,250,000 Pounds Sterling.

"LC Sublimit" means a sublimit of the Revolving Credit Commitments available for the issuance of Letters of Credit for the account of the Borrowers in an aggregate maximum amount (including Letters of Credit issued in Pounds Sterling) available to be drawn equal to $5,000,000.

"Lead Arranger" means Fleet Securities, Inc.

"Leasehold Property" means any leasehold interest of any Applicable Credit Party as lessee under any lease of real property.

"Lenders" means the Persons listed on Schedule 2.1 (including, without limitation, unless the context otherwise requires, the Fronting Lender) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance, and shall also include the Issuing Bank and the Swing Line Lender unless the context clearly requires otherwise.

"Letter of Credit" means any letter of credit issued on a standby basis or in support of trade obligations of the Credit Parties pursuant to this Agreement, including without limitation Letters of Credit issued at the request of the Parent in Pounds Sterling pursuant to Section 2.3 hereof.

"LIBOR" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBOR Rate.

"LIBOR Rate" means, for any Interest Period, the rate appearing on Dow Jones Markets Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the Eurocurrency Interbank Market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Euros for a period of time comparable to such Eurocurrency Rate Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (Atlanta, Georgia time) on the second Business Day prior to the first day of such Interest Period as selected by the Agent. The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two (2) quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time) on the second Business Day prior to the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be considered that the LIBOR Rate pursuant to a Eurocurrency Rate Loan denominated in U.S. Dollars cannot be determined.

"Lien" means, (a) with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge, security interest or other encumbrance or preferential arrangement of any nature in, on, of or with respect to such asset, including without limitation the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease, deposit arrangement, or assignment having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (b) with respect to securities, in addition to the foregoing, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" means this Agreement, the Revolving Credit Notes, the Collateral Documents, the Fee Letter, the Intercreditor Agreement, and any other instruments or documents delivered or to be delivered from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.

"Loans" means the Revolving Loans.

"Lock Box" has the meaning assigned to such term in Section 4.3(a).

"Lock Box Agreement" means with respect to any Lock Box of the Applicable Credit Parties, an agreement in accordance with Section 4.3(b), in form and substance satisfactory to the Agent, executed and delivered by the Applicable Credit Parties, the depository institution at which such Lock Box is maintained and the Agent at the Effective Time, as such agreement may be amended, supplemented or otherwise modified from time to time.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of the Credit Parties (taken as a whole), (b) the ability of the Credit Parties, taken as a whole, to pay or perform any of their obligations under this Agreement or the other Loan Documents to which any of them is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Lenders on any of the Collateral.

"Material Agreement" means (a) any agreement or instrument (i) which involves the scheduled payment of sums in excess of $1,000,000 in the aggregate in any fiscal year (or which, when taken together with all other agreements which do not individually involve the scheduled payment of sums in excess of $1,000,000 in any fiscal year, collectively involve the scheduled payment of sums in excess of $1,000,000 in any fiscal year), or (ii) the absence, breach, nonperformance or nonrenewal of which could reasonably be expected to result in a Material Adverse Effect, provided that the term "Material Agreements" does not include purchase orders for the purchase of inventory in the ordinary course of business or supply contracts pursuant to which the purchaser is not required to purchase more than $1,000,000 of goods or services.

"Material Indebtedness" means Indebtedness (other than the Loans or Letters of Credit), including, without limitation, obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness, (a) the "principal amount" of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time, and (b) all Indebtedness owed by a Person and its Affiliates to another Person and its Affiliates shall be aggregated and all of such Indebtedness shall be Material Indebtedness is such aggregate exceeds $2,500,000.

"Material Leasehold Property" means each Leasehold Property except for a Leasehold Property with respect to which there is no fiscal year in which the aggregate payments required to be made by the Credit Parties pursuant to the lease thereof will exceed $250,000.

"Material Owned Property" means any real property owned by any Credit Party (other than the real property in Oklahoma, Tolland, Connecticut and Achern, Germany that is owned by the Credit Parties on the Closing Date) that is determined by the Agent to have a fair market value in excess of $1,000,000 or to otherwise be of material importance to the operations of the Applicable Credit Parties following the Closing Date.

"Material Rental Obligations" means the obligations of the Credit Parties to pay rent under the leases relating to Material Leasehold Properties.

"Miami Leased Facility" means the facility in Miami, Florida that is leased by the Credit Parties on the Closing Date.

"Modified Fixed Charge Coverage Ratio" means, for the purposes of Section 8.13, for any period, the ratio of (a) (i) EBITDA of the Credit Parties and their Subsidiaries for such period minus (ii) the aggregate amount of all Non-Financed Capital Expenditures of the Credit Parties and their Subsidiaries during such period minus (iii) the aggregate amount accrued or paid, or required to be accrued or paid (without duplication), in cash in respect of the current portion of all income taxes for such period (but not less than zero) minus (iv) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid during such period to (b) the sum for the Credit Parties and their Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Interest Expense of the Credit Parties and their Subsidiaries for such period, (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations but not including any amount included in clause (iv) below) paid or required to be paid by the Credit Parties and their Subsidiaries during such period, (iii) the amount of any cash payment required to be made by the Credit Parties and their Subsidiaries during the twelve (12) month-period following the period for which the Fixed Charge Coverage Ratio is being determined with respect to underfunded pension liability, and (iv) the sum of (A) the amount of the proposed prepayment of the Tranche B Loan pursuant to Section 8.13 (even though such prepayment will be made after the applicable period for which the Modified Fixed Charge Coverage Ratio is being determined), and (B) the amount of any other prepayments of the Tranche B Loan that were made during the applicable period.

"Mortgage" means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Applicable Credit Party in such form as may be approved by the Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by the Agent's local counsel based on local laws or customary local practices, and (b) at the Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either cases as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.

"Mortgaged Property" means, at any time of determination, any and all real property owned or leased by the Applicable Credit Parties that are subject to a Mortgage in favor of the Agent for the benefit of the Lenders and the Agent.

"Multicurrency Loans" means Loans made or to be made by the Fronting Lender to the Borrowers in Pounds Sterling or Euros pursuant to Section 2.1(b).

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Cash Payments" means,

    with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Credit Parties in respect of such Casualty Event net of (i) reasonable expenses incurred by the Credit Parties in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Permitted Lien on such property that has priority over any Lien of the Agent thereon, and (iii) any income, transfer and other taxes payable by the Credit Parties in respect of such Casualty Event;

    with respect to any Disposition, the aggregate amount of all cash payments received by the Credit Parties directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition, net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Credit Parties in connection therewith, (ii) any Federal, state and local income or other Taxes payable by the Credit Parties as a result thereof, (iii) any repayments by the Credit Parties of Indebtedness to the extent that (A) such Indebtedness is secured by a Permitted Lien on the property that is the subject of the Disposition which Lien has priority over any Lien of the Agent thereon and (B) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Credit Parties to minority stockholders if and to the extent permitted hereby; and

    with respect to any incurrence of Indebtedness or offering of Capital Stock, the aggregate amount of all cash proceeds received by the Credit Parties therefrom less all fees and expenses reasonably incurred in connection therewith (including without limitation legal, brokerage, underwriting and similar fees and expenses).

The amounts to be deducted pursuant to clauses (a), (b) and (c) from the cash payments and cash proceeds referred to in clauses (a), (b) and (c) shall be deducted for the purpose of determining the Net Cash Proceeds only to the extent that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"Netherlands Preferential Indebtedness" means Indebtedness of any Credit Parties organized under the laws of The Netherlands which would, pursuant to the provision of any law relating to liquidation, bankruptcy, insolvency or creditors' rights generally, be paid in priority or preference to other Indebtedness in a winding up, dissolution, administration, insolvency or other similar process of law in any jurisdiction, and is of the types listed in Article 3:278 Netherlands Civil Code ("NCC"). For the avoidance of doubt, Netherlands Preferential Indebtedness shall include without limitation the sum of (a) as of any date of determination sums due from the any Credit Parties organized under the laws of The Netherlands which are secured by a Netherlands security right of pledge or mortgage (Article 3:227 NCC), plus (b) sums due at the relevant date of determination from such Credit Parties in respect of claims which are attributed statutory priority in the proceeds of the property of the debtor and which may relate to all of the debtor's property (Articles 3:288 and 289 NCC) or to specific property only (Articles 2:283 up to and including 287 NCC), including the priority of the tax and social security authorities pursuant to the Invorderingswet 1990.

"Netherlands Security" means, collectively, (a) the guaranty executed by Spandex Benelux BV in favor of the Agent and the Lenders, (b) the non-possessory pledge of stock and moveable assets between Spandex Benelux BV and Fleet Capital Corporation, (c) the undisclosed pledge of receivables between Spandex Benelux BV and Fleet Capital Corporation, (d) the agreement of pledge of bank accounts between Spandex Benelux BV and Fleet Capital Corporation, (e) the notarial deed share pledge executed by Spandex Limited in favor of Fleet Capital Corporation with respect to the shares of Spandex Benelux BV, in each case in form and substance acceptable to the Agent, and (f) any other security granted to the Agent or the Lenders as security for the obligations of Spandex Benelux BV in connection with the foregoing and the other Loan Documents.

"Non-Financed Capital Expenditures" means Capital Expenditures paid in cash and not financed with Indebtedness for borrowed money; provided that Capital Expenditures financed with the proceeds of Revolving Loans shall be deemed to constitute "Non-Financed Capital Expenditures" for purposes of this Agreement.

"Obligations" means all indebtedness, obligations and liabilities of any of the Credit Parties to any of the Lenders, the Agent, the Cash Management Bank, and the Issuing Bank, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Letters of Credit or other instruments at any time evidencing any thereof, including, without limitation, (i) the aggregate outstanding principal balance of and all interest on the Loans made by the Lenders (including the Fronting Lender) to the Borrowers (including any interest accruing after the commencement of any proceeding by or against any Borrower under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against any Borrower in any such proceeding), and all reimbursement obligations in respect of Letters of Credit, (ii) all LC Disbursements, (iii) all fees, costs, charges, expenses and other obligations from time to time owing to the Lenders, the Issuing Bank, the Cash Management Bank, the Agent, or any of their Affiliates by any of the Credit Parties hereunder or under any other Loan Document, and (iv) all overdraft obligations, fees, costs, charges, expenses and other obligations from time to time owing to the Lenders, the Issuing Bank, the Cash Management Bank, the Agent, or any of their Affiliates by any of the Credit Parties in respect of any Hedging Agreement, cash management agreement (including ACH transactions), operating or deposit account, or other banking product from time to time made available to any of the Credit Parties by the Agent, the Issuing Bank, the Cash Management Bank or any Lender or any of their Affiliates; provided that, with respect to any such amounts under this clause (iv) owing to a Lender or any of its Affiliates (other than the Cash Management Bank and the Agent and their Affiliates), the Agent shall have given its prior written approval to the inclusion of such amounts as Obligations hereunder.

"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from "Other Taxes" all Excluded Taxes.

"Other Vendor Program Arrangements" means arrangements and transactions entered into after the Closing Date pertaining to loan and lease financing for purchasers of equipment manufactured by the Credit Parties other than the GECC Vendor Program Arrangements and the Canadian Vendor Program Arrangements, pursuant to which the liabilities incurred and assumed by the Credit Parties are contingent liabilities which are payable on terms and conditions substantially similar to the terms and conditions set forth in the Vendor Program Agreement referred to in the definition of GECC Vendor Program Arrangements herein.

"Other Program Default" means any event or circumstance that constitutes an event of default under any agreement evidencing any of the Other Vendor Program Arrangements or any of the documents executed in connection therewith.

Overnight Rate. For any day (a) as to Loans and Letters of Credit denominated in U.S. Dollars, the Federal Funds Effective Rate, and (b) as to Loans denominated in Pounds Sterling or Euros and Letters of Credit denominated in Pounds Sterling, the rate of interest per annum at which overnight deposits in Pounds Sterling or Euros, as the case may be, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the Agent (or an Affiliate of the Agent) to major banks in the London interbank market.

"Parallel Debt" has the meaning assigned to such term in Section 11.10.

"Parent" means Gerber Scientific, Inc., a Connecticut corporation.

"Patent Agreement" means any Patent Collateral Assignment and Security Agreement, made by any Credit Party in favor of the Agent and, in substantially the form of Exhibit E-2 or in form and substance reasonably acceptable to the Agent.

"Patents" means all patents issued or assigned to and all patent applications made by the Credit Parties and, to the extent that the grant of a security interest does not cause a breach or termination thereof, all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use patents owned by such third parties, including, without limitation, the patents, patent applications and licenses listed on Schedule 5.5 hereto, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Permitted Acquisition" means a purchase of any of the assets or equity interests of a business, division, business unit or Person which satisfies all of the following conditions:

(i) the Credit Parties shall give notice of the proposed purchase to the Agent at least thirty (30) days prior to the consummation of the purchase, which notice (A) shall set forth the purchase price, assets being purchased, and other principal terms of the transaction, and (B) shall be accompanied by such pro forma covenant calculations and other financial information as is necessary in order for the Agent to determine whether the conditions set forth in this definition are projected to be satisfied;

(ii) the Credit Parties shall be in compliance with each of the covenants set forth in Section 8.10 (other than Section 8.10(b)) for and as of the end of the fiscal quarter most recently ended immediately preceding the consummation of the purchase without giving effect to the purchase and on a pro forma basis after giving effect to the purchase;

(iii) the Fixed Charge Coverage Ratio as of the end of the fiscal quarter most recently ended immediately preceding the proposed purchase date and on a pro forma basis after giving effect to the purchase shall be not less than 1.75 to 1.00, as determined based upon the financial statements and Borrowing Base and Collateral Update Certificate delivered by the Borrowers with respect to and as of the end of such fiscal quarter;

(iv) Excess Availability, calculated on (i) an actual basis as of the Business Day immediately preceding the proposed purchase date with respect to the amount of the Revolving Credit Exposure and based on the most recently delivered Borrowing Base and Collateral Update Certificate with respect to the amount of the Borrowing Base, and (ii) a pro forma basis giving effect to the making of such purchase, shall have been (and shall be projected to be) no less than $10,000,000;

(v) the Parent and its Subsidiaries shall, on a consolidated basis, have cash and Cash Equivalents and Excess Availability, calculated on (i) an actual basis as of the Business Day immediately preceding the date of the purchase with respect to the amount of the Revolving Credit Exposure and based on the most recently delivered Borrowing Base and Collateral Update Certificate with respect to the amount of the Borrowing Base, and (ii) a pro forma basis giving effect to the making of such purchase, of not less than $20,000,000 in the aggregate;

(vi) as of the date of the purchase, the Credit Parties shall be generally paying their trade payables in accordance with their terms;

(vii) the business, division, business unit or Person being acquired is primarily in the same line of business, or a substantially related line of business as a business being conducted by the Credit Parties on the Closing Date;

(viii) the purchase price for such purchase, when added to the purchase prices of all other Permitted Acquisitions consummated after the Closing Date, shall not exceed $20,000,000; and

(ix) on the date that the purchase is consummated, the Credit Parties shall deliver to the Agent a certificate executed by a Designated Financial Officer of the Parent certifying, and providing such covenant calculations and other business and financial information as is necessary in order for the Agent to determine whether the conditions set forth in this definition have been satisfied.

"Permitted Book Entry Account" means (a) $10,000,000 between the Closing Date and the first anniversary of the Closing Date, and (b) on and after the first anniversary of the Closing Date, the sum of (i) $10,000,000, plus (ii) the product of (x) $1,000,000 multiplied by (y) the number of anniversaries of the Closing Date that have occurred since the Closing Date.

"Permitted Contra Account" means accounts receivable payable to Gerber Coburn Optical, Inc. by an account debtor that is an affiliate of Essilor Corp., even though Gerber Coburn Optical, Inc. is indebted to an Affiliate of Essilor for the purchase of equipment from time to time, provided that not more than $250,000 of such Accounts Receivable shall be Permitted Contra Accounts at any one time.

"Permitted Indebtedness" has the meaning assigned to such term in Section 8.1.

"Permitted Investments" means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or the United Kingdom (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or the United Kingdom), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor's Ratings Service or from Moody's Investors Service, Inc.;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) advances, loans and extensions of credit to any director, officer or employee of the Credit Parties, if all of such advances, loans and extensions of credit are permitted by applicable law and the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business and advances to current or former directors, officers and employees of legal defense costs permitted by Section 33-773 and 33-376 of the Connecticut Business Corporation Act) does not at any time exceed $500,000;

(f) investments in money market mutual funds that are rated AAA by Standard & Poor's Rating Service; and

(g) investments constituting Permitted Indebtedness.

"Permitted Liens" has the meaning set forth in Section 8.2.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Credit Party or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA or any employee benefit plan established and maintained by, or for the benefit of any Credit Party for the benefit of its employees, including, but not limited to, any Pension Plan or Multiemployer Plan.

"Post-Default Rate" means, a rate of interest per annum equal to the Adjusted Base Rate (with respect to Loans denominated in U.S. Dollars) or the applicable Eurocurrency Rate (with respect to Loans denominated in Euros or Pounds Sterling) with an Interest Period of one month plus, in each case, the Applicable Margin plus two percent (2%).

"Pounds Sterling" or "£" means the lawful currency of the United Kingdom.

"Pounds Sterling Equivalent" means on any particular date, with respect to any amount denominated in Pounds Sterling, such amount in Pounds Sterling, and with respect to any amount denominated in Dollars or Euros, the amount (as conclusively ascertained by the Agent absent manifest error) of Pounds Sterling which could be purchased by the Agent (in accordance with its normal banking practices) in the London foreign currency deposit markets with such amount of Dollars or Euros, as applicable, at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

"Pounds Sterling LIBOR Rate" means, for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Pounds Sterling, the rate of interest equal to (a) the rate determined by the Agent at which Pounds Sterling deposits for such Interest Period are offered based on information presented on Dow Jones Market System Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Pounds Sterling deposits in the Eurocurrency Interbank Market) as of 11:00 a.m. (Atlanta, Georgia time) on the second Business Day prior to the first day of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the Pounds Sterling LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Euros for a period of time comparable to such Eurocurrency Rate Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (Atlanta, Georgia time) on the second Business Day prior to the first day of such Interest Period as selected by the Agent. The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its Pounds Sterling Dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two (2) quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Pounds Sterling to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time) on the second Business Day prior to the first day of such Interest Period. In the event that the Agent is unable to obtain any such quotation as provided above, it will be considered that the Pounds Sterling LIBOR Rate pursuant to a Eurocurrency Rate Loan denominated in Pounds Sterling Dollars cannot be determined.

"Preferential Indebtedness" means UK Preferential Indebtedness, Netherlands Preferential Indebtedness, Canada Preferential Indebtedness and German Preferential Indebtedness.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by Fleet National Bank, as its prime rate for commercial loans in effect at its principal office in Boston, Massachusetts, which rate is not necessarily the lowest rate charged by Fleet National Bank to its most preferred customers; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Property" means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

"Proprietary Rights" has the meaning assigned to such term in Section 5.5(b).

"PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Agent, desirable in order to create or perfect Liens on any IP Collateral.

"Real Property Asset" means, at any time of determination, any and all real property owned or leased by the Credit Parties.

"Register" has the meaning assigned to such term in Section 11.4.

"Registered Proprietary Rights" has the meaning assigned to such term in Section 5.5(c).

"Reimbursement Obligation" has the meaning assigned to such term in Section 2.3(e).

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Relevant Liabilities" has the meaning assigned to such term in Section 11.10.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Required Lenders" means, at any time when there is more than one Lender, at least two Lenders having Revolving Loans, Total LC Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of the aggregate Revolving Loans, Total LC Exposure and unused Revolving Credit Commitments of all Lenders at such time, or at any time when there is only one Lender, such Lender.

"Reserves" means, as determined by the Agent based on its reasonable business judgment, such amounts as the Agent may from time to time establish and revise (a) to reflect events, conditions, contingencies or risks which do or could reasonably be expected to have a Material Adverse Effect or (b) to reflect the belief of the Agent that any Borrowing Base Certificate or other collateral report or financial information furnished by or on behalf of the Applicable Credit Parties to the Agent or any of the Lenders is or may have been incomplete, inaccurate or misleading in any material respect or that the entire amount of any accounts receivable or inventory included therein may not be collectible for any reason. Reserves may include, but are not limited to: (i) reserves relating to fluctuations in foreign currency; (ii) reserves to reflect amounts owed by Credit Parties under Hedging Agreements; (iii) reserves in respect of Preferential Indebtedness (which shall, until a subsequent calculation is made hereunder, be deemed to be that amount which appears on the Borrowing Base Certificate delivered on the Closing Date and then, to the extent the Agent determines (which determination may occur from time to time) in its reasonable business judgment as a result of conducting a commercial finance examination or otherwise that a different amount more accurately reflects the amount of Preferential Indebtedness as of such date of determination, Preferential Indebtedness shall thereafter be deemed to be such different amount); (iv) reserves for all amounts owed to suppliers and vendors in The Netherlands, Germany and Canada and reserves relating to the existence of any preferential creditors in addition to the foregoing with respect to inventory in Canada, Germany, the United Kingdom and The Netherlands; and (v) warranty reserves (it being the Agent's intention on the date hereof, subject to change in the discretion of the Agent in its reasonable business judgment, to include Reserves in an amount equal to 33 1/3% of the general unallocated amounts in the warranty reserves of the Applicable Credit Parties and their Domestic Subsidiaries).

"Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Credit Party or any Subsidiary thereof now or hereafter outstanding, except a dividend payable solely in shares of stock or other equity interests, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in, any Credit Party or any Subsidiary thereof now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in, any Credit Party or any Subsidiary thereof, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment made to any Affiliates of any Credit Party or any Subsidiary thereof in respect of management, consulting or other similar services provided to any Credit Party or any Subsidiary thereof.

"Restrictive Agreements" has the meaning assigned to such term in Section 5.13(b).

"Revolving Credit Availability Period" means the period from and including the Effective Time to but excluding the earlier of (a) the Revolving Credit Maturity Date and (b) the date of termination of the Revolving Credit Commitments, as terminated by the Borrower pursuant to Section 2.5 or by the Agent pursuant to Section 9.1.

"Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Multicurrency Loans and Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.5 and 2.7, or reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4. The initial maximum amount of each Lender's Revolving Credit Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate original maximum amount of the Revolving Credit Commitments is equal to $45,000,000.

"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalent of the outstanding principal amount of such Lender's Revolving Loans, (b) such Lender's Applicable Percentage of the Dollar Equivalent of the Multicurrency Loans held by the Fronting Lender in its capacity as such, and (c) such Lender's Applicable Percentage of the Dollar Equivalent of the Total LC Exposure at such time.

"Revolving Loan" means a Loan made pursuant to Section 2.1(a) and (b) that utilizes the Revolving Credit Commitments, including a Swing Line Loan.

"Revolving Credit Maturity Date" means May 9, 2007.

"Revolving Credit Notes" means the promissory notes, substantially in the forms of Exhibits A-1, A-2 and A-3 annexed hereto, issued by the Borrowers in favor of the Lenders.

"RJP Permitted Percentage" means, with respect to any fiscal quarter, the lesser of (a) 35%, and (b) result of (i) 100%, minus (ii) the percentage of Excess Cash Flow that is paid as a prepayment of the Tranche B Loans with respect to such fiscal quarter.

"SEC" means the Securities and Exchange Commission or other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Settlement Amount" has the meaning assigned to such term in subsection 2.4(e).

"Settlement Date" has the meaning assigned to such term in subsection 2.4(e).

"Settling Lender" has the meaning assigned to such term in subsection 2.4(e).

"Special Counsel" means Bingham McCutchen LLP, in its capacity as special counsel to Fleet Capital Corporation, as Agent of the credit facilities contemplated hereby.

"Special Non-Cash Payments" means grants, rebates, commissions or other similar payments that are made by book entry, but which are not paid in cash or by transfer of any other assets, from Credit Parties to Subsidiaries of Credit Parties to ensure that such Subsidiaries remain in compliance with all local laws applicable to such Subsidiaries, including capital requirements.

"Specified Section 8.2(l) Assets" means assets of the Credit Parties and their Domestic Subsidiaries (a) which assets are not located in the United States, Canada, Germany, The Netherlands, or the United Kingdom, and (b) which assets are not cash, Cash Equivalents, investment property, accounts receivable, inventory, stock or general intangibles.

"Subordinated Debt Documents" means all instruments, agreements and other documents executed and delivered by the Credit Parties in connection with any Subordinated Indebtedness.

"Subordinated Indebtedness" means any Indebtedness of the Credit Parties incurred after the Closing Date with the consent of the Agent that by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to the other Obligations of the Credit Parties by provisions in form and substance reasonably satisfactory to the Agent and Special Counsel.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited liability company, limited or general partnership, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP, or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References herein to "Subsidiaries" shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Parent or any of the Applicable Credit Parties.

"Subsidiary Guarantor" means, collectively, any Subsidiary of any of the Borrowers which is a Guarantor hereunder as of the Effective Time, and any Subsidiary of any of the Borrowers which becomes a Guarantor hereunder after the Effective Time by complying with the requirements of Section 7.14.

"Swing Line Lender" means Fleet Capital Corporation.

"Swing Line Loan" has the meaning assigned to such term in subsection 2.4(d).

"Synthetic Lease" means, any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

"Tangible Capital Base" means, at any time, an amount equal to (a) the sum of (i) the stockholders' equity that would be reflected on the consolidated balance sheet of the Parent and its Subsidiaries at such time prepared in conformity with GAAP (except that, for the purposes hereof, such amount shall (A) exclude changes after March 31, 2003 in the cumulative foreign currency translation adjustment and any mark-to-market of a derivative or hedging instrument (or any other adjustment related thereto) required under FAS 133, and (B) be adjusted on each date of determination, by an amount equal to the non-cash charges to other comprehensive income to the extent such non-cash charges relate to pension plans of the Borrower and its Subsidiaries, plus (ii) the outstanding principal amount (without duplication) of Subordinated Indebtedness of the Parent and its Subsidiaries, if any, minus (b) the sum of (i) the total book value of all assets of the Credit Parties and their Subsidiaries on a consolidated basis which would be treated as intangible assets under GAAP, including without limitation, such items as goodwill, customer lists, Patents, Copyrights and Trademarks, and rights (including rights under licenses) with respect to the foregoing, plus (ii) to the extent otherwise included in clause (a) of this definition, all accounts receivable, notes receivable and other amounts due and owing from any Affiliate of any Credit Party to any Credit Party or any Subsidiary of a Credit Party, plus (iii) to the extent otherwise included in clause (a) of this definition, all Investments in any Credit Party or Affiliates of any Credit Party, plus (iv) to the extent otherwise included in clause (a) of this definition, subscriptions receivable.

"TARGET Settlement Day" means any day on which the Trans-European Automated Real-Time Gross Settlement Transfer (TARGET) System is open.

"Taxes" means any and all present or future taxes, fees, levies, imposts, duties, compulsory loans, deductions, charges or withholdings imposed or levied by any Governmental Authority.

"Third Party Inventory" means any Applicable Credit Parties' (i) trial, loaner, demonstration and in-transit inventory not classified as "PP&E" on the books of the applicable Applicable Credit Party as of the end of the fiscal quarter ended most recently prior to the date that the Borrowing Base is being determined, and (ii) inventory that is in possession of customers, field service engineers, salespeople and suppliers.

"Total Funded Debt" means, at any time, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Credit Parties and their Subsidiaries (determined on a consolidated basis in accordance with GAAP) relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) Capital Lease Obligations and in respect of any Synthetic Leases, and (iv) the maximum drawing amount of all letters of credit outstanding (other than documentary letters of credit) plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by any Credit Party or any Subsidiary of a Credit Party.

"Total Funded Debt to EBITDA Ratio" means, as at the end of any fiscal quarter, the ratio of (a) Total Funded Debt at such time, to (b) EBITDA of the Credit Parties and their Subsidiaries for the four (4) most recent fiscal quarters then ended.

"Total Gross Availability" means, at any time, the lesser of (i) the Borrowing Base at such time and (ii) the Revolving Credit Commitment at such time.

"Total LC Exposure" means, at any time, the sum of (a) 100% of the aggregate undrawn amount of all outstanding standby and documentary Letters of Credit at such time, including without limitation Letters of Credit issued at the request of the Parent in Pounds Sterling pursuant to Section 2.3 hereof, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.

"Total Liabilities" means, as at any time of determination thereof, the result of (a) the aggregate amount (without duplication) of all Indebtedness, liabilities and other obligations of the Credit Parties and their Subsidiaries (determined on a consolidated basis in accordance with GAAP) at such time that would require accrual under GAAP, minus (b) the amount of Subordinated Indebtedness of the Credit Parties and their Subsidiaries at such time.

"Total Liabilities to Tangible Capital Base Ratio" means, as at any time, the ratio of (a) Total Liabilities at such time, to (b) the Tangible Capital Base at such time.

"Total Voting Power" means, with respect to any Person, the total number of votes (or percentage of voting power) which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors or managers of such Person (or, with respect to Persons other than corporations and limited liability companies, Persons having similar functions as the directors of corporations organized under the laws of a State of the United States).

"Trademark Agreement" means any Trademark Collateral Security and Pledge Agreement, made by the any Credit Party in favor of the Agent and, in substantially the form of Exhibit E-3 or in form and substance reasonably acceptable to the Agent.

"Trademarks" means all trademarks (including service marks), federal and state trademark registrations and applications made by the Credit Parties, common law trademarks and trade names owned by or assigned to the Credit Parties, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including, without limitation, the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 5.5 hereto, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

"Tranche B Documents" means the Tranche B Loan Agreement and the other documents evidencing and securing the Tranche B Loans, as in effect on the date hereof and as amended by any amendment which is permitted to be entered into by the terms of the Intercreditor Agreement.

"Tranche B Event of Default" means an "Event of Default", as such term is defined in the Tranche B Loan Agreement.

"Tranche B Lenders" means the lenders under the Tranche B Loan Agreement.

"Tranche B Loan Agreement" means the Financing Agreement dated as of the date hereof among the Borrowers, the Parent and the lenders party thereto pursuant to which such lenders made term loans to the Borrowers in the original principal amount of $65,000,000, as in effect on the date hereof and without giving effect to (a) any amendment thereof which would increase the amount of interest, fees or other amounts payable thereunder or the amount of interest, fees or other amounts which are payable in cash prior to the Revolving Credit Maturity Date, except for any such amendments which are expressly permitted by the Intercreditor Agreement, or (b) any other amendments thereof except for amendments which are not in breach of the terms of the Intercreditor Agreement.

"Tranche B Loans" means the $65,000,000 of term loans made to the Borrowers on the date hereof pursuant to the Tranche B Loan Agreement.

"Type" when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Base Rate.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of Connecticut (or, to the extent otherwise applicable by law, any other applicable jurisdiction).

"UK Credit Parties" means Ultramark Adhesive Products Ltd., Spandex Limited, and any other Credit Parties that are now or hereafter organized under the laws of the United Kingdom.

"UK Preferential Indebtedness" means Indebtedness of the UK Credit Parties which would, pursuant to the provision of any law relating to liquidation, bankruptcy, insolvency or creditors' rights generally, be paid in priority or preference to other Indebtedness in a winding up, dissolution, administration, insolvency or other similar process of law in any jurisdiction, and is of the types listed in Schedule 6 to the Insolvency Act 1986 (or any statutory re-enactment or modification thereof pursuant to which the payment of certain obligations of a Person are given statutory preference over the payment of other such obligations). For the avoidance of doubt, UK Preferential Indebtedness shall include (subject to any statutory modification) (and with all references herein being as set forth in Schedule 6 to the Insolvency Act of 1986) the sum of (a) as of any date of determination sums due from the UK Credit Parties on account of deductions of income tax from emoluments paid during the immediately preceding twelve month period (with such deductions being those which the UK Credit Parties were liable to make under section 203 of the Income and Corporation Taxes Act 1988 ("pay as you earn"), less the amount of the repayments of income tax which the UK Credit Parties were liable to make during such period); plus (b) sums due at the relevant date of determination from the UK Credit Parties in respect of such deductions as are required to be made by the UK Credit Parties for that period under Section 559 of the Income and Corporation Taxes Act 1988, if any; plus (c) any value added tax which is referable to the immediately preceding six month period from the date of determination (where the whole of the prescribed (meaning prescribed by regulations under the Value Added Tax Act (1994)) accounting period to which any value added tax is attributable falls within the six-month period, the whole amount of that tax is referable to that period, and in any other case the amount of any value added tax which is referable to the six month period is the proportion of the tax which is equal to such proportion, if any, of the accounting reference period in question as falls within such six month period); plus (d) all sums which on the relevant date of determination are due from the UK Credit Parties on account of Class 1 or Class 2 contributions under the Social Security Contributions and Benefits Act 1992 or the Social Security (Northern Ireland) Act 1975 and which became due from the UK Credit Parties in the immediately preceding twelve month period; plus (e) all sums which on the relevant date of determination have been assessed on and are due from the UK Credit Parties on account of Class 4 contributions under either of those Acts of 1975, being sums which (i) are due to the Commissioners of Inland Revenue (rather than to the Secretary of State or a Northern Ireland department), and (ii) are assessed on the UK Credit Parties up through and including the most recent April 5 to have occurred prior to the relevant date of determination, but not exceeding, in the whole, one year's assessment; plus (f) any sum which is owed by the UK Credit Parties and is a sum to which Schedule 4 to the Pension Schemes Act 1993 applies (contributions to occupational pension schemes and state scheme premiums); plus (g) so much of any amount which (i) is owed by the UK Credit Parties to a person who is or has been an employee of the UK Credit Parties and (ii) is payable by way of remuneration in respect of the whole or any part of the period of the immediately preceding four months from the date of determination, as does not exceed so much as may be prescribed by order made by the Secretary of State; plus (h) an amount owed by way of accrued holiday remuneration, in respect of any period of employment before the date of determination, to a person whose employment by the UK Credit Parties has been terminated, whether before, on or after that date; plus (i) so much of any sum owed in respect of money advanced for the purpose as has been applied for the payment of a debt which, if it had not been paid, would have been a debt falling within paragraphs (g) or (h) hereof; plus (j) so much of any amount which (i) is ordered (whether before or after the date of determination) to be paid by the UK Credit Parties under the Reserve Forces (Safeguard of Employment) Act 1985, and (ii) is so ordered in respect of a default made by the UK Credit Parties before that date in the discharge of its obligations under that Act, as does not exceed such amount as may be prescribed by order made by the Secretary of State. For purposes of determining whether a sum is payable by the UK Credit Parties to a person by way of remuneration for subparagraphs (g) - (j) hereof, the interpretation of "Category 5" shall govern.

"UK Security" means , collectively, (a) the deed of guarantee and indemnity executed by Spandex Limited, Ultramark Adhesive Products Ltd. and Gerber Scientific UK Ltd in favor of the Agent, (b) the debenture by and among Spandex Limited, Ultramark Adhesive Products Ltd., Gerber Scientific UK Ltd and the Agent for the benefit of the Lenders, (c) the charge over shares executed by Spandex Limited, Gerber Scientific UK Ltd, Gerber Venture Capital Corporation, Gerber Scientific International, Inc. and Gerber Coburn Optical, Inc. in favor of Ableco Finance LLC, as security trustee for the benefit of the Tranche B Lenders, the Agent and the Lenders, with respect to the shares of Spandex Limited, Ultramark Adhesive Products Ltd. and Gerber Scientific UK Ltd, (d) the security trust deed executed by Spandex Limited, Gerber Scientific UK Ltd, Gerber Venture Capital Corporation, Gerber Scientific International, Inc., Gerber Coburn Optical, Inc., the Agent and Ableco Finance LLC, as security trustee for the benefit of the Tranche B Lenders, the Agent and the Lenders, (e) the legal mortgage between Ultramark Adhesive Products Ltd. and the Agent, in each case in form and substance acceptable to the Agent, and (f) any other security granted to the Agent or the Lenders as security for the obligations of Spandex Limited, Ultramark Adhesive Products Ltd. and Gerber Scientific UK Ltd in connection with the foregoing and the other Loan Documents.

"Uniform Customs" has the meaning assigned to such term in Section 2.3(c).

"Unused Fee" has the meaning assigned to such term in Section 2.8(b).

"U.S. Dollars" or "$" refers to lawful money of the United States of America.

"Wholly Owned Subsidiary" means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% (or with respect to Persons organized outside of the United States in a country which requires there to be at least two shareholders, 99%) of the equity or ordinary voting power (other than directors' qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2     Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a "Base Rate Loan" or a "Eurocurrency Rate Loan").

1.3     Terms Generally.The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4   Accounting Terms; GAAP.  Except as otherwise expressly provided in the definition of GAAP or otherwise herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if any change in the accounting principles used in the preparation of the most recent Financial Statements provided pursuant to Section 7.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Parent with the agreement of the Parent's independent certified public accountants and results in a change in the calculation of any of the covenants set forth in Section 8.10 or of the Applicable Margin herein had such accounting change not occurred, then, for purposes of the calculation of such covenants and the Applicable Margin and the definitions related thereto, unless the Parent and the Agent agree otherwise, such calculation shall be made using GAAP as used by the Parent in its April 30, 2002 financial statements (as subsequently changed with the consent of the Parent and the Agent).

1.5     Joint and Several Obligations; Designated Financial Officers.

(a) Each of the Credit Parties is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Credit Parties and in consideration of the undertakings of each other Credit Party to accept joint and several liability for the Obligations.

(b) Each of the Credit Parties, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Credit Parties with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 1.5), it being the intention of the parties hereto that all of the Obligations shall be the joint and several Obligations of each of the Credit Parties without preferences or distinction among them.

(c) If and to the extent that any of the Credit Parties shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Credit Parties will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each of the Credit Parties under the provisions of this Section 1.5 constitute full recourse Obligations of each of the Credit Parties enforceable against each such corporation to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each of the Credit Parties hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Agreement, notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each of the Credit Parties hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any of the Credit Parties in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any amendment of this Agreement or any other Loan Document, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Credit Parties. Without limiting the generality of the foregoing, each of the Credit Parties assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Credit Parties to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 1.5, afford grounds for terminating, discharging or relieving any of the Credit Parties, in whole or in part, from any of its Obligations under this Section 1.5, it being the intention of each of the Credit Parties that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Credit Parties under this Section 1.5 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Credit Parties under this Section 1.5 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Credit Parties or the Lenders. The joint and several liability of the Credit Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Credit Parties or any Lender.

(f) The provisions of this Section 1.5 are made for the benefit of the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Credit Parties as often as the occasion therefor may arise and without requirement on the part of any Lender first to marshal any of their claims or to exercise any of their rights against any other Credit Party or to exhaust any remedies available to them against any other Credit Party or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 1.5 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, or otherwise, the provisions of this Section 1.5 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding the foregoing or any other provision of this Agreement, it is expressly agreed that the joint and several liability of any Guarantor that is not a Grantor hereunder shall be subject to any limitation that is set forth in the Guaranty that is executed by such Guarantor.

(h) Any notice, request, waiver, consent or other action made, given or taken by any Credit Party shall bind all Credit Parties.

(i) Each Credit Party hereby authorizes each of the Designated Financial Officers listed in Schedule 1.5 hereto to act as agent for each Credit Party and to execute and deliver on behalf of each Credit Party such notices, requests, waivers, consents, certificates and other documents, and to take any and all actions required or permitted to be delivered or taken by any Credit Party hereunder. The Borrowers may replace any of the Designated Financial Officers listed in Schedule 1.5 hereto or add any additional Designated Financial Officers by delivering written notice to the Agent specifying the names of each new Designated Financial Officer and the offices held by each such Person. Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by any Designated Financial Officer and any such actions taken by any Designated Financial Officer shall bind each Credit Party.

ARTICLE 2

 The Credits

2.1     Revolving Loans.

(a)  Revolving Loan Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Credit Exposure exceeding the lesser of (i) such Lender's Revolving Credit Commitment at such time and (ii) an amount equal to such Lender's Applicable Percentage of the Borrowing Base at such time; provided that the Revolving Credit Exposure shall not at any time exceed the lesser of (x) the total Revolving Credit Commitments of all Lenders at such time and (y) the Borrowing Base at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)  Funding of Revolving Loans. To request the funding of any Revolving Loan hereunder, the Borrowers shall deliver to the Agent an Advance Request in substantially the form of Exhibit B-4 hereto, by facsimile or electronic mail transmission, not later than 1:00 p.m., Connecticut time, (i) on the Business Day that is the proposed date of any Base Rate Loan and (ii) three (3) Business Days prior to the proposed date of any Eurocurrency Rate Loan. Each such request shall specify (i) the principal amount of the Revolving Loan requested, (ii) the proposed date of such Revolving Loan, (ii) the Interest Period for such Revolving Loan (if such Revolving Loan will be a Eurocurrency Rate Loan), (iii) the Type of such Revolving Loan (which shall be a Eurocurrency Rate Loan with respect to any Loan made in Euros or Pounds Sterling), (iv) the Total Gross Availability at such time, based upon the Borrowing Base as set forth in the most recent Borrowing Base Certificate delivered to Lender, and (v) the currency in which such Revolving Loan is requested to be made, which shall be U.S. Dollars, Pounds Sterling or Euros, provided that no Revolving Loans may be requested to be made in Pounds Sterling or Euros if there would be outstanding, after giving effect to such Revolving Loans, an aggregate principal amount of more than the Dollar Equivalent of $10,000,000 at any time with respect to all Multicurrency Loans in the aggregate. Promptly following receipt of an Advance Request in compliance with this subsection 2.1(b), the Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender's Revolving Loan to be made as part of the requested Borrowing, and provided that no Default or Event of Default shall have occurred and be continuing or shall result therefrom, on the date such Advance Request is delivered to the Agent, the Lenders shall make a Revolving Loan to the Borrowers in accordance with the terms of Section 2.4 in an amount equal to the amount set forth in such Advance Request. Notwithstanding anything to the contrary contained herein, with respect to any Multicurrency Loan, the Applicable Percentage of each Lender shall be fronted by the Fronting Lender (with each Lender hereby agreeing to participate in the risk associated with such Multicurrency Loan in accordance with Section 2.12), with each Lender other than the Fronting Lender having no obligation or commitment to fund either in Pounds Sterling or Euros, as the case may be, except as provided in Section 2.12(f). Each Advance Request shall be in a minimum aggregate amount of the Dollar Equivalent of $1,000,000 or an integral multiple of the Dollar Equivalent of $100,000 in excess thereof.

(c)  Interest on Revolving Loans.

(i) Except as otherwise provided in clauses (ii), (iii), (iv) and (v) of this subsection (c), each Revolving Loan made to the Borrowers by the Lenders hereunder in U.S. Dollars shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin and each Multicurrency Loan shall bear interest at a rate per annum equal to the applicable Eurocurrency Rate and have an Interest Period of one month. The applicable Adjusted Base Rate and Eurocurrency Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(ii) The Borrowers may elect to convert any portion of the outstanding U.S. Dollar Eurocurrency Rate Borrowings to Base Rate Borrowings or any portion of the outstanding U.S. Dollar Base Rate Borrowings to U.S. Dollar Eurocurrency Rate Borrowings in accordance with Section 2.2. The Borrowers may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case the Loans comprising each such portion shall be considered a separate Borrowing. The Borrowers shall not be permitted to select any Interest Period for any Eurocurrency Rate Borrowing that ends after the Revolving Credit Maturity Date.

(iii) Each Loan in U.S. Dollars that is a Eurocurrency Rate Loan shall bear interest during the applicable Interest Period at a rate per annum equal to the LIBOR Rate plus the Applicable Margin. Each Loan in Pounds Sterling that is a Eurocurrency Rate Loan shall bear interest during the applicable Interest Period at a rate per annum equal to the Pounds Sterling LIBOR Rate plus the Applicable Margin. Each Loan in Euros that is a Eurocurrency Rate Loan shall bear interest during the applicable Interest Period at a rate per annum equal to the EURO LIBOR Rate plus the Applicable Margin. The applicable Eurocurrency Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

(iv) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be payable in the respective currencies in which the applicable Revolving Loans are denominated. Accrued interest on each (x) Base Rate Loan shall be payable in arrears on the first day of each month, and (y) Eurocurrency Rate Loan shall be payable in arrears on the last day of each Interest Period and, if any Interest Period is longer than three months, on the date three months after the first day of such Interest Period; provided that interest accrued at the Post-Default Rate shall be payable on demand, and all accrued interest on Revolving Loans shall be payable on demand on and after the expiration of the Revolving Credit Availability Period.

(v) Notwithstanding the provisions of clauses (i), (ii), (iii) and (iv) of this subsection (c), (A) all Revolving Loans which are not paid when due shall automatically bear interest until paid in full at the Post-Default Rate, (B) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1 shall have occurred and be continuing, the principal of all Revolving Loans hereunder shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, and (C) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1), following written notice delivered to the Borrowers from the Agent at the request of the Required Lenders, the principal of all Revolving Loans hereunder shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.

(d)  Repayment of Revolving Loans. The Borrowers unconditionally jointly and severally promise to pay to the Agent for the account of each Lender, in the respective currencies in which each Revolving Loan was made, the then unpaid principal amount of such Lender's Revolving Loans on the Revolving Credit Maturity Date. In addition, if following any reduction in the Revolving Credit Commitments or at any other time (i) the Revolving Credit Exposure shall exceed the lesser of (x) the Revolving Credit Commitment at such time, or (y) the Borrowing Base at such time, or (ii) the Revolving Credit Exposure with respect to Multicurrency Loans shall exceed the Dollar Equivalent of $10,000,000, the Borrowers shall first repay Revolving Loans in an aggregate amount equal to such excess, and second provide cash collateral in an amount equal to 105% of the Total LC Exposure as specified in Section 2.3(h) in an aggregate amount equal to any remaining excess. Any repayment of Revolving Loans pursuant to clause (i) of this subsection (d) shall be applied first to any outstanding Swing Line Loans and then to any other Revolving Loans; any repayment of Revolving Loans pursuant to clause (ii) of this subsection (d) shall be applied to the Multicurrency Loans in such manner as may be reasonably determined by the Agent.

(e)  Loan Accounts. Each Lender shall maintain in accordance with its usual practice an account evidencing the indebtedness of the Borrowers to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain accounts in which it shall record the amount and currency of each Revolving Loan made hereunder, the amount and currency of any principal, interest, fees and expenses due and payable or to become due and payable from the Borrowers to each Lender hereunder, and the amount and currency of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof. The entries made in the account maintained by the Agent pursuant to this subsection 2.1(e) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Agent to maintain such account or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Revolving Loans and other Obligations in accordance with the terms of this Agreement.

(f)  Revolving Credit Notes. Prior to the Closing Date, (i) at the request of any Lender, the Borrowers shall prepare, execute and deliver to such Lender in the form of Exhibit A-1 a Revolving Credit Note in the principal amount of such Lender's Revolving Credit Commitment, and (ii) at the request of the Fronting Lender, the Borrowers shall prepare, execute and deliver to the Fronting Lender in the form of Exhibits A-2 and A-3 Revolving Credit Notes in the principal amounts of Euros and Pounds Sterling, respectively, that will be the Dollar Equivalent of $10,000,000 at the time of payment of such Revolving Credit Notes. dated as of the Closing Date. Thereafter, the Revolving Loans of each Lender evidenced by such Revolving Credit Notes and interest thereon shall at all times (including after assignment pursuant to Section 11.4), at the request of the applicable Lender, be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.2  Additional Provisions Regarding Eurocurrency Rate Borrowings.

(a)  Procedure for Converting into or Continuing Eurocurrency Rate Borrowings. To request that any portion of the outstanding Revolving Loans be converted into a Eurocurrency Rate Borrowing or to request that any Eurocurrency Rate Borrowing continue as a Eurocurrency Rate Borrowing for an additional Interest Period, the Borrowers shall submit to the Agent a Eurocurrency Request, in substantially the form of Exhibit B-3 hereto and setting forth all of the information required to be set forth therein, by electronic mail or facsimile transmission, not later than 1:00 p.m., Connecticut time, three (3) Business Days before the date of the proposed conversion or continuation of such Borrowing. Each such Eurocurrency Request made by the Borrowers shall be irrevocable. Promptly following receipt of a Eurocurrency Request, the Agent shall advise each affected Lender of the details thereof and of such Lender's portion of each resulting Borrowing. So long as the Post-Default Rate is not accruing on the Loans pursuant to subsection 2.1(c)(v) and, with respect to Borrowings denominated in U.S. Dollars, so long as it has not been determined that the applicable Eurocurrency Rate is not available pursuant to the terms hereof, upon receipt of a Eurocurrency Request, the Lenders shall on the requested date of conversion or continuation (i) convert the U.S. Dollar Base Rate Loan requested to be converted into a Eurocurrency Rate Loan for the Interest Period set forth in such Eurocurrency Request and/or (ii) with respect to Borrowings in U.S. Dollars, Euros, or Pounds Sterling, continue the Eurocurrency Rate Loan requested to be continued as a Eurocurrency Rate Loan for the additional Interest Period set forth in such Eurocurrency Request. Each Lender at its option may make any Eurocurrency Rate Loan by causing any domestic or foreign branch of Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(b)  Incomplete Eurocurrency Requests. If any Eurocurrency Request is incomplete in any respect, then such Eurocurrency Request shall be void and the Borrowing which was the subject matter of such Eurocurrency Request shall be or continue as a Base Rate Borrowing (with respect to Borrowings denominated in U.S. Dollars) or a Eurocurrency Rate Borrowing having an Interest Period of one month (with respect to Borrowings denominated in Euros or Pounds Sterling). If, with respect to any existing Eurocurrency Rate Loan, the Borrowers fail to deliver a Eurocurrency Request to continue such Eurocurrency Rate Borrowing at least three (3) Business Days prior to the expiration of the Interest Period for such existing Eurocurrency Rate Borrowing, such Eurocurrency Rate Borrowing shall automatically convert to a Base Rate Borrowing (with respect to Borrowings denominated in U.S. Dollars) or a Eurocurrency Rate Borrowing having an Interest Period of one month (with respect to Borrowings denominated in Euros or Pounds Sterling) at the expiration of such Interest Period.

(c)  Limit on Eurocurrency Rate Loans. At the commencement of each Interest Period for a Eurocurrency Rate Loan, such Borrowing shall be in an aggregate amount at least equal to the Dollar Equivalent, Pounds Sterling Equivalent or Euro Equivalent, as applicable, of $1,000,000 or any greater multiple of $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurocurrency Rate Loans outstanding.

(d)  Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Rate Loan, (i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate for such Interest Period or that deposits in U.S. Dollars, Pounds Sterling or Euros in the relevant Interest Period are not available to the Agent, the Fronting Bank or the Lenders in any Eurocurrency Interbank Market, (ii) the Agent is advised by the Required Lenders that the applicable Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Rate Borrowing, or (iii) the Agent or any Lender shall have determined in good faith that as a result of any Change in Law it is unlawful or impossible for any Lender to make or maintain any Eurocurrency Rate Borrowing; then in each case the Agent shall give notice thereof to the Borrowers and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrowers and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurocurrency Request submitted by the Borrowers shall be ineffective and shall be deemed to be a request for a Base Rate Loan denominated in U.S. Dollars in the Dollar Equivalent of the amount requested, and (ii) the obligation of the Lenders to make Loans in Pounds Sterling or Euros, to continue Borrowings in U.S. Dollars as Eurocurrency Rate Loans, or to convert U.S. Dollar Borrowings into Eurocurrency Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall notify the Lenders and the Borrowers; provided that if as a result of a Change in Law the Lenders are prohibited from maintaining any Borrowing as an outstanding Eurocurrency Rate Borrowing, upon notice from the Agent, the Borrowers shall immediately (A) convert such Eurocurrency Rate Borrowing to a Base Rate Loan (which option will be available only with respect to Borrowings that are denominated in U.S. Dollars), or (B) repay such Eurocurrency Rate Borrowing in full, together with all interest accrued thereon and all fees and other amounts payable to the Lenders hereunder (in either case, subject to the provisions of subsection 2.2(e) of this Agreement with respect to redeployment costs).

(e)  Break Funding Payments. In the event of (i) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event, as determined by such Lender in a manner consistent with its customs and practices. In the event that any Lender is entitled to receive compensation pursuant to this subsection 2.2(e), such Lender shall deliver a certificate to the Borrowers setting forth the amount or amounts that such Lender is entitled to receive, and the Borrowers shall pay such Lender such amount or amounts within three (3) days after receipt of such certificate.

2.3  Letters of Credit.

(a)  General. Subject to the terms and conditions set forth herein, in addition to the Revolving Loans provided for in Section 2.1, any of the Borrowers may request the issuance of Letters of Credit in U.S. Dollars, for its own account by the Issuing Bank, in a form and for a purpose reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period. Subject to the terms and conditions set forth herein, in addition to the Revolving Loans provided for in Section 2.1, the Parent may also request the issuance of Letters of Credit in Pounds Sterling, for its own account (which may be in support of the business of a Subsidiary of the Parent) by the Issuing Bank, in a form reasonably acceptable to the Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period for the purpose of supporting its (or its Subsidiary's) obligations under foreign exchange hedging facilities maintained by United Kingdom Subsidiaries of the Parent in the ordinary course of business. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Without limiting the foregoing, the provisions of Section 6 of the letter of credit application delivered in connection with the Letter of Credit in Pounds Sterling issued on the Closing Date are superseded in their entirety by the provisions of this Agreement.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall deliver to the Issuing Bank and the Agent by electronic or facsimile transmission (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a letter of credit application and reimbursement agreement in the form required by the Issuing Bank. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Total LC Exposure at such time shall not exceed the LC Sublimit and the Letters of Credit issued in Pounds Sterling may not exceed the LC Pounds Sterling Sublimit, and (ii) the aggregate Revolving Credit Exposure of all Lenders at such time shall not exceed the lesser of (A) the aggregate of Revolving Credit Commitments of the Lenders at such time, and (B) the Borrowing Base at such time.

(c)  Expiration Date; Terms of Letters of Credit. Each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business on the earlier of (i) the date 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary Letters of Credit, after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days or 180 days, as applicable, after such renewal or extension) provided that any such standby Letter of Credit may provide for automatic extensions thereof to a date not later than 365 days beyond its current expiration date, and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date. No Letter of Credit may be extended beyond the date that is five (5) Business Days prior to the Revolving Credit Maturity Date. Each Letter of Credit shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the "Uniform Customs") or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

(d)  Participations in Letters of Credit and LC Guaranty. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Bank, and without any further action on the part of the Issuing Bank, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, in the currency in which the applicable LC Disbursement was made, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.3, or of any reimbursement payment required to be refunded to the Borrowers for any reason. By the issuance of the LC Guaranty by the Agent, and without any further action on the part of the Agent, the Agent also hereby grants to each Lender, and each Lender hereby acquires from the Agent, a participation in the LC Guaranty equal to such Lender's Applicable Percentage of the aggregate amount guaranteed under the LC Guaranty. In the event the Agent is required to make any payment to the Issuing Bank under the LC Guaranty, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, in the currency in which the applicable payment on the LC Guaranty was made, such Lender's Applicable Percentage of the Dollar Equivalent of (x) the amount of each such payment made by the Agent and not reimbursed by the applicable Borrowers pursuant to Section 2.3(e) and (y) any reimbursement payment required to be refunded to the applicable Borrowers for any reason, and each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender's Applicable Percentage, to reimburse the Agent on demand for such payment. Each payment to the Agent by a Lender pursuant to the preceding sentence with respect to the Agent's payment of an amount under the LC Guaranty as to a Letter of Credit shall be credited against the obligation of such Lender to pay such Lender's Applicable Percentage of the unreimbursed LC Disbursement as to such Letter of Credit. Each payment to the Agent by a Lender pursuant to the second sentence of this paragraph of its Applicable Percentage of an LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.3, or of any reimbursement payment required to be refunded to the Borrowers for any reason, shall be credited against the obligation of such Lender to pay such Lender's Applicable Percentage of an amount under the LC Guaranty with respect to such unreimbursed LC Disbursement.

(e)  Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit or the Agent shall make any payment under the LC Guaranty, the Borrowers jointly and severally agree to reimburse (each, a "Reimbursement Obligation") the Issuing Bank in respect of such LC Disbursement or payment on the LC Guaranty by paying to the Agent for the account of the Issuing Bank an amount, in the currency in which the applicable Letter of Credit was issued, equal to the amount of such LC Disbursement or LC Guaranty payment not later than 1:00 p.m., Connecticut time, on (i) the Business Day that the Borrowers receive notice of such LC Disbursement or LC Guaranty payment, if such notice is received prior to 11:00 a.m., Connecticut time, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time, provided that, subject to the conditions to borrowing set forth herein (other than the requirement that a Loan be in a minimum aggregate amount), payment of each Reimbursement Obligation shall be made through the automatic funding of (x) with respect to Reimbursement Obligations regarding LC Disbursements or LC Guaranty payments in U.S. Dollars, a Base Rate Borrowing in an amount equal to the amount of such Reimbursement Obligation, and (y) with respect to Reimbursement Obligations regarding LC Disbursements or LC Guaranty payments in Pounds Sterling, a Base Rate Borrowing in U.S. Dollars in the amount of the Dollar Equivalent of such Reimbursement Obligation (or, with the consent of the Agent, a Loan in Pounds Sterling with an Interest Period of one (1) month in an amount equal to the amount of such Reimbursement Obligation), and the Borrowers hereby irrevocably authorize and direct the Agent to take such actions as may necessary to effectuate such automatic funding of such Base Rate Borrowings. To the extent that any such Reimbursement Obligation is paid through the automatic funding of a Borrowing, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrowers cannot satisfy the conditions to borrowing set forth herein such that the payment of any Reimbursement Obligation cannot be made through the automatic funding of a Borrowing and the Borrowers shall fail to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement or LC Guaranty payment, the unreimbursed portion thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, (A) the Agent, as guarantor under the LC Guaranty, shall make available to the Issuing Bank, in immediately available funds, the amount, in the applicable currency, of such unpaid Reimbursement Obligation, together with interim interest calculated in accordance with subsection 2.3(h), and (B) each Lender shall make available to the Agent, in the applicable currency, in immediately available funds, such Lender's Applicable Percentage of such unpaid Reimbursement Obligation, together with interim interest calculated in accordance with subsection 2.3(h)

(f)  each Lender shall pay to the Agent, in the applicable currency, its Applicable Percentage of the unreimbursed portion of the LC Disbursement or LC Guaranty payment in the same manner as provided in Section 2.4 with respect to Loans made by such Lender (and Section 2.4 shall apply to the payment obligations of the Lenders, treating each such payment as a Loan for this purpose), and the Agent shall, to the extent that the Issuing Bank has not already been paid by the Agent pursuant to the LC Guaranty, promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to subsection 2.3(e), the Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to purchase participation interests in the LC Disbursement or LC Guaranty payment, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to purchase a participation interest in any LC Disbursement or LC Guaranty payment shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement or LC Guaranty payment.

(g)  Obligations Absolute. The Borrowers' obligation to reimburse LC Disbursements and LC Guaranty payments as provided in subsection 2.3(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank to the beneficiary under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever (other than gross negligence or willful misconduct of the Issuing Bank), whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of the Borrowers' obligations hereunder.

(h)  Interim Interest. If the Issuing Bank shall make any LC Disbursement in respect of any Letter of Credit, and if the Borrowers cannot satisfy the conditions to borrowing set forth herein such that payment of the Reimbursement Obligation resulting from such LC Disbursement cannot be made through the automatic funding of a Base Rate Borrowing, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to subsection 2.3(e), then interest calculated at the Post-Default Rate shall accrue on the unpaid amount thereof. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to subsection 2.3(e) shall be for the account of such Lender to the extent of such payment.

(i)  Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrowers receive notice from the Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrowers shall be required to provide cash collateral in an amount equal to 105% of the Total LC Exposure pursuant to subsections  2.1(d) or 2.7(b), the Borrowers shall immediately deposit with the Agent an amount in cash equal to, in the case of an Event of Default, the Total LC Exposure as of such date plus any accrued and unpaid interest thereon and any letter of credit fees accrued or to be accrued and, in the case of any cash collateral required to be provided pursuant to subsections 2.1(d) or 2.7 (b), the amount required under subsections 2.1(d) or 2.7(b), as the case may be; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (g) or (h) of Section 9.1. Such deposit shall be held by the Agent as collateral in the first instance for the Total LC Exposure under this Agreement and thereafter for the payment of any other obligations of the Credit Parties hereunder.

(j)  LC Guaranty. The Agent agrees, on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in subsection 2.3(d) and upon the representations and warranties of the Credit Parties contained herein, to enter into an LC Guaranty with the Issuing Bank to support the reimbursement obligations of the Borrowers with respect to any Letter of Credit.

2.4  Loans and Borrowings; Funding of Borrowings.

(a)  Loans and Borrowings. Subject to Section 2.12, each Loan shall be made (or, with respect to Multicurrency Loans, participated in) by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required herein.

(b)  Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Connecticut time to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to one or more accounts of the Borrowers maintained by one or more of the Borrowers with Fleet National Bank; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in subsection  2.3(e) shall be remitted by the Agent to the Issuing Bank.

(c)  Agent's Assumption that Each Lender will Make Loans. Subject to Section 2.12, unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of a Base Rate Loan, prior to 2:00 p.m. (Connecticut time) on the proposed date of the Borrowing) that such Lender will not make available to the Agent such Lender's share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (b) of this Section 2.4 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers but excluding the date of payment to the Agent, at the Overnight Rate. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

(d)  Swing Line Loans. Notwithstanding the notice and minimum amount requirements set forth in Section 2.1(b) (but subject to the second proviso of this sentence) but otherwise in accordance with the terms and conditions of this Agreement, the Swing Line Lender may, in its sole discretion and without conferring with the Lenders, make Revolving Loans in U.S. Dollars to the Borrowers in an amount as otherwise requested by the Borrowers (each a "Swing Line Loan"); provided that the aggregate amount of all outstanding advances made pursuant to this Section 2.4(e) shall not exceed $7,500,000; provided further that the advance of Swing Line Loans by the Swing Line Lender shall not reduce the Swing Line Lender's obligation to lend its Applicable Percentage of the Revolving Loans made pursuant to Section 2.1. The Borrowers acknowledge and agree that the making of such Swing Line Loans shall, in each case, be subject in all respects to the provisions of this Agreement as if they were Revolving Loans covered by an Advance Request including, without limitation, the limitations set forth in Section 2.1 and the requirements that the applicable provisions of Section 6.1 (in the case of Swing Line Loans made on the Closing Date) and Section 6.2 be satisfied. Accordingly, the Swing Line Lender shall not make any Swing Line Loan if (i) the Swing Line Lender shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in Sections 6.1 (with respect to the initial Loan hereunder) or 6.2 (with respect to any Loan after the initial Loan hereunder) hereof will not be satisfied on the requested funding date of the applicable Borrowing or (ii) the Swing Line Lender has actual knowledge that the requested Loan would exceed the limitations set forth in Section 2.1 on the funding date. All actions taken by the Swing Line Lender pursuant to the provisions of this Section 2.4(e) shall be conclusive and binding on the Borrowers and the Lenders absent the Swing Line Lender's gross negligence or willful misconduct. Swing Line Loans made pursuant to this Section 2.4(e) to the Borrowers shall be Base Rate Loans and, prior to the repayment of a Swing Line Loan pursuant to Section 2.4(e), interest on such Swing Line Loan shall be for the account of the Swing Line Lender.

(e)  Settlements Regarding Swing Line Loans.

(i) Upon demand by the Swing Line Lender (a "Settlement Date") which shall be made no less frequently than every other week, the Agent shall, not later than 11:00 a.m. (Connecticut time), give telephonic or facsimile notice (A) to the Lenders and the Borrowers of the respective outstanding amount of Swing Line Loans made by the Swing Line Lender on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Eurocurrency Rate Loans to be made (following the giving of notice on such date pursuant to an Advance Request, if any, and (B) to the Lenders of the amount (a "Settlement Amount") that each Lender (a "Settling Lender") shall pay (or receive) to fund its Applicable Percentage of any Revolving Loan for the purpose of repaying a Swing Line Loan. A statement of the Agent submitted to the Lenders and the Borrowers or to the Lenders with respect to any amounts owing under this Section 2.4(e) shall be prima facie evidence of the amount due and owing. Each Settling Lender shall, not later than 3:00 p.m. (Connecticut time) on such Settlement Date for any Revolving Loan, effect a wire transfer of immediately available funds to the Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by any Lender as a Settling Lender pursuant to this Section 2.4(e) shall for all purposes be treated as a Revolving Loan made by such Settling Lender to the Borrowers and all funds received by the Swing Line Lender pursuant to this Section 2.4(e) shall for all purposes be treated as repayment of amounts owed with respect to Swing Line Loans made by the Swing Line Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which any Borrower is a debtor prevent a Settling Lender from making any Revolving Loan to effect a settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the Swing Line Lender with respect to the applicable Swing Line Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender's share of the outstanding Swing Line Loans being equal, as nearly as may be, to such Lender's Applicable Percentage of the outstanding amount of the Swing Line Loans. If any amounts received by the Agent or Swing Line Lender in respect of any settlement pursuant to this Section 2.4(e) are later required to be returned or paid by the Agent or Swing Line Lender to the Borrowers or their respective representatives or successors-in-interest, whether by court order, settlement or otherwise, the other Lenders shall, upon demand by the Agent or Swing Line Lender, pay to the Agent or Swing Line Lender, as applicable, for its own account, an amount equal to each other Lender's Applicable Percentage of all such amounts required to be returned by the Agent or Swing Line Lender.

(ii) Unless the Agent shall have received notice from a Lender prior to any Settlement Date that such Lender will not make available to the Agent such Lender's share of a Settlement Amount, the Agent may assume that such Lender has made such share available on such date in accordance with subsection (i) of this Section 2.4(e) and may, in reliance upon such assumption, make available to the Borrowers (by repaying to the Swing Line Lender) a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers (by repayment of the Swing Line Loans) but excluding the date of payment to the Agent, at the Overnight Rate. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender's Loan included in such Borrowing. A statement of the Agent submitted to the applicable Settling Lender and the Borrowers with respect to any amounts owing under this Section 2.4(e) shall be prima facie evidence of the amount due and owing.

(iii) The failure or refusal of any Settling Lender to make available to the Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender's Settlement Amount shall not (A) relieve any other Settling Lender from its several obligation hereunder to make available to the Agent the amount of such other Settling Lender's Settlement Amount or (B) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Revolving Credit Commitment of such other Lender.

2.5  Expiration, Termination or Reduction of Commitments.

(a)  Expiration of Revolving Credit Commitments. Unless previously terminated, the Revolving Credit Commitments shall expire at the close of business on the Revolving Credit Maturity Date.

(b)  Reduction of Revolving Credit Commitments. Subject to the provisions of Section 2.5(d), the Borrowers may at any time and from time to time reduce the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments (other than a termination in accordance with Section 2.5(c)) shall be in an amount that is at least equal to $1,000,000 or any greater multiple of $100,000, and (ii) the Borrowers shall not reduce the Revolving Credit Commitments if, after giving effect to any concurrent repayment, the total Revolving Credit Exposure would exceed the total Revolving Credit Commitments. The Borrowers shall notify the Agent of any election to reduce the Revolving Credit Commitment at least three (3) Business Days prior to the effective date of such reduction, specifying the effective date thereof. Each notice of reduction of the Revolving Credit Commitment shall be irrevocable. Each reduction of the Revolving Credit Commitment shall be permanent and shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.

(c)  Optional Termination of Revolving Credit Commitments. Subject to the provisions of subsection 2.5(d), the Borrowers shall have the right at any time to terminate the Revolving Credit Commitments. The Borrowers shall notify the Agent of any election to terminate the Revolving Credit Commitments under this subsection 2.5(c) in writing at least thirty (30) days prior to the effective date of such termination, specifying the effective date thereof. Each notice of termination of the Revolving Credit Commitments shall be irrevocable, and on or before such effective date of termination the Borrowers shall repay the entire principal balance of, and all accrued interest and fees owing with respect to, the Revolving Loans. Any termination of the Revolving Credit Commitments shall be permanent.

(d)  Termination or Reduction Fee. If the Borrowers reduce or terminate the Revolving Credit Commitments in accordance with this Section 2.5 or Section 2.7(b), or if the Revolving Credit Commitments are terminated pursuant to Section 9.1, and if such reduction or termination occurs on or prior to the first anniversary of the Closing Date, the Borrowers shall pay to the Agent a fee in an amount equal to one percent (1%) of the amount of such reduction or, in the case of a termination of the Commitments, of the amount of the Commitments immediately prior to such termination.

2.6  Payments Generally; Pro Rata Treatment; Sharing of Set-Offs; Collection.

(a)  Payments Generally. The Borrowers shall be obligated to make each payment required to be made by the Borrowers hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or otherwise) prior to 1:00 p.m., Connecticut time, on the date when due, in immediately available funds, in the applicable currency, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments shall be made to the Agent at its offices in Glastonbury, Connecticut, except that payments pursuant to Sections 2.3, 2.9, 2.10, 11.3 and subsection 2.2(e) shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrowers shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding anything to the contrary set forth herein, subject to the conditions to the funding of Revolving Loans set forth herein, all payments of interest (with respect to Borrowings in U.S. Dollars and, at the election of the Borrowers, also with respect to Borrowings in Euros and Pounds Sterling) and all payments of fees and any other amounts due to be paid by the Borrowers hereunder shall be made through the automatic funding of Base Rate Loans in U.S. Dollars in amounts equal to the amounts of such interest, fees or other amounts due to be paid by the Borrowers hereunder, and the Borrowers hereby irrevocably authorize and direct the Agent to take such actions as may be necessary to effectuate such automatic funding of Base Rate Loans, and, upon funding of any such Base Rate Loan, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan. The Borrowers expressly acknowledge and agree that (i) the Agent may, in its discretion, effectuate the automatic funding of a Revolving Loan pursuant to this subsection 2.6(a) even though at the time of, or after giving effect to, the funding of such Revolving Loans the total Revolving Credit Exposure exceeds the lesser of (x) the total Revolving Credit Commitments and (y) the Borrowing Base, and (ii) if any one or more of the conditions to the funding of Revolving Loans cannot be satisfied and the Agent, in its discretion, refuses to fund a Base Rate Loan in an amount sufficient to satisfy the amount of any interest, fees or other amounts due hereunder, the Borrowers shall remain obligated to pay the full amount of such interest, fees or other amounts as and when the same shall become due.

(b)  Application of Payments. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder under any circumstances, including, without limitation during, or as a result of the exercise by the Agent or the Lenders of remedies hereunder or under any other Loan Document and applicable law, such funds shall be applied (i) first, to pay interest, fees, costs and expenses then due hereunder ratably among the parties entitled thereto in accordance with the amounts of interest, fees, costs and expenses then due to such parties, (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (iii) third, to any other Obligations then due from the Credit Parties to the Agent, the Cash Management Bank, the Issuing Bank, the Fronting Lender, or the other Lenders.

(c)  Pro Rata Treatment. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (or participations in LC Disbursements) (other than pursuant to Sections 2.3, 2.9 or 2.10), resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans (and participations in LC Disbursements) and accrued interest thereon than the proportion of such amounts received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (and participations in LC Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant, other than to any Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)  Agent's Assumption that Borrowers Will Make Payments. Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank entitled thereto (the "Applicable Recipient") hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrowers have not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.

(e)  Lender's Failure to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to subsections 2.3(d), 2.3(e), 2.4(c) or 2.6(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender's obligations under such subsection until all such unsatisfied obligations are fully paid.

(f)  Collection. Any check, instrument or other item of payment in favor of any Borrower remitted to the Cash Management Bank for processing (other than a wire transfer of immediately available funds) shall be subject to a collection charge equal to two days interest on the amount thereof at the Adjusted Base Rate plus the Applicable Margin, which collection charges shall be payable by the Borrowers monthly in arrears on the first Business Day of each month.

2.7  Prepayment of Loans.

(a) Optional Prepayments of Loans. The Borrowers shall have the right at any time and from time to time to prepay the Revolving Loans in whole or in part, subject to prior notice in accordance with subsection 2.7(d) in the case of Eurocurrency Rate Loans, and subject to the payment of any amounts due under subsection 2.2(e) and, if the Revolving Credit Commitment is reduced or terminated, subsection 2.5(d).

(b) Mandatory Prepayments. The Borrowers shall be obligated to, and shall, make prepayments of the Loans hereunder (and, with respect to payments pursuant to clause (i) but not payments pursuant to clauses (ii) through (iv) below, reduce the Revolving Credit Commitments hereunder) as follows:

(i) Incurrence of Debt. Without limiting the obligation of the Borrowers to obtain the consent of the Required Lenders to any incurrence of Indebtedness not otherwise permitted hereunder, the Borrowers agree, on the closing of any incurrence of Indebtedness by any Credit Party (other than Indebtedness permitted pursuant to Section 8.1) to prepay the Loans hereunder (and provide cash collateral for Total LC Exposure as specified in subsection 2.3(i)), and the Revolving Credit Commitments hereunder shall be subject to automatic reduction, upon the date of such incurrence of Indebtedness, in an aggregate amount equal to 100% of the amount of the Net Cash Payments from such incurrence of Indebtedness received by any Credit Party, such prepayment and reduction to be effected in each case in the manner and to the extent specified in subsection 2.7(c) below.

(ii) Sale of Assets. Without limiting the obligation of the Borrowers to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, the Borrowers agree, on the date of any Disposition by any Credit Party, to prepay the Loans hereunder (and provide cash collateral for Total LC Exposure as specified in subsection 2.3(i)), in an aggregate amount equal to 100% of the amount of such Net Cash Payments from such Disposition received by any Credit Party on the date of such Disposition, such payment to be effected in each case and in the manner and to the extent specified in subsection 2.7(c) below. Notwithstanding the foregoing, (A) the Borrowers shall not be required to make any prepayment of the Loans under this clause (ii) with respect to the first $1,000,000 of aggregate Net Cash Payments received by the Credit Parties in any fiscal year from Dispositions after the Effective Time to the extent 100% of such Net Cash Payments are utilized within 120 days of each such Disposition to replace the assets disposed of by the Credit Parties in the Disposition, and (B) if the Tranche B Lenders have the right under the Intercreditor Agreement to apply the proceeds of such Disposition as a prepayment of the principal of the Tranche B Loans and if and to the extent that the proceeds of such Disposition are in fact applied as a prepayment of the principal of the Tranche B Loans, then no payment shall be required under this clause (ii) with respect to such Disposition.

(iii) Proceeds of Casualty Events. Upon the receipt by the Agent or the Credit Parties of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Credit Parties, the Borrowers shall prepay the Loans (and provide cash collateral for Total LC Exposure as specified in subsection 2.3(i)), in an aggregate amount equal to 100% of the Net Cash Payments from such Casualty Event, such prepayment to be effected in each case in the manner and to the extent specified in subsection 2.7(c) below; provided that, if there shall occur a Casualty Event and the aggregate market value of all property affected by such Casualty Event shall be less than $500,000, and if, at the time proceeds of insurance in respect of such Casualty Event are received, no Event of Default shall have occurred and be continuing, the Borrower shall be entitled to utilize such insurance proceeds (in an amount not in excess of $500,000) to repair or replace the property affected by such Casualty Event within 180 days (it being understood that if proceeds of insurance intended to be applied to repair or replace property are not in fact applied within 180 days after receipt thereof, then such proceeds shall be applied to the prepayment of Loans and cover for Total LC Exposure as provided in this clause (iii) at the expiration of such 180 day period), and further provided that, if the Tranche B Lenders have the right under the Intercreditor Agreement to apply the proceeds of such Casualty Event as a prepayment of the principal of the Tranche B Loans and if and to the extent that the proceeds of such Casualty Event are in fact applied as a prepayment of the principal of the Tranche B Loans, then no payment shall be required under this clause (iii) with respect to such Casualty Event.

(iv) Prepayments of Excess Available Cash. The Borrowers shall from time to time prepay the Revolving Loans to the extent that the Applicable Credit Parties and their Subsidiaries (other than Domestic Subsidiaries) have cash and Cash Equivalents of more than the Cash Prepayment Threshold Amount in the aggregate for more than seven (7) consecutive days. Each such prepayment shall be made on the next succeeding Business Day after the seventh (7th) consecutive day on which the Applicable Credit Parties and their Subsidiaries (other than Domestic Subsidiaries) hold such cash and Cash Equivalents in excess of the Cash Prepayment Threshold Amount, in an amount equal to the amount of such excess over the Cash Prepayment Threshold Amount on such seventh (7th) day.

(c) Application. In the event of any mandatory prepayment of Loans pursuant to subsections (b)(i), (b)(ii), (b)(iii) and (b)(iv) of this Section 2.7, the proceeds shall be applied as follows:

(i) first, to the extent that total Revolving Credit Exposure shall at such time exceed the lesser of (A) the total Revolving Credit Commitments at such time or (B) the Borrowing Base at such time, such prepayment shall be applied to the repayment of Revolving Loans to be shared and applied ratably among the Lenders in proportion to their respective Revolving Credit Commitments; and

(ii) second, the amount of any mandatory prepayment shall be applied to repay Revolving Loans and, after the Revolving Loans have been paid in full, to provide cash collateral for Total LC Exposure as specified in Section 2.3(i), with a corresponding permanent reduction in the Revolving Credit Commitments in the amount of all of the payments made under Section 2.7(b) (except that no such corresponding permanent reduction in the total Revolving Credit Commitments shall be required in connection with any prepayment pursuant to subsection 2.7(b)(ii), (iii) and (iv) above).

For the avoidance of doubt, subject in all cases to the other terms and conditions of this Agreement and the other Loan Documents (including the conditions to the right of the Borrowers to receive Loans hereunder), the Borrowers shall have the right to reborrow the amount of any mandatory prepayments made by the Borrowers pursuant to clauses (ii), (iii) and (iv) of subsection (b) of this Section 2.7.

(d) Notification of Certain Prepayments. The Borrowers shall notify the Agent by telephone (confirmed by telecopy) of any voluntary prepayment of any Eurocurrency Rate Loan or any Tranche B Loan not later than 1:00 p.m., Connecticut time, three (3) Business Days before the date of such prepayment. The Borrowers shall notify the Agent of any mandatory prepayment of the Loans pursuant to subsection 2.7(b) hereunder as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof.

2.8  Fees.

(a) Fee Letter Fees. The Borrowers jointly and severally agree to pay to the Agent the fees as set forth in the Fee Letter.

(b) Unused Fee. The Borrowers jointly and severally agree to pay to the Agent for the account of each Lender a fee (the "Unused Fee") calculated at the Applicable Unused Fee Rate per annum as in effect from time to time on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Maturity Date by which the Commitments minus the Total LC Exposure exceeds the outstanding principal amount of Loans during such calendar quarter. The accrued Unused Fee shall be payable quarterly in arrears on the first day of each calendar quarter and on the date on which the Revolving Credit Commitments terminate. The Unused Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Fronting Fee. The Borrowers jointly and severally agree to pay to the Fronting Lender a fronting fee calculated at a rate per annum equal to (x) the average daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Maturity Date of the Dollar Equivalent of outstanding Multicurrency Loans, multiplied by (y) 0.125%. Accrued fronting fees shall be payable monthly in arrears on the first day of each month and on the Revolving Credit Maturity Date. All fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Letter of Credit Fees. The Borrowers shall pay with respect to Letters of Credit issued hereunder the following fees:

(i) with respect to each standby or documentary Letter of Credit issued hereunder, to the Agent (through its Treasury and International Services Group) for the accounts of the Lenders a participation fee with respect to their participations in such Letters of Credit which fee shall accrue at a rate per annum equal to (x) the Applicable Margin for Letters of Credit multiplied by (y) the average daily amount of outstanding Letters of Credit during the period from and including the Closing Date to and including the later of the date on which there shall no longer be any Letters of Credit outstanding hereunder and the Revolving Credit Maturity Date, and

(ii) with respect to each documentary or standby Letter of Credit issued hereunder, to the Issuing Bank, a fronting fee equal to 0.125% per annum of the available amount (calculated without regard to whether any conditions for drawing have been satisfied) of each Letter of Credit, along with the Issuing Bank's standard fees with respect to the issuance, amendment, renewal, extension or administration of any Letter of Credit or processing of drawings thereunder.

Accrued fees for Letters of Credit shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day), and shall be payable monthly in arrears on the first day of each month or as advised by the Agent, as applicable, and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that (x) any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand, (y) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1 shall have occurred and be continuing, the fees payable under this Section 2.8(d) shall automatically be, after as well as before judgment, the rate provided for above in this Section 2.8(d) plus 2% per annum, and (C) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 9.1), following written notice delivered to the Borrowers from the Agent at the request of the Required Lenders, the fees payable under this Section 2.8(d) shall be, after as well as before judgment, the rate provided for above in this Section 2.8(d) plus 2% per annum during the period beginning on the date such Event of Default first occurred and ending on the date such Event of Default is cured or waived.

(e) Agent's Fee. The Borrowers jointly and severally agree to pay to the Agent, annually in advance, for the Agent's own account, on the Closing Date and on each anniversary of the Closing Date, an Agent's fee (the "Agent's Fee") as set forth in the Fee Letter.

(f) Fees Non-Refundable. All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

2.9  Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the Eurocurrency Interbank Market any other condition affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, or such Lender's or the Issuing Bank's holding company, for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in subsections 2.9(a) or 2.9(b) above shall be delivered to the Borrowers and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrowers shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.9 for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is (i) retroactive and (ii) occurred within such six-month period, then the six-month period referred to above may be extended to include the period of retroactive effect thereof, but in no event any period prior to the Closing Date.

2.10 Taxes.

(a) Any and all payments by or on account of any Obligations of the Borrowers hereunder shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the Agent, any Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Agent and each Lender (including the Issuing Bank and the Fronting Lender), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) paid by or withheld from the Agent or such Lender, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrowers making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by, or paid to or withheld by, the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender, or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

2.11  Mitigation Obligations; Replacement of Lenders

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.9, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9 or 2.10, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.9, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, or if any Lender defaults in any of its obligations hereunder, then the Borrowers may, at their expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.4, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Agent and the Issuing Bank, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.9 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.12 Additional Provisions Regarding Multicurrency Loans and Fronting

(a) Determination that Loans may not be made in Eurocurrencies. If any Lender, on or prior to the funding of any Multicurrency Loan, determines (which determination shall be conclusive) that Pounds Sterling or Euros, as requested, are not freely transferable and convertible into U.S. Dollars or that it will be impracticable for such Lender to fund the Loan in such currency, then such Lender shall immediately so notify the Agent, which notification shall be given immediately by the Agent to the Borrowers, and such Lender's Applicable Percentage of the requested Revolving Loan shall instead be denominated in U.S. Dollars. In the event that the Borrowers repay such portion of a Revolving Loan denominated in U.S. Dollars and such repayment, and the fluctuation of currency exchange rates, results in Revolving Loans being then outstanding that are not in Dollar Equivalent amounts held pro rata in accordance with the Applicable Percentages of the Lenders, then all subsequent principal repayments denominated in Pounds Sterling or Euros, as the case may be, which the applicable Lender did not advance shall be made by the Borrowers to the Agent for the respective accounts of the Lenders other than such Lender on a pro rata basis until such time as the Revolving Loans are outstanding on a pro rata basis.

(b) Multiple Denominations. In the event that any portion of the funds available under the terms of this Agreement is denominated in U.S. Dollars and/or in one or more of Pounds Sterling or Euros, the Dollar Equivalent of such portion of the funds shall be calculated pursuant to the definition of "Dollar Equivalent". The amount so determined shall then be added to the amount already outstanding in U.S. Dollars for the purpose of determining the remaining availability of funds under Section 2.1 hereof and any required repayments hereunder.

(c) Calculation of Dollar Equivalents. In the event there are any Multicurrency Loans outstanding, the Agent shall provide the Lenders and the Borrowers with calculations as of the last day of each calendar month in which such Multicurrency Loans are outstanding as to the amount in Dollar Equivalents of such Loans.

(d) Funding. The Fronting Lender may make any Revolving Loan denominated in Pounds Sterling or Euros by causing its Eurocurrency Lending Office or any of its foreign branches or foreign affiliate to make such Loan (whether or not such lending office, branch or affiliate is named as a lending office on the signature pages hereof); provided that in such event the obligation of the Borrowers to repay such Loan shall nevertheless be to the Fronting Lender or such other Lender and shall, for all purposes of this Agreement (including without limitation for purposes of the definition of the term "Required Lenders") be deemed made by the Fronting Lender or such other Lender to the extent of such Loan, for the account of such applicable lending office, branch or affiliate.

(e) Application of Interest Payments. As promptly as is practicable following each date upon which the Agent receives a payment of interest under this Agreement on account of any Multicurrency Loans, the Agent shall distribute to the Fronting Lender such amount. In consideration of the agreement of the Lenders to purchase participating interests in any Multicurrency Loans, the Fronting Lender shall pay to the Agent, for the ratable accounts of each Lender, a risk participation fee, in the currency of such interest payment or from a conversion of such currency to U.S. Dollars, as determined by each Lender, in an amount equal to the portion of such interest payment which constitutes the Applicable Margin thereof (or, if applicable, the amount of proceeds received by the Fronting Lender from such conversion to U.S. Dollars of such Applicable Margin portion (other than any such proceeds payable for the account of any Delinquent Lender, which proceeds shall be retained by the Fronting Lender for its own account); provided, however, that with respect to each Lender which has funded the purchase of participating interests in the extensions of credit on account of which such interest was paid hereunder, the Fronting Lender shall instead pay to the Agent, for the account of such Lender which has so funded such purchase, the amount equal to such Lender's Applicable Percentage of such interest payment. Such amount shall be payable to the Agent, in the currency of such interest payment or from a conversion of such currency to U.S. Dollars, as determined by each Lender, on the date upon which the Fronting Lender receives the interest payment (or, as applicable, the proceeds of such conversion).

(f) Currency Conversion and Contingent Funding Agreement. Each of the Lenders hereby unconditionally and irrevocably agrees to purchase (in the currency in which the applicable Multicurrency Loan is made or, at the option of any Lender with the consent of the Agent, in U.S. Dollars in the amount of the Dollar Equivalent thereof on the date of the purchase), as and when requested by the Agent or the Fronting Lender at any time, an undivided participating interest equal to its Applicable Percentage of all Multicurrency Loans that are made by the Fronting Lender, provided that:

(i) the Agent and the Fronting Lender hereby agree that, unless an Event of Default has occurred and is continuing or a Fronting Loan Event has occurred, such Persons will not request any such purchase of participating interests; and

(ii) in the event that any Event of Default specified in Section 9.1(g) or (h) shall have occurred with respect to any of the Credit Parties, each Lender shall be deemed to have purchased, automatically and without request, such participating interest in the Revolving Loans denominated in Pounds Sterling or Euros.

Any such request shall be made in writing to each Lender and shall specify the amount of the applicable currency (or, if a Lender has elected with the consent of the Agent to make such purchase in U.S. Dollars, the amount of U.S. Dollars (based upon the actual exchange rate at which the Agent anticipates being able to obtain the relevant currency on the relevant date, with any excess payment being refunded to the Lenders and any deficiency remaining payable by the Lenders)) required from such Lender in order to effect the purchase by such Lender of a participating interest in the amount equal to its Applicable Percentage times the aggregate then outstanding principal amount (in Pounds Sterling or Euros, as the case may be) of the Revolving Loans denominated in Pounds Sterling or Euros (or the Dollar Equivalent thereof, if elected by any such Lender with the consent of the Agent) which have been fronted by the Fronting Lender. Promptly upon receipt of such request, each Lender shall deliver to the Agent (in immediately available funds) the amount so specified by the Agent. With respect to payments that are made in U.S. Dollars, the Agent shall convert such amounts into the relevant currency, as the case may be. The Agent shall promptly deliver the proceeds of such payments and such conversions to the Fronting Lender in immediately available funds. Promptly following receipt thereof, the Fronting Lender will deliver to each Lender (through the Agent) a certificate setting forth the amount of the Revolving Loans purchased by such Lender, dated the date of receipt of such funds and in such amount. From and after such purchase, (i) all outstanding Eurocurrency Rate Loans denominated in U.S. Dollars shall be deemed to have been converted into U.S. Dollar Base Rate Loans (with such conversion constituting, for purposes of Section 2.2(e), the making of a payment of a Eurocurrency Rate Loan prior to the expiration of the relevant Interest Period, as applicable) and all subsequent Loans denominated in U.S. Dollars shall be Base Rate Loans, (ii) all outstanding and subsequent Eurocurrency Rate Loans denominated in Pounds Sterling or Euros (including those Loans advanced by the Fronting Bank) shall be made or deemed to have been converted into Eurocurrency Rate Loans denominated in the relevant currency with a one (1) month Interest Period (with any such conversion constituting, for purposes of Section 2.2(e), the making of a payment of a Eurocurrency Rate Loan prior to the expiration of the relevant Interest Period, as applicable), and (iii) all amounts from time to time accruing, and all amounts from time to time payable, on account of such Revolving Credit Loans (including any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in the relevant currency and shall be distributed in the relevant currency or, at the request of any Lender, in U.S. Dollars (after the conversion of such currency into U.S. Dollars), by the Agent to the Lenders, on account of such participating interests. Notwithstanding anything to the contrary contained in this Section 2.12, the failure of any Lender to purchase its participating interest in any Revolving Loans shall not relieve any other Lender of its obligations hereunder to purchase its participating interest in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lenders on any date.

(g) Interest Payable for the Benefit of the Fronting Lender. If any amount required to be paid by any Lender pursuant to Section 2.12(f) is not paid to the Agent within one (1) Business Day following the date upon which such Lender receives a request from the Agent or the Fronting Lender that such Lender fund its participating interest relating to such Revolving Loan, such Lender shall pay to the Agent on demand an amount equal to the product of (i) such amount, times (ii) the Overnight Rate, as determined by the Agent, during the period from and including the date such payment is required to be made to the date on which such payment is immediately available to the Agent, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.12(f) is not in fact made available to the Agent within three (3) Business Days following the date upon which such Lender receives a request from the Agent or the Fronting Lender that such Lender fund its participating interest relating to such Revolving Loan, the Agent shall be entitled to recover from the Borrowers, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Loans which are Base Rate Loans. A certificate from the Agent submitted to any Lender with respect to any amounts owing under Section 2.12(f) or this Section 2.12(g) shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to Section 2.12(f) or this Section 2.12(g) shall be paid to the Agent, for the account of the Fronting Lender; provided that, if the Agent (in its sole discretion) has elected to fund on behalf of such Lender the amounts owing to the Fronting Lender then the amounts shall be paid to the Agent, for its own account.

(h) Distributions of Payments Made on Fronted Loans. Whenever, at any time after the Fronting Lender has received from any Lender such Lender's participating interest in a Revolving Loan pursuant to the above provisions of this Section 2.12, the Fronting Lender receives any payment on account thereof, the Fronting Lender will distribute to the Agent, for the account of such Lender, such Lender's participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded) in like funds received; provided, however, that in the event that any such payment received by the Fronting Lender is required to be returned, such Lender will return to the Fronting Lender any portion thereof previously distributed by the Fronting Lender to the Lender in like funds as such payment is required to be returned by the Fronting Lender.

(i) Obligations Unconditional Regarding Fronted Loans. Each Lender's obligation to purchase participating interests pursuant to this Section 2.12 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Fronting Lender, any Credit Party or any other Person for any reason whatsoever; (ii) the occurrence and continuation of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of any Person party hereto; (iv) any breach of any of the Loan Documents by any Person; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(j) Resignation of Fronting Lender. The Fronting Lender may resign at any time by giving sixty (60) days prior written notice thereof to the Agent, the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Fronting Lender. Unless a Default or Event of Default shall have occurred and be continuing, such successor Fronting Lender shall be reasonably acceptable to the Borrowers. If no successor Fronting Lender shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Fronting Lender's giving of notice of resignation, then the retiring Fronting Lender may, on behalf of the Lenders, appoint a successor Fronting Lender which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Ratings Group. Upon the acceptance of any appointment as Fronting Lender hereunder by a successor Fronting Lender such successor Fronting Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Fronting Lender and the retiring Fronting Lender shall be discharged from its duties and obligations hereunder. After any retiring Fronting Lender's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Fronting Lender.

2.13  Currency Matters. U.S. Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder; provided that:

(a) except as expressly provided in this Agreement, each repayment of a Revolving Loan or a part thereof shall be made in the currency in which such Revolving Loan is denominated at the time of that repayment;

(b) each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated;

(c) each payment of any Fees shall be in U.S. Dollars;

(d) each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred; and

(e) any amount expressed to be payable in Pounds Sterling or Euros shall be paid in such currency.

(f) no payment to the Agent or any Lender (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until the Agent or such Lender shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, the Borrowers jointly and severally agree to indemnify and hold harmless the Agent or such Lender, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. The indemnification agreement in this clause (f) shall constitute an obligation of each such Borrower separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Agent or any Lender under this Credit Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by the Agent and each such Lender, as the case may be. The provisions of this clause (f) shall survive the payment in full of all of the other Obligations of the Borrower under this Agreement.

ARTICLE 3

Guarantee by Guarantors

3.1 The Guarantee. The Domestic Guarantors hereby jointly and severally guarantee to each Lender, the Issuing Bank and the Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise), as well as the performance, of all of the Obligations. The Domestic Guarantors hereby further agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) or perform any of the Obligations, the Domestic Guarantors will promptly pay the same, without any demand or notice whatsoever (all of which are expressly waived by the Domestic Guarantors), and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) or performed in accordance with the terms of such extension or renewal. Payments by the Domestic Guarantors hereunder may be required by the Agent on any number of occasions.

3.2 Obligations Unconditional. The obligations of the Domestic Guarantors under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Domestic Guarantors hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to such Domestic Guarantors, the time for any performance of, or place or manner of payment or compliance with, any of the Obligations shall be extended, compromised, renewed, or modified, or any such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations or Loan Documents shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee or obligor of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any lien or security interest granted to, or in favor of, the Agent, the Issuing Bank or any Lender or Lenders as security for any of the Obligations shall fail to be perfected or the rights with respect thereto shall not be adequate; any rights which the Agent, the Issuing Bank or any Lender might have in any security shall have failed to be preserved; or there shall be any substitution, exchange, surrender, release, loss or destruction of any such security;

(v) there shall be any other act or omission which might in any manner or to any extent vary the risk of the Domestic Guarantors or otherwise operate as a release or discharge of any Domestic Guarantor, all of which may be done without notice to such Domestic Guarantor; or

(vi) there shall be any addition, substitution or release of any Person primarily or secondarily liable for any Obligation;

The Domestic Guarantors hereby expressly waive (A) promptness, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent, the Issuing Bank or any Lender exhaust any right, power or remedy or proceed against the Borrowers hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations and (B) all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect. The Domestic Guarantors expressly and knowingly waive all suretyship defenses which might otherwise accrue with respect to their Obligations hereunder and under the other Loan Documents.

To the fullest extent permitted by law, each Domestic Guarantor hereby further expressly waives any and all rights or defenses arising by reason of (A) any "one action" or "anti-deficiency" law which would otherwise prevent the Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Domestic Guarantor before or after the Agent's or such Lender's commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Agent or any Lender.

3.3  Reinstatement. The obligations of the Domestic Guarantors under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Domestic Guarantor agrees that it will indemnify the Agent, the Issuing Bank and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Agent, any Lender or the Issuing Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.4  Subrogation. Until such time as the Obligations shall have been indefeasibly paid in full, no Guarantor shall exercise (a) any rights of subrogation, reimbursement, restitution, or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article 3, and (b) any benefit of and any right to participate in any collateral security which may be held by the Agent or any Lender. Each Guarantor further agrees that if, in compliance with the Loan Documents, the Agent takes title to or transfers any stock or other equity interest that is pledged to the Agent pursuant to any of the Collateral Documents, the Agent shall, at the request of the Required Lenders, have the right to cause any or all of any such rights of subrogation, reimbursement, restitution or contribution of the Guarantors against the Person that is the issuer of such stock or other equity interest to be fully and permanently waived.

3.5 Remedies. The Domestic Guarantors agree that, as between the Domestic Guarantors and the Lenders, the Obligations of the Borrowers hereunder may be declared to be forthwith due and payable as provided in Section 9.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.1) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Borrowers) shall become immediately due and payable by the Domestic Guarantors for purposes of Section 3.1.

3.6  Instrument for the Payment of Money. Each of the Domestic Guarantors hereby acknowledges that the guarantee in this Article 3 constitutes an instrument for the payment of money, and consents and agrees that the Agent, the Issuing Bank, or any Lender, at its sole option, in the event of a dispute by such Domestic Guarantor in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.

3.7  Continuing Guarantee. The guarantee in this Article 3 is a continuing guarantee, and shall apply to all Obligations whenever arising.

3.8  General Limitation on Amount of Obligations Guaranteed. In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Domestic Guarantors under Section 3.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Domestic Guarantors, any Lender, Agent or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE 4

The Collateral

4.1  Grant of Security Interest. As security for due and punctual payment and performance of all of the Obligations, each of the Grantors hereby pledges and assigns to the Agent, and grants to the Agent, for the ratable benefit of the Lenders, the Issuing Bank and the Cash Management Bank a continuing security interest in and lien on all of its tangible and intangible property and assets (except for the Excluded Foreign Stock, as to which no lien is granted herein), wherever located, whether now owned or existing or hereafter acquired or arising, together with any and all additions thereto and replacements therefor and proceeds and products thereof (collectively referred to for purposes of this Article 4 as "Collateral"), including without limitation all right, title and interest of the Grantors in and to (i) the Pledged Trademarks, as defined in the Trademark Agreement, (ii) the Patent Collateral, as defined in the Patent Agreement, and (iii) the property described below:

(a) all tangible personal property, including without limitation all present and future goods, inventory (including, without limitation, all merchandise, raw materials, work in process, finished goods and supplies), machinery, equipment, motor vehicles, rolling stock, tools, furniture, fixtures, office supplies, computers, computer software and associated equipment, whether now owned or hereafter acquired, including, without limitation, all tangible personal property used in the operation of the business of any of the Grantors, provided that (i) the Lien granted herein on equipment that is leased to a Grantor pursuant to a capitalized lease or is owned by a Grantor pursuant to a purchase money Lien that is a Permitted Lien shall take effect only after the term of such capitalized lease or after the termination of the existence of such purchase money Lien, and (ii) no Lien is granted herein on the IRB Excluded Assets;

(b) all rights under all present and future authorizations, permits, licenses and franchises issued, granted or licensed to any Grantor for the operation of its business;

(c) all Patents of the Grantors;

(d) all Trademarks of the Grantors;

(e) all Copyrights of the Grantors;

(f) the entire goodwill of business of the Grantors and all other general intangibles (including know-how, trade secrets, customer lists, proprietary information, inventions, domain names, methods, procedures and formulae) connected with the use of and symbolized by any Patents, Trademarks or Copyrights of the Grantors;

(g) all rights under all present and future vendor or customer contracts and all franchise, distribution, design, consulting, construction, engineering, management and advertising and related agreements;

(h) all rights under all present and future leases of real and personal property; and

(i) all other tangible and intangible personal property, including, without limitation, all present and future accounts (including health care insurance receivables), accounts receivable, cash, cash equivalents, deposits, deposit accounts (excluding the cash and cash equivalents (and any deposit accounts maintaining such cash and cash equivalents) referenced in Section 8.2(i) and (o)), loss carry back, tax refunds, insurance claims and proceeds, premiums, rebates and refunds, choses in action, commercial tort claims, securities and other investment property, partnership interests, limited liability company interests, contracts, contract rights, rights to the payment of money, general intangibles (including without limitation, all payment intangibles, customer and advertiser mailing lists, intellectual property, patents, copyrights, trademarks, trade secrets, trade names, domain names, goodwill, customer lists, advertiser lists, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise), all websites (including without limitation, all content, HTML documents, audiovisual material, software, data, hardware, access lines, connections, copyrights, trademarks, patents and trade secrets relating to such websites) and domain names, any information stored on any medium, including electronic medium, related to any of the personal property of the Grantors, all financial books and records and other books and records relating, in any manner, to the business of any Grantor, all proposals and cost estimates and rights to performance, all instruments and promissory notes, documents and chattel paper (whether tangible or electronic), and all debts, obligations and liabilities in whatever form owing to any Grantor from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to any Grantor; and all guaranties and security therefor, and all letter of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations in respect of such debts, obligations and liabilities.

Any of the foregoing terms which are defined in the UCC shall have the meaning provided in the UCC, as amended and in effect from time to time, as supplemented and expanded by the foregoing.

4.2  Special Representations, Warranties and Covenants of the Credit Parties. Each Grantor represents, warrants and covenants to the Agent and the Lenders that:

(a) Such Grantor has delivered to the Agent a Perfection Certificate with respect to each Credit Party in substantially the form of Exhibit C hereto. All information set forth in such Perfection Certificate is complete, true and correct in all material respects and the facts contained in such Perfection Certificate are accurate in all material respects as of the date of this Agreement.

(b) No Credit Party will change its jurisdiction of organization, type of organization or other legal structure, principal or any other place of business, or the location of any Collateral from the locations set forth in the Perfection Certificate delivered by such Grantor with respect to such Credit Party, or make any change in its name or conduct its business operations under any fictitious business name or trade name, or will open a bank account without, in any such case, at least thirty (30) days' prior written notice to the Agent; provided that the inventory of a Credit Party may be at leased locations or in the possession of warehousemen or processors in any jurisdiction in which all necessary UCC financing statements have been filed by the Agent and with respect to which the Agent has received waiver acknowledgement letters, in form and substance reasonably acceptable to the Agent (which shall include the acknowledgments required by subsection (s) of this Section 4.2), from all landlords of leased locations and from warehousemen and processors who possess (or on whose property is located) Collateral having a fair market value in excess of $500,000 at any one location or $4,000,000 in the aggregate for all such leased locations, warehousemen and processors (except that no such waiver letter shall be required to be obtained from a landlord of a property located in The Netherlands or Canada), and further provided that nothing in this Section 4.2 shall limit the right of the Agent to establish Reserves pursuant to the terms hereof with respect to the determination of the Borrowing Base.

(c) Each Grantor represents and warrants to the Lenders and the Agent as follows: (i) except for the security interest created by this Agreement and other Liens permitted hereunder, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Grantors or any rights relating thereto, (ii) such Grantor is the owner of or has other rights in or power to transfer the Collateral, free from any right or claim of any Person or any adverse lien, except for the security interest created by this Agreement and other Permitted Liens, and (iii) such Grantor has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of Hazardous Materials.

(d) Each Grantor covenants with the Lenders and the Agent that each Credit Party shall defend its rights in the Collateral against all claims and demands of all Persons at any time claiming the same or any interests therein adverse to the Agent or any of the Lenders except with respect to Permitted Liens.

(e) Each Grantor represents and warrants to the Lenders and the Agent that all filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent's security interest in the Collateral to the extent required by this Article 4. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.

(f) Except for Collateral that is obsolete or no longer used in their business, the Grantors will keep the Collateral in good order and repair (normal wear excepted) and will not use the same in violation of law or any policy of insurance thereon in any manner which could reasonably be anticipated to have a Material Adverse Effect and will keep the Collateral adequately insured at all times in accordance with the provisions of Section 7.5. The Grantors will pay promptly when due all taxes, assessments and governmental charges and levies on the Collateral or for its use or operation, except for taxes and assessments permitted to be contested as provided in Section 7.4. Following the occurrence and during the continuance of an Event of Default, the Agent may at its option (but shall not be obligated to) discharge any taxes or Liens to which any Collateral is at any time subject (other than Permitted Liens), and may (but shall not be obligated to), upon the failure of the Grantors to do so in accordance with this Agreement, purchase insurance on any Collateral and pay for the repair, maintenance or preservation thereof. Each Grantor agrees to reimburse the Agent on demand for any payments made or expenses incurred by the Agent or the Lenders pursuant to the foregoing authorization, and any unreimbursed amounts shall constitute Obligations for all purposes hereof.

(g) Upon reasonable request by the Agent from time to time, each Grantor shall promptly deliver to the Agent copies of all of its customer lists and vendor lists.

(h) Each Grantor further agrees, upon the request of the Agent and at the Agent's option, to the extent required by this Article 4, to take (and to cause each Credit Party to take) any and all other actions as the Agent may determine to be necessary or useful for the attachment, perfection and First Priority of, and the ability of the Agent to enforce, the Agent's security interest in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto, certificates and other documents or instruments as may be necessary to enable the Agent to perfect or from time to time renew the security interest granted hereby or by any other Loan Document under the UCC, to the extent, if any, that such Grantor's signature thereon is required therefor, including, without limitation, such financing statements and amendments thereto, certificates and other documents as may be necessary to perfect a security interest in any additional Collateral hereafter acquired by such Credit Party or in any replacements or proceeds thereof, (ii) causing the Agent's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the Agent's security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Agent to enforce, the Agent's security interest in such Collateral, (iv) obtaining governmental and other third party waivers, consents and approvals, in form and substance satisfactory to the Agent, including, without limitation, any consent of any licensor, lessor or other Person obligated on Collateral, (v) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Agent and (vi) taking all actions under any earlier versions of the UCC or under any other law, as reasonably determined by the Agent to be applicable in any relevant jurisdiction, including any foreign jurisdiction.

(i) Each Grantor hereby irrevocably authorizes the Agent, at any time and from time to time, to file in any jurisdiction financing statements and amendments thereto that (i) indicate the Collateral (x) as all assets of such Grantor, or words of similar effect, except for the IRB Excluded Assets, regardless of whether any particular asset falls within the scope of Article 9 of the Uniform Commercial Code of the State of Connecticut or such jurisdiction or (y) as being of an equal or lesser scope or with greater detail and (ii) which contain any other information required by Article 9 of the Uniform Commercial Code (including Part 5 thereof) in such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether (A) any Grantor is an organization, the type of organization and any organization identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Grantors agree to furnish any such information to the Agent promptly upon request. Each Grantor also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the Closing Date.

(j) Each Grantor agrees that it will join with the Agent in executing and, at its own expense, will file and refile, or permit the Agent to file and refile such financing statements, continuation statements and other documents (including, without limitation, Patent Agreements, Trademark Agreements, Copyright Mortgages, and licenses to use software and other property protected by copyright), in such offices (including, without limitation, the PTO, the United States Copyright Office, and appropriate state patent, trademark and copyright offices), as the Agent may reasonably deem necessary or appropriate, wherever required or permitted by law, in order to perfect and preserve the rights and interests granted to the Agent in the Collateral. Each Grantor will give the Agent notice of each office at which records of such Grantor pertaining to all intangible items of Collateral are kept. Except as may be provided in such notice, the records concerning all intangible Collateral are and will be kept at the address shown in the respective Perfection Certificate for such Grantor as the principal place of business of such Grantor.

(k) The Grantors are the sole and exclusive owners of the websites and domain names listed on Schedule 4.2 hereto and have registered such domain names with all applicable authorities, and the Grantors have the exclusive use of such domain names. The websites do not contain any material, the publication of which may result in (a) the violation of rights of any Person or (b) a right of any Person against the publisher or distributor of such material.

(l) The Grantors shall (and shall cause each Credit Party to), annually by the end of the first calendar quarter following the end of each calendar year, provide written notice to the Agent of all applications for registration of Patents, Trademarks or Copyrights, to the extent such applications exist, made during the preceding calendar year. The Grantors shall (and shall cause each Credit Party to), in the ordinary course of business consistent with their past practices, file and prosecute diligently all applications for registration of Patents, Trademarks or Copyrights now or hereafter pending that would be necessary to any business of the Credit Parties to which any such applications pertain, and to do all acts, in any such instance, necessary to preserve and maintain all rights in such registered Patents, Trademarks or Copyrights unless such Patents, Trademarks or Copyrights are not material to the business of the Credit Parties, as reasonably determined by the Credit Parties consistent with prudent and commercially reasonable business practices. Any and all costs and expenses incurred in connection with any such actions shall be borne by the Credit Parties. Except in accordance with prudent and commercially reasonable business practices, the Grantors shall not (nor shall they allow any Credit Party to) abandon any right to file a Patent, Trademark or Copyright application or any pending Patent, Trademark or Copyright application or any registered Patent, Trademark or Copyright, in each case material to its business, without the consent of the Agent.

(m) The domain name servers used in connection with the domain names of the Grantors and all other relevant information pertaining to such domain names, and the administrative contacts used in connection with the registration of such domain names are identified on Schedule 4.2. No Grantor will change such domain name servers without ten (10) days' prior notice to the Agent. No Grantor will cause a change in the identity of any domain name administrative contact without ten (10) days' prior notice to the Agent.

(n) Reserved.

(o) To the extent any Credit Party shall, now or at any time hereafter, hold or acquire any promissory note or other instrument or tangible chattel paper in the principal amount (or otherwise providing for aggregate payments) in excess of $100,000 (or in excess of $1.00 with respect to any promissory note or other instrument or tangible chattel paper executed by a Credit Party) individually or promissory notes or other instruments or tangible chattel paper in the principal amount (or otherwise providing for aggregate payments) of more than $100,000 in the aggregate, other than the promissory notes payable to one or more of the Borrowers by Clarke Systems Holding Corp. and/or any subsidiary thereof, the Grantors shall cause such Credit Party to promptly notify the Agent thereof and, at the request and option of the Agent, the Grantors shall cause such Credit Party will endorse, assign and deliver such promissory note or other instrument or tangible chattel paper to the Agent to be held as Collateral hereunder, together with such instruments of transfer or assignment thereof as are in form and substance reasonably satisfactory to the Agent.

(p) If any Credit Party shall, now or at any time hereafter, hold or acquire any certificated securities (i) issued by any Credit Party or (ii) issued by any other Person and having a fair market value in excess of $100,000 with respect to any one such issuer or a fair market value in excess of $100,000 for all such certificated securities issued by Persons other than Credit Parties in the aggregate, the Grantors shall cause such Credit Party forthwith to endorse, assign and deliver the same to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Agent may from time to time specify. If any securities now or hereafter acquired by any Credit Party are uncertificated and are issued to such Credit Party or its nominee directly by the issuer thereof, the Grantors shall cause such Credit Party to promptly notify the Agent thereof and, at the Agent's request and option, pursuant to an agreement in form and substance satisfactory to the Agent, either (x) cause the issuer to agree to comply without further consent of such Credit Party or such nominee, at any time with instructions from the Agent as to such securities, or (y) arrange for the Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Credit Party are held by such Credit Party or its nominee through a securities intermediary or commodity intermediary, the Grantors shall cause such Credit Party to promptly notify the Agent thereof and, at the Agent's request and option, pursuant to an agreement in form and substance satisfactory to the Agent, either (A) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply, in each case without further consent of such Credit Party or such nominee, at any time with entitlement orders or other instructions from the Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Agent to such commodity intermediary, or (B) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Agent to become the entitlement holder with respect to such investment property, with such Grantor being permitted, only with the consent of the Agent, to exercise rights to withdraw or otherwise deal with such investment property. The Agent agrees with each Grantor that the Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary unless an Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Agent is the securities intermediary.

(q) Reserved.

(r) No Credit Party holds any commercial tort claims, as defined in Article 9 of the UCC, except as indicated in the Perfection Certificates. If any of the Credit Parties shall at any time acquire a commercial tort claim that may reasonably be expected to have a value of more than $10,000 if such claim is successful, the Grantors shall cause such Credit Party to promptly notify the Lender in a writing signed by such Credit Party of the brief details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.

(s) If any Collateral having a fair market value of more than $100,000 with respect to any one bailee or more than $3,000,000 with respect to all bailees in the aggregate is, now or at any time hereafter, in the possession of a bailee or bailees, the Grantors shall (and shall cause each Credit Party to) promptly notify the Agent thereof and, at the Agent's request and option, shall promptly obtain an acknowledgement from the bailee or bailees, in form and substance reasonably satisfactory to the Agent, that the bailee or bailees hold such Collateral for the benefit of the Agent and such bailee's or bailees' agreement to comply, without further consent of the owner of such Collateral, at any time with instructions of the Agent as to such Collateral, provided that (i) inventory in the possession of warehousemen and processors shall be subject to the provisions of subsection (b) of this Section 4.2 rather than this subsection (s), and (ii) the Grantors may have demo equipment having, when added to any demo equipment of other Applicable Credit Parties that is in the possession of bailees, a fair market value of up to $2,000,000 in the possession of bailees without such notice or agreement from such bailees. The Agent agrees with each Credit Party that the Agent shall not give any such instructions (under the acknowledgements provided pursuant to this subsection (s) or subsection (b) of this Section 4.2) unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Credit Party with respect to the bailee or bailees.

(t) If any Grantor, now or at any time hereafter, holds or acquires an interest in any electronic chattel paper or any "transferable record," as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, pursuant to which more than $10,000 in the aggregate is or will become payable to such Grantor, such Grantor shall promptly notify the Agent thereof and, at the request and option of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent control, under §9-105 of the UCC, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(u) If, on or after the date 90 days after the Closing Date, any Grantor has accounts receivable in respect of which the account debtor is located in Minnesota, the Grantors represent and warrant that the applicable Grantor has filed and shall file all legally-required Notice of Business Activities Reports and comparable reports with the appropriate Governmental Authorities.

(v) Each Grantor authorizes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor or in the Agent's own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Grantor hereby gives said attorneys the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do the following: (i) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the UCC and as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Grantors' expense, at any time, or from time to time, all acts and things which the Agent deems necessary or useful to protect, preserve or realize upon the Collateral and the Agent's security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as any Grantor might do, including, without limitation, (A) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (B) upon written notice to such Grantor, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Agent so elects, with a view to causing the liquidation of assets of the issuer of any such securities and (C) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and (ii) to the extent that such Grantor's authorization given in this subsection 4.2(v) is not sufficient, to file such financing statements with respect hereto as the Agent may deem appropriate. To the extent permitted by law, each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable. The powers conferred on the Agent hereunder are solely to protect the interests of the Agent and the Lenders in the Collateral and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act, except for the Agent's own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

4.3  Collection of Proceeds of Accounts Receivable; Deposit Accounts.

(a) Within thirty (30) days after the Closing Date, each of the Grantors (including without limitation those that are Applicable Credit Parties) shall direct all of their account debtors and other obligors to make all payments on accounts receivable of the Grantors directly to post office boxes (each a "Lock Box" and collectively the "Lock Boxes") under the control of the Cash Management Bank and/or such other financial institutions as shall be reasonably acceptable to the Agent. Within thirty (30) days after the Closing Date, each of the Applicable Credit Parties (other than those that are Grantors) shall direct all of their account debtors and other obligors to make all payments on accounts receivable of such Applicable Credit Parties directly to a Controlled Account (as defined below). Within thirty (30) days after the Closing Date, the Applicable Credit Parties and each of the Grantors (including without limitation those that are Applicable Credit Parties) shall establish Controlled Accounts with the Cash Management Bank and/or such other financial institutions as shall be reasonably acceptable to the Agent Netherlands, into which the Applicable Credit Parties and Grantors will immediately deposit on each day after the Closing Date (1) all payments made for inventory or services sold or rendered by the Applicable Credit Parties and Grantors and received by the Applicable Credit Parties and Grantors, and (2) subject to the Intercreditor Agreement and Section 2.7, all payments received by the Applicable Credit Parties and Grantors as proceeds of insurance, Dispositions, or Casualty Events, in the identical form in which such payments were made, whether by cash or check and into which all payments received in the Lock Boxes shall be deposited;

provided that (w) the Controlled Accounts to be established in the United Kingdom shall be established on or before the Closing Date (except that the account of Ultramark Adhesive Products Ltd. at HSBC Bank existing on the Closing Date shall be permitted to remain established for a period of up to twenty-one (21) days after the Closing Date and Ultramark Adhesive Products Ltd. shall have up to twenty-one (21) days after the Closing Date to establish a Controlled Account), (x) the deposit account of the Borrowers at JPMorgan Chase into which the proceeds of drawings on certain letters of credit are automatically deposited shall be caused by the Credit Parties to be a Controlled Account on or before the Closing Date, (y) during the period of up to thirty (30) days after the Closing Date that certain of the funds of the Grantors are not in Controlled Accounts, all of such funds (except for funds on deposit at Wachovia Bank) shall be wired on each Business Day to a Controlled Account, and (z) during the period of up to twenty-one (21) days after the Closing Date that the funds of Ultramark Adhesive Products Ltd. are permitted to remain at HSBC Bank as set forth in (w) above, all of such funds shall be wired on each Business Day to a Controlled Account. None of the Grantors shall after such thirty (30) days, without the Agent's prior written consent, instruct any account debtor on or after the Closing Date to make payment to any account other than to an established dominion account, Lock Box Account or other Controlled Account under the Agent's control.

On or before the date that any Lock Box or Controlled Account is established, the Applicable Credit Parties and each of the Grantors (including without limitation those that are Applicable Credit Parties) shall also:

(A) cause each financial institution other than the Cash Management Bank with which a Lock Box and/or Controlled Account has been established to enter into a Lock Box Agreement and/or Control Agreement, as applicable, which, among other things, (1) confirms that the amounts on deposit in such Lock Box and/or Controlled Account, as applicable, are the property of and are under the control of the Agent, and that such financial institution has no (or has subordinated any) right to setoff against such Lock Box or Controlled Account or against any other account maintained by such financial institution into which the contents of such Controlled Account are transferred, and (2) provides that such financial institution agrees to comply, without further consent of such Credit Party, at any time with instructions from the Agent to such financial institution directing the disposition of funds from time to time credited to or held in such account or that the Agent will become the customer of such financial institution with respect to such account, with such Credit Party being permitted, only with the consent of the Agent, to exercise rights to withdraw funds from such account,

(B) comply with any and all requests which the Agent may make to ensure that the Agent's Lien on each Controlled Account in the United Kingdom to be a fixed charge, and

(C) direct such financial institutions to cause all funds held in such Lock Box and/or Controlled Account (except for funds of Applicable Credit Parties organized outside of the United States) to be wired, or otherwise transferred in immediately available funds in a manner satisfactory to the Agent, no less frequently than once each day to, and only to, a Controlled Account with the Cash Management Bank.

The Applicable Credit Parties and each of the Grantors shall also cause each of their Subsidiaries and Affiliates (and shall also use commercially reasonable efforts to cause any other Person acting for or in concert with any Applicable Credit Party or Grantor) that receives any monies, checks, notes, drafts or other payments relating to or as proceeds of accounts receivable of the Credit Parties or other Collateral, to receive and hold such items in trust for, and as the sole and exclusive property of, the Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in hand to the Controlled Accounts, and, except to the extent expressly permitted by this Section 4.3, none of the Applicable Credit Parties or Grantors shall have any deposit accounts with any bank or financial institution except for the Controlled Accounts;

provided that, notwithstanding anything to the contrary contained herein, (x) so long as no Default or Event of Default shall have occurred and be continuing, the Grantors and other Applicable Credit Parties shall be permitted to maintain payroll accounts not subject to the Agent's control and not in compliance with the other provisions of this Section so long as the aggregate amount of funds on deposit in all such payroll accounts does not materially exceed the estimated payroll for the next payroll period, (y) the Applicable Credit Parties and the Grantors may maintain deposit accounts or local bank accounts not subject to the Agent's control and not in compliance with the other provisions of this Section so long as (i) the aggregate amount of funds on deposit in all such local bank accounts does not exceed $150,000, and (ii) the aggregate amount of funds on deposit in any such local bank account does not exceed $50,000 (or, in the case of clause (i) or (ii) such greater amount as the Agent may in its reasonable discretion consent to in writing,) and (z) the Grantors and other Applicable Credit Parties may maintain cash and Cash Equivalents referenced in Section 8.2(i) and (o) not subject to the Agent's control and not in compliance with the other provisions of this Section. All funds received in the Controlled Account maintained at the Cash Management Bank as contemplated by this Section 4.3(a) and for which the Borrower has received credit shall be applied to the prepayment of the Revolving Loans and, if there are no Revolving Loans outstanding, held as cash collateral for the Total LC Exposure.

(b) Each of the Applicable Credit Parties and Grantor acknowledges that the Cash Management Bank is an affiliate of the Agent and that the Cash Management Bank and the Agent are parties to cash management agreements that confirm that the Agent has dominion and control over all accounts of the Grantors or the Agent maintained by the Cash Management Bank, and all funds from time to time held in such accounts. The Applicable Credit Parties, the Grantors, the Agent and the Cash Management Bank hereby agree that the Cash Management Bank shall comply with any instructions originated by the Agent directing disposition of funds in such accounts without further consent of any of the Applicable Credit Parties or Grantors. Each Applicable Credit Party and Grantor agrees to enter into such Lock Box Agreements and Control Agreements with the Cash Management Bank and the Agent as the Agent may reasonably request.

(c) The Applicable Credit Parties and Grantors jointly and severally agree to pay all reasonable fees, costs and expenses which the Applicable Credit Parties and Grantors incur in connection with opening and maintaining a Lock Box and Controlled Account. All of such fees, costs and expenses which remain unpaid pursuant to any Lock Box or Control Agreement with any of the Applicable Credit Parties and Grantors, to the extent same shall have been paid by the Agent hereunder, shall constitute Loans hereunder, shall be payable to the Agent by the Credit Parties upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to the Agent or the Cash Management Bank in kind shall be endorsed by the applicable Applicable Credit Parties and Grantors to the Agent, and, if that endorsement of any such item shall not be made for any reason, the Agent and the Cash Management Bank are each hereby irrevocably authorized to endorse the same on behalf of the applicable Applicable Credit Party or Grantor. For the purpose of this subsection 4.3(c), each Applicable Credit Party and Grantor irrevocably hereby makes, constitutes and appoints the Agent (and all Persons designated by the Agent for that purpose, including, without limitation, the Cash Management Bank) as such Applicable Credit Party's or Grantor's true and lawful attorney and agent-in-fact (i) to endorse the name of the such Applicable Credit Party or Grantor upon said items of payment and/or proceeds of Collateral of the Applicable Credit Parties and Grantors and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable of the Applicable Credit Parties and Grantors or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any mail of the Applicable Credit Parties or Grantors is deposited; and (iv) to open and process all mail addressed to the Applicable Credit Parties Grantors and deposited therein.

(d) The Agent (and all Persons designated by the Agent for such purpose, including, without limitation, the Cash Management Bank) may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any account debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any accounts receivable or contract rights of the Grantors by suit or otherwise; (ii) exercise all of the rights and remedies of the Grantors with respect to proceedings brought to collect any accounts receivable; (iii) surrender, release or exchange all or any part of any accounts receivable of the Grantors, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any account receivable of the Grantors upon such terms, for such amount and at such time or times as the Agent deems advisable; (v) prepare, file and sign the names of the Grantors on any proof of claim in bankruptcy or other similar document against any account debtor indebted on an account receivable of the Grantors; and (vi) do all other acts and things which are necessary, in the Agent's sole discretion, to fulfill the Obligations of the Grantors under this Agreement and to allow the Agent to collect the accounts receivable. In addition to any other provision hereof or in any of the other Loan Documents, the Agent may at any time on or after the occurrence of an Event of Default, at the sole expense of the Credit Parties, notify any parties obligated on any of the accounts receivable of the Grantors to make payment directly to the Agent of any amounts due or to become due thereunder.

4.4  Fixtures, etc. It is the intention of the parties hereto that, except for Collateral located on any Mortgaged Property, none of the Collateral shall become fixtures and each Grantor will take all such reasonable action or actions as may be necessary to prevent any of the Collateral from becoming fixtures. Without limiting the generality of the foregoing, each Grantor will, if requested by the Agent, use commercially reasonable efforts to obtain waivers of Liens, in form satisfactory to the Agent, from each lessor of Material Leased Property on which any of the Collateral is or is to be located to the extent requested by the Agent.

4.5  Right of Agent to Dispose of Collateral, etc. Upon the occurrence of any Event of Default, such Event of Default not having previously been waived, but subject to the provisions of the Intercreditor Agreement and the UCC or other applicable law, in addition to all other rights under applicable law and under the Loan Documents, the Agent shall have the right to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom. The Agent may require the Grantors to make the Collateral (to the extent the same is moveable) available to the Agent at a place to be designated by the Agent or transfer any information related to the Collateral to the Agent by electronic medium. The Agent may in its discretion require any Grantor to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of such Grantor's principal office(s) or at such other locations as the Agent may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give the Grantors the property of which is being sold at least seven (7) days' prior written notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition or of the time after which such sale or other disposition will be held. In addition, each Grantor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Agent's rights and remedies hereunder.

4.6  Right of Agent to Use and Operate Collateral, etc. Upon the occurrence and during the continuance of any Event of Default, subject to the provisions of the Intercreditor Agreement and the Uniform Commercial Code or other applicable law, the Agent shall have the right and power (a) to take possession of all or any part of the Collateral, and to exclude the Grantors and all persons claiming under the Grantors wholly or partly therefrom, and thereafter to hold, store, and/or use, operate, manage and control the same, and (b) to grant a license to use, or cause to be granted a license to use, any or all of the Patents, Trademarks and Copyrights (in the case of Trademarks, along with the goodwill associated therewith), but subject to the terms of any licenses. Upon any such taking of possession, the Agent may (but shall not be obligated to), from time to time, at the expense of the Credit Parties, make all such repairs, replacements, alterations, additions and improvements to and of the Collateral as the Agent may deem proper. In any such case the Agent shall have the right (but not the obligation) to manage and control the Collateral and to carry on the business and to exercise all rights and powers of the Grantors in respect thereto as the Agent shall deem best, including the right to enter into any and all such agreements with respect to the operation of the Collateral or any part thereof as the Agent may see fit; and the Agent shall be entitled to collect and receive all rents, issues, profits, fees, revenues and other income of the same and every part thereof. Such rents, issues, profits, fees, revenues and other income shall be applied to pay the expenses of holding and operating the Collateral and of conducting the business thereof, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which the Agent may be required or may elect to make, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments which the Agent may be required or authorized to make under any provision of this Agreement (including legal costs and reasonable attorneys' fees). The Agent shall apply the remainder of such rents, issues, profits, fees, revenues and other income as provided in Section 4.7.

4.7  Proceeds of Collateral. Subject to the provisions of the Intercreditor Agreement, after deducting all reasonable costs and expenses of collection, storage, custody, sale or other disposition and delivery (including reasonable legal costs and attorneys' fees) and all other charges against the Collateral, the Agent shall apply the residue of the proceeds of any such sale or disposition to the Obligations in accordance with the terms hereof and any surplus shall be returned to the applicable Grantor or to any Person or party lawfully entitled thereto. In the event the proceeds of any sale, lease or other disposition of the Collateral are insufficient to pay all of the Obligations in full, the Credit Parties will be liable for the deficiency, together with interest thereon at the Post-Default Rate, and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys' fees, expenses and disbursements.

4.8 Relation to Collateral Documents. The provisions of this Agreement supplement the provisions of any real estate mortgage or deed of trust granted by any Grantor to the Agent, for the benefit of the Lenders and the Agent, and which secures the payment or performance of any of the Obligations. Nothing contained in any such real estate mortgage or deed of trust shall derogate from any of the rights or remedies of the Agent or any of the Lenders hereunder. In addition, to the provisions of this Agreement being so read and construed with any such mortgage or deed of trust, the provisions of this Agreement shall be read and construed with the Collateral Documents referred to below in the manner so indicated.

(a) Pledge Agreements. Concurrently herewith each of the Grantors that have Subsidiaries is executing and delivering to the Agent, for the benefit of the Lenders and the Agent, a Pledge Agreement pursuant to which such Grantors are pledging to the Agent (i) 100% (or, with respect to Credit Parties organized outside of the United States in a country which requires there to be at least two shareholders, at least 99%) of the shares of the Capital Stock of each of the Borrowers and Guarantors, (ii) 100% of the shares of the Capital Stock of each of their other Domestic Subsidiaries and all of the shares of the Capital Stock owned by the Borrowers and Guarantors in each other Subsidiary of the Borrowers and Guarantors except for the Excluded Foreign Stock, and (iii) all promissory notes held by or payable to any Grantor other than the promissory notes payable to the Grantors by Clarke Systems Holding Corp. and any subsidiary thereof. Such pledge shall be governed by the terms of such pledge agreement and not by the terms of this Agreement.

(b) Trademark and Patent Agreements. Concurrently herewith each Grantor is executing and delivering to the Agent, for the benefit of the Lenders and the Agent, a Trademark Agreement and a Patent Agreement pursuant to which such Grantor is assigning to the Agent, for the benefit of the Lenders and the Agent, certain Collateral consisting of trademarks, service marks and trademark and service mark rights, patent and patent rights, together with the goodwill appurtenant thereto. The provisions of the Trademark Agreement and the Patent Agreement are supplemental to the provisions of this Agreement, and nothing contained in the Trademark Agreement or the Patent Agreement shall derogate from any of the rights or remedies of the Agent or any of the Lenders hereunder. Neither the delivery of, nor anything contained in, the Trademark Agreement or the Patent Agreement shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby.

(c) Copyright Mortgages, etc. Concurrently herewith each Grantor is also executing and delivering to the Agent, for the benefit of the Lenders and the Agent, for recording in the United States Copyright Office (the "Copyright Office") a Memorandum of Grant of Security Interest in Copyrights. Such Grantor represents and warrants to the Lenders and the Agent that such Copyright Mortgage identifies all now existing material copyrights and other rights in and to all material copyrightable works of such Grantor, identified, where applicable, by title, author and/or Copyright Office registration number and date. Each Grantor represents and warrants to the Lenders and the Agent that it has registered all material copyrights with the Copyright Office, as identified in such Copyright Mortgage. Each Grantor covenants that, at least quarterly after such Grantor's acquisition thereof, it will provide to the Agent like identifications of all material copyrights and other rights in and to all material copyrightable works hereafter acquired by such Grantor, register such copyrights with the Copyright Office and execute and deliver to the Agent, for the benefit of the Lenders and the Agent, a supplemental Memorandum of Grant of Security Interest in Copyrights, in form and substance satisfactory to the Agent, for the benefit of the Lenders and the Agent, modified to reflect such subsequent acquisitions and registrations.

4.9  Marshalling. Neither the Agent nor any Lender shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Agent or any Lender hereunder and of the Agent or any Lender in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Agent's rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, such Grantor hereby irrevocably waives the benefits of all such laws.

ARTICLE 5

Representations and Warranties

Each Credit Party represents and warrants to the Lenders, the Issuing Bank and the Agent, as to itself and each other Credit Party, that, as of the Closing Date (and each submission to the Agent of an Advance Request or letter of credit application hereunder after the Closing Date shall constitute a representation and warranty as of the date of such Advance Request or letter of credit application that (or, if any such representation or warranty is expressly stated to have been made as of a specific date, that, as of such specific date):

5.1  Organization; Powers. Each Credit Party has been duly formed or organized and is validly existing under the laws of its jurisdiction of organization or formation. Each Credit Party has all requisite power and authority to own its property and carry on its business as now conducted and as currently contemplated, and is qualified to do business in and duly authorized to do business in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.2  Authorization; Enforceability. The borrowing of the Loans and the grant of security interests pursuant to the Loan Documents are within the power and authority of the Credit Parties and have been duly authorized by all necessary action on the part of the Credit Parties. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by the Credit Parties and constitute legal, valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.3 Governmental Approvals; No Conflicts. The borrowing of the Loans, the grant of Liens pursuant to this Agreement and the other Loan Documents and the entry into and performance of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority which has not been obtained, except for UCC filings and other filings required in order to perfect the Liens granted hereunder, (b) will not violate any applicable law, policy or regulation or the organizational documents of the Credit Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Credit Parties, or any of their assets, or give rise to a right thereunder to require any payment to be made by any of the Credit Parties, and (d) except for the Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any of the Credit Parties.

5.4  Financial Condition; No Material Adverse Change.

(a) The Credit Parties have heretofore delivered to the Lenders the following financial statements:

(i) the consolidated balance sheets and statements of operations, shareholders' equity and cash flows of the Parent and its Subsidiaries as of and for the fiscal years as of and for the fiscal years ended April 30, 2002 and April 30, 2001, audited and accompanied by an opinion of the Parent's independent public accountants;

(ii) the unaudited consolidated balance sheet and statements of operations and cash flows of the Parent and its Subsidiaries as of and for the fiscal year-to-date period ended January 31, 2003, certified by a Designated Financial Officer that such financial statements fairly present the financial condition of the Parent and its Subsidiaries as at such date and the results of the operations of the Parent and its Subsidiaries for the period ended on such date and that all such financial statements, including the related schedules and notes thereto have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved, except as disclosed on Schedule 5.4; and

(iii) the projected consolidated balance sheets, statements of operations and cash flows for the Parent and its Subsidiaries on a monthly basis for fiscal year 2004.

Except as disclosed on Schedule 5.4, such financial statements (except for the projections referred to in clause (iii) of this Section 5.4(a)) present fairly (and upon delivery thereof each financial statement delivered pursuant to Section 7.1 will present fairly), in all material respects, the respective consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or pro forma statements. The projections were prepared by the Parent in good faith and were based on assumptions that were reasonable when made.

(b) Except as disclosed on Schedule 5.4, since April 30, 2002, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of any of the Credit Parties.

(c) None of the Credit Parties has on the date hereof any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheet referred to in clause (a)(ii) of this Section 5.4 or as described in Schedule 5.4 or as otherwise permitted pursuant to this Agreement.

5.5  Properties.

(a) Each Credit Party has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, or licenses or other valid rights to, all of its Properties that are material to its business. Substantially all machinery and equipment of the Credit Parties is in good operating condition and repair, and all necessary replacements of and repairs thereto have be made so as to preserve and maintain the value and operating efficiency of such machinery and equipment.

(b) Set forth on Schedule 5.5 hereto is a complete list of all Patents, Trademarks and Copyrights. Each Credit Party owns, or is licensed to use, all Patents, Trademarks and Copyrights and other intellectual property material to its business ("Proprietary Rights"), and to the knowledge of the Credit Parties, the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 5.5 clearly identifies all Patents, Trademarks and Copyrights that have been duly registered in, filed in or issued by the PTO or the United States Register of Copyrights (collectively, the "Registered Proprietary Rights"). The Registered Proprietary Rights have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States, as applicable. The Credit Parties have taken commercially reasonable steps to protect their Registered Proprietary Rights and to maintain the confidentiality of all Proprietary Rights that are not generally in the public domain.

(d) As of the date hereof, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets, whether owned or leased, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Leasehold Property, regardless of whether a Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5, each agreement listed pursuant to clause (ii) of the immediately preceding sentence is in full force and effect and the Credit Parties have no knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

(e) To the extent that any of the information set forth in Schedule 5.5 changes after the Closing Date, the Credit Parties will deliver to the Agent at least quarterly a revised Schedule 5.5 and the requirement of Section 6.2(a) that the representations and warranties in this Section 5.5 continue to be true as of the date of any Borrowing or other event referred to in Section 6.2 shall be satisfied if the information in Schedule 5.5 (including any such revised Schedule 5.5) is true and complete as of a date no more than 90 days prior to the date of the Borrowing or other event referred to in Section 6.2).

5.6   Litigation and Environmental Matters.

(a) Except as set forth on Schedule 5.6, there are no Environmental Actions or other actions, suits or proceedings of any kind by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Credit Parties, threatened against or affecting any of the Credit Parties that (i) if adversely determined, could have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(b) Except as set forth on Schedule 5.6:

(i) none of the Credit Parties or, to the knowledge of the Credit Parties, any operator of the Real Property Assets currently or formerly owned, leased or operated by any of the Credit Parties or any predecessor-in-interest or any operations thereon is in violation or alleged violation, in any material respect, of any Environmental Laws;

(ii) none of the Credit Parties has become subject to any Environmental Liabilities and none of the Credit Parties knows of any basis for any Environmental Liabilities, in each case, which would have a Material Adverse Effect;

(iii) none of the Credit Parties has received notice from any third party including, without limitation, any Governmental Authority, (A) that any one of them has been identified by a Governmental Authority as a potentially responsible party under Environmental Law; (B) that any Credit Party or any predecessor-in-interest has generated, transported or disposed of any Hazardous Materials at any site at which a Governmental Authority has conducted or has ordered a party to conduct a Remedial Action, removal or other response action pursuant to any Environmental Law; or (C) that any Credit Party is or will be a named party to any Environmental Action arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials;

(iv) (A) no portion of the Real Property Assets currently or formerly owned, leased or operated by any Credit Party has been used for the generation, handling, processing, storage or disposal of Hazardous Materials except in material accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Property Assets currently or formerly owned, leased or operated by any Credit Party; (B) in the course of any activities conducted by the Credit Parties or operators of any of their properties, no Hazardous Materials have been generated or are being used on the Real Property Assets currently or formerly owned, leased or operated by any of Credit Parties except in material accordance with applicable Environmental Laws; (C) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the properties of any of the Credit Parties, which releases would have a material adverse effect on the value of any of the Real Property Assets or adjacent properties; (D) to the best knowledge of the Credit Parties, there have been no generation, storage, disposal or releases on, upon, from or into any real property in the vicinity of any of the Real Property Assets which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, any Real Property Asset; and (E) in addition, any Hazardous Materials that have been generated on any of the Real Property Assets currently or formerly owned, leased or operated by any Credit Party or any predecessor-in-interest have been transported offsite only by carriers having an identification number issued by any Governmental Authority, treated or disposed of, to the knowledge of the Credit Parties, only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best knowledge of the Credit Parties, operating in material compliance with such permits and applicable Environmental Laws; and

(v) neither the Credit Parties nor any of the Real Property Assets are subject to any applicable Environmental Law requiring the performance of Hazardous Material site assessments, or the removal or remediation of Hazardous Materials, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.

(c) Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

5.7  Compliance with Laws and Agreements. Except as set forth on Schedule 5.7, each Credit Party is in compliance with all laws, decrees, judgments, licenses, rules, regulations, policies, permits, approvals, and orders of any Governmental Authority applicable to it, its property or the operation of its business and with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.8  Investment and Holding Company Status. No Credit Party is (a) an "investment company" or an "affiliated company" or a "principal underwriter" of an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a "bank holding company" as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

5.9 Taxes. Except as set forth on Schedule 5.9, each Credit Party has timely made, filed or caused to be filed all Tax returns, declarations and reports required to have been filed or made and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Agent, provided that any such contest operates to suspend the enforcement of compliance therewith, the collection thereof and the imposition of any penalty, fine or Lien with respect thereto, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

5.10 ERISA. Except as set forth on Schedule 5.10, no Credit Party has any Pension Plans. Except as set forth on Schedule 5.10, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Credit Party has a present intention to terminate any Pension Plan with respect to which any Credit Party would incur a cost of more than $250,000 to terminate such Plan, including amounts required to be contributed to fund such Plan on Plan termination and all costs and expenses associated therewith, including without limitation attorneys' and actuaries' fees and expenses in connection with such termination and expenses and settlement or judgment costs and attorneys' fees and expenses in connection with any litigation related to such termination.

5.11  Disclosure. As of the Effective Time, the Credit Parties have disclosed to the Agent all (a) Material Agreements and (b) material corporate or other restrictions to which any Credit Party is subject on or after the Effective Time, and all other matters known to the Credit Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The organizational structure of each of the Credit Parties is as set forth on Schedule 5.12 annexed hereto. The information, reports, financial statements, exhibits and schedules furnished at or prior to the Effective Time in writing by or on behalf of the Credit Parties to the Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, at the Effective Time, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. All written information furnished after the Effective Time by the Credit Parties to the Agent and/or the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of pro-forma information and projections) prepared in good faith based on reasonable assumptions, on the date as of which such information is stated or certified. There is no fact known to the Credit Parties that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

5.12  Capitalization. As of the Effective Time, the capital structures and ownership of the Credit Parties are correctly described on Schedule 5.12. As of the Effective Time, the authorized, issued and outstanding Capital Stock of the Credit Parties consists of the Capital Stock described on Schedule 5.12, all of which issued stock is duly and validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.12, as of the date hereof, (x) there are no outstanding Equity Rights with respect to any Credit Party and, (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of Capital Stock of or other interest in any Credit Party, nor are there any outstanding obligations of any Credit Party to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Credit Party.

5.13 Subsidiaries.

(a) Set forth on Schedule 5.13 is a complete and correct list of all Subsidiaries of each of the Credit Parties as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 5.13, (x) each Credit Party owns, free and clear of Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.13, (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Except as set forth on Schedule 8.8, as of the date of this Agreement none of the Credit Parties is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 8.8 ("Restrictive Agreements"), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

5.14 Material Indebtedness, Liens and Agreements.

(a) Schedule 5.14 hereto contains a complete and correct list, as of the Closing Date, of all Material Indebtedness of the Credit Parties.

(b) Schedule 5.14 hereto is a complete and correct list, as of the Closing Date, of each Lien (other than the Liens in favor of the Agent) securing Indebtedness of any Person and covering any property of the Credit Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 5.14.

(c) Schedule 5.14 hereto is a complete and correct list, as of the Closing Date, of each Material Agreement to which any Credit Party is a party or by which any Credit Party is bound, other than purchase orders made in the ordinary course of business which are subject to customary terms.

(d) To the extent requested by the Agent, true and complete copies of each Material Agreement listed on the appropriate part of Schedule 5.14 have been delivered to the Agent, together with all amendments, waivers and other modifications thereto. All such Material Agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Credit Party that is a party thereto and, to the best knowledge of the Credit Parties, binding upon the other parties thereto in accordance with their terms. The Credit Parties are not in default under any such Material Agreements.

5.15  Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby, and the security arrangements contemplated by the Loan Documents, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

5.16  Solvency. As of the Effective Time and after giving effect to the initial Loans hereunder and under the Tranche B Documents and the other transactions contemplated hereby:

(a) the aggregate value of all properties of the Credit Parties, at their present fair saleable value on a going concern basis, exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;

(b) the aggregate value of all properties of each Applicable Credit Party, at their present fair saleable value on a going concern basis, exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Applicable Credit Party;

(c) neither the Credit Parties, on a consolidated basis, nor any individual Applicable Credit Party, will have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(d) the Credit Parties, on a consolidated basis, and each individual Applicable Credit Party will have sufficient cash flow to enable them to pay their debts as they mature.

5.17  Force Majeure. Since April 30, 2002, none of the business, properties and other assets of the Credit Parties have been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

5.18 Accounts Receivable. The Agent may rely, in determining which accounts receivable are Eligible Accounts, on all statements and representations made by the Applicable Credit Parties with respect to such accounts receivable. Unless otherwise indicated to the Agent in writing:

(a) Each account receivable of the Applicable Credit Parties is genuine and in all respects what it purports to be, and it is not evidenced by a judgment (except for judgments of which the Credit Parties have given notice to the Agent, as to which the related accounts receivable are not included in the Eligible Accounts);

(b) Each account receivable of the Applicable Credit Parties arises out of a completed, bona fide sale and delivery of goods or rendition of services by an Applicable Credit Party in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Applicable Credit Party and the account debtor, and, in the case of goods, title to the goods has passed from the Applicable Credit Party to the account debtor;

(c) Each account receivable of the Applicable Credit Parties is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to the Agent;

(d) Each account receivable of the Applicable Credit Parties, and the Agent's security interest therein, is not subject to any claimed offset (except with respect to Permitted Contra Accounts), Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is less than $200,000 (for all such matters in the aggregate) and disputes as to which notice has been given to the Agent and such account is not included in the Eligible Accounts, and each such account receivable of the Applicable Credit Parties is absolutely owing to one of the Applicable Credit Parties and is not contingent in any respect or for any reason;

(e) No Applicable Credit Party has made any agreement with any account debtor for any extension, compromise, settlement or modification of any account receivable or any deduction therefrom, except discounts or allowances which are granted by the Applicable Credit Parties in the ordinary course of their businesses and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Borrowing Base and Collateral Update Certificates furnished to the Agent hereunder;

(f) To the best knowledge of the Credit Parties, each account debtor with respect to accounts receivable of the Applicable Credit Parties had the capacity to contract at the time any contract or other document giving rise to an account receivable was executed and such account debtor (if owing more than $200,000 in accounts receivable to the Applicable Credit Parties) is not insolvent, provided that that it shall not be a breach of the representation and warranty in this clause (f) if (i) the amount of accounts receivable owed by account debtors referred to in this clause (f) is less than $200,000 in the aggregate, and (ii) the sum of (x) the amount of accounts receivable owed by the account debtors referred to in clause (i) of this proviso, (y) the amount of accounts receivable owed by the account debtors referred to in clause (i) of the proviso to clause (g) of this Section 5.18, and (z) the amount of accounts receivable that are subject to any offset (except with respect to Permitted Contra Accounts), Lien, deduction, defense, dispute, counterclaim or any other adverse condition, does not exceed in the aggregate $250,000 for all such accounts receivable referred to in clauses (x), (y) and (z) of this clause (ii).

(g) To the best knowledge of the Credit Parties, there are no proceedings or actions which are threatened or pending against any account debtor to the Applicable Credit Parties which could reasonably be expected to result in any material adverse change in such account debtor's financial condition or the collectability of any account receivable of the Applicable Credit Parties, provided that that it shall not be a breach of the representation and warranty in this clause (g) if (i) the amount of accounts receivable owed by account debtors against which there are pending or threatened one or more proceedings or actions referred to in this clause (g) is less than $200,000 in the aggregate, and (ii) the sum of (x) the amount of accounts receivable owed by the account debtors referred to in clause (i) of this proviso, (y) the amount of accounts receivable owed by the account debtors referred to in clause (i) of the proviso to clause (f) of this Section 5.18, and (z) the amount of accounts receivable that are subject to any offset (except with respect to Permitted Contra Accounts), Lien, deduction, defense, dispute, counterclaim or any other adverse condition, does not exceed in the aggregate $250,000 for all such accounts receivable referred to in clauses (x), (y) and (z) of this clause (ii).

5.19 Labor and Employment Matters.

(a) Except as set forth on Schedule 5.19, (i) no employee of the Credit Parties is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Credit Parties do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Credit Parties; (ii) there are no pending or, to the best knowledge of the Credit Parties, threatened representation campaigns, elections or proceedings; (iii) the Credit Parties do not have knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof (provided that, and, with respect to the requirement of Section 6.2(a) that this representation and warranty continue to be true as of the date of any Borrowing or issuance of a Letter of Credit, the Credit Parties represent and warrant that no such activity has occurred during the 24-month period preceding the date of such Borrowing or issuance of a Letter of Credit except for strikes, slowdowns and work stoppages that did not have any Material Adverse Effect); and (iv) no Credit Party has engaged in, admitted committing or been held to have committed any unfair labor practice which could reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 5.19, the Credit Parties have at all times complied in all material respects, and are in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment.

(c) Except as set forth on Schedule 5.19, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Credit Parties have at all times complied with, and are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including, without limitation, the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

5.20 Bank Accounts. Schedule 5.20 lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

5.21 Certain Transactions. Except as disclosed in Schedule 5.21 and except for arm's length transactions pursuant to which a Credit Party makes payments in the ordinary course of business upon terms no less favorable than such Credit Party could obtain from third parties that are not Affiliates of any Credit Party, none of the officers, directors, or employees of any Credit Party is a party to any transaction with any Credit Party (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of any Credit Party, any Person in or of which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

ARTICLE 6

Conditions

6.1  Effective Time. The obligations of the Lenders to make Revolving Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2):

(a) Counterparts of Agreement. The Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Notes. The Agent shall have received duly completed and executed Revolving Credit Notes for the account of each Lender (including the Fronting Lender in its capacity as such) that has requested a Revolving Credit Note.

(c) Organizational Structure. The corporate organizational structure, capitalization and ownership of the Credit Parties shall be as set forth on Schedules 5.12 and 5.13 annexed hereto. The Agent shall have had the opportunity to review, and shall be reasonably satisfied with, the Credit Parties' state and federal tax assumptions, and the ownership, capital, organization and structure of the Credit Parties.

(d) Existence and Good Standing. The Agent shall have received such documents and certificates as the Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the transactions contemplated hereby and any other legal matters relating to the Credit Parties, this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Agent and Special Counsel.

(e) Security Interests in Personal and Mixed Property. The Agent shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments and made or caused to be made all such filings and recordings (other than filings or recordings to be made by the Agent on or after the Closing Date) that may be necessary or, in the opinion of the Agent, desirable in order to create in favor of the Agent, for the benefit of the Lenders, valid and (upon such filing and recording) perfected (to the extent provided in Article 4) First Priority (or such other priority as may be provided for in the Intercreditor Agreement) security interests in the entire personal and real property Collateral.

(f) Guarantees. The Agent shall have received executed guaranty agreements from the Applicable Credit Parties other than the Domestic Guarantors, all in form and substance reasonably satisfactory to the Agent and Special Counsel.

(g) Leases; Landlord's Waivers and Consents. The Agent shall have received, in the case of each Material Leasehold Property existing as of the Closing Date, copies of the lease, and all amendments thereto, between the Credit Party and the landlord or tenant party thereto, together with (except with respect to property located in Canada and The Netherlands) an executed Landlord's Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party, except with respect to Material Leasehold Properties as to which the amount of inventory that is desired by the Borrower to be Eligible Inventory does not require the obtaining of such Landlord's Waiver and Consent.

(h) Evidence of Insurance. The Agent shall have received certificates from the Credit Parties' insurance brokers that all insurance required to be maintained pursuant to Section 7.5 is in full force and effect and that the Agent on behalf of the Lenders has been named as additional insured or loss payee thereunder to the extent required under Section 7.5.

(i) Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc. The Credit Parties shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities and all consents of other Persons with respect to Material Indebtedness, Liens and Material Agreements listed on Schedule 5.14 (and so identified thereon) annexed hereto, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(j) Tranche B Loans. Contemporaneously with the Effective Time, the Agent shall have received certified copies of the Tranche B Documents as in effect on the Closing Date and evidence that (i) the Tranche B Loans shall have been made pursuant to the Tranche B Documents, (ii) the Borrowers have received cash proceeds from the Tranche B Loans in an aggregate amount of not less than $65,000,000, and (iii) the Borrowers wired to lending institutions that are holders of Existing Debt (or to an agent therefor) an amount sufficient to pay in full such Existing Debt and have deposited the remaining net cash proceeds into an account of the Borrowers maintained with the Cash Management Bank.

(k) Intercreditor Agreement. The Intercreditor Agreement shall have been executed and delivered by all parties thereto in form and substance satisfactory to the Agent.

(l) Existing Debt; Liens. The Agent shall have received evidence that all principal, interest, and other amounts owing in respect of all Existing Debt of the Credit Parties (other than Indebtedness permitted to remain outstanding in accordance with Section 8.1 hereof) will be repaid in full as of the Effective Time. No defaults or events of default shall exist with respect to any of the Indebtedness permitted to remain outstanding in accordance with Section 8.1 hereof, and the number of days that the trade payables of the Credit Parties shall be outstanding after their due date is consistent with the Credit Parties past business practices. The Agent shall also have received evidence that, as of the Effective Time, the Property of the Credit Parties is not subject to any Liens other than Permitted Liens.

(m) Financial Statements; Projections. The Agent shall have received the certified financial statements and projections referred to in Section 5.4 hereof and the same shall not be inconsistent with the information previously provided to the Agent.

(n) Financial Officer Certificate. The Agent shall have received a certificate, dated the Closing Date and signed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 6.2 and the second sentence of Section 6.1(o) at the Effective Time.

(o) Commercial Finance Examination. The Agent shall have received and shall be satisfied with the results of a commercial finance examination of the accounts receivable and inventory of the Applicable Credit Parties.

(p) Indemnity, Subrogation and Contribution Agreement. The Borrowers and the Guarantors shall have executed and delivered an Indemnity, Subrogation and Contribution Agreement in form and substance satisfactory to the Agent.

(q) No Material Adverse Change. There shall have occurred no material adverse change (in the reasonable opinion of the Agent) in the businesses, operations, properties (including tangible properties), or conditions (financial or otherwise), assets, liabilities or income of the Credit Parties taken as a whole.

(r) Opinion of Counsel to Credit Parties. The Agent shall have received favorable written opinions (addressed to the Agent and dated the Closing Date) of (i) Cummings & Lockwood LLC, special counsel to the Credit Parties, (ii) Richard Treacy, general counsel of the Parent, and (iii) local counsel to the Credit Parties in Germany, The Netherlands, Canada, and the United Kingdom, all of which shall cover such matters relating to the Credit Parties, this Agreement, the other Loan Documents, and the transactions contemplated hereby as the Agent may reasonably request.

(s) Borrowing Base and Collateral Update Certificates. A Designated Financial Officer shall have executed and delivered to the Agent a Borrowing Base and Collateral Update Certificate substantially in the form of Exhibit B-1 annexed hereto, which Borrowing Base and Collateral Update Certificate shall show Excess Availability under the Revolving Credit Commitments of not less than $10,000,000 (after giving effect to the payment of all sums and expenses, the issuance of all Letters of Credit and the funding of all Loans to be paid, issued or funded at the Effective Time).

(t) Lock Box Accounts/Controlled Accounts. The Credit Parties shall have established such Lock Box Accounts and Controlled Accounts with the Cash Management Bank and such other financial institutions as may be approved by the Agent as required in accordance with Section 4.3 hereof, and shall have entered into all Lock Box Agreements and/or Control Agreements as shall be required by the Agent.

(u) Fees and Expenses. The Agent and the Issuing Bank shall have received all fees and other amounts due and payable to such Person and Special Counsel at or prior to the Effective Time, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(v) Other Documents. The Agent shall have received all Material Agreements, instruments, opinions, certificates, assurances and other documents as the Agent or any Lender or Special Counsel shall have reasonably requested and the same shall be reasonably satisfactory to each of them.

6.2  Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, including without limitation any Loans and Letters of Credit to be made or issued on the Closing Date, is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents (as updated, to the extent that any provision hereof expressly permits a representation and warranty to be updated after the Closing Date, by any such update of such representations and warranties) shall be true and correct in all material respects on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be or have been true and correct as of such specific date and provided that, to the extent any change in circumstances expressly permitted by this Agreement causes any representation and warranty set forth herein to no longer be true, such representation and warranty shall be deemed modified to reflect such change in circumstances).

(b) No Defaults. At the time of, and immediately after giving effect to, such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

(c) Borrowing Base and Collateral Update Certificate. A Designated Financial Officer shall have executed and delivered to the Agent a Borrowing Base and Collateral Update Certificate substantially in the form of Exhibit B-1 annexed hereto, which Borrowing Base and Collateral Update Certificate shall show Excess Availability as of the close of business on the immediately preceding Business Day of not less than $1 (after giving effect to the funding of such requested Loan or the issuance of such requested Letter of Credit) and each delivery of a Borrowing Base and Collateral Update Certificate shall, unless accompanied by a written statement from a Designated Financial Officer to the contrary (a "German Free Capital Deficiency Notice"), constitute a representation and warranty by the Borrowers that, in respect of Section 30 of the German Liability Companies Act, the free capital (assets side (Aktivseite within the meaning of Section 266 para. 2 German Commercial Code ("HGB")) minus stated share capital (gezeichnetes Kapital within the meaning of Section 266 para. 3 A I HGB) minus accruals (Ruckstellungen within the meaning of Section 266 para. 3 B HGB) minus liabilities (Verbindlichkeiten within the meaning of Section 266 para. 2 C HGB) minus deferred income (Rechnungsabgrenzungsposten within the meaning of Section 266 para. 2 D HGB)) of H. Brunner GmbH is not less than the Dollar Equivalent of $3,000,000.

(d) Mortgage; Etc. Within thirty (30) days after the Closing Date, the Agent shall have received from the Credit Parties fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each parcel of Material Owned Property existing as of the Closing Date that is designated as a "Mortgaged Property" on Schedule 1.1 hereto (each such parcel, a "Mortgaged Property"), and within thirty (30) days thereafter with mortgagee title insurance policies or commitments therefor, and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Agent may reasonably require.

(e) Hazardous Materials Environmental Indemnity. Within thirty (30) days after the Closing, the Agent shall have received an executed Hazardous Materials Indemnity Agreement from the Credit Parties with respect to the indemnification of the Agent and the Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials that may be located on any Real Property Asset that is a Mortgaged Property.

ARTICLE 7

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Agent and the Lenders that:

7.1 Financial Statements and Other Information. The Credit Parties will furnish to the Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent:

(i) consolidated and consolidating statements of operations and consolidated statements of shareholders' equity and cash flows of the Parent and its Subsidiaries for such fiscal year and the related consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and

(ii) an unqualified (as such term is customarily used in accounting practice in the United States) opinion of KPMG or other independent certified public accountants of recognized national standing reasonably acceptable to the Agent stating that the consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP.

(b) as soon as available, and in any event within 30 days after the end of each month of each fiscal year of the Parent, consolidated statements of operations and consolidated statements of cash flows of the Parent and its Subsidiaries for such month and for the period from the beginning of the respective fiscal year to the end of such month, and the related consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, and the corresponding figures for the forecasts most recently delivered to the Agent for such period, and

(c) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent:

(i) consolidated and consolidating statements of operations and consolidated statements of cash flows of the Parent and its Subsidiaries for such quarter and for the period from the beginning of the respective fiscal year to the end of such quarter, and the related consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, and the corresponding figures for the forecasts most recently delivered to the Agent for such period, and

(ii) a certificate of a Designated Financial Officer, which certificate shall state that said consolidated financial statements referred to in the preceding clause fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);

(d) as soon as available and in any event within (i) 45 days after the end of each fiscal quarter, a Compliance Certificate duly executed by a Designated Financial Officer with respect to the quarterly financial statements delivered pursuant to subsection 7.1(c) above, and (ii) 90 days after the end of each fiscal year, a Compliance Certificate duly executed by a Designated Financial Officer with respect to the annual financial statements delivered pursuant to subsection 7.1(a) above;

(e) as soon as available and in any event within thirty (30) days after the end of each month with respect to such month (or more frequently if requested by the Agent), (i) an Accounts Receivable/Loan Reconciliation Report in the form attached hereto as Exhibit B-2, (ii) a summary of inventory by type and location, (iii) an accounts receivable aging report, and (iv) such other information relating to the Collateral as the Agent shall reasonably request, in each case, accompanied by such supporting detail and documentation as the Agent shall reasonably request, provided that, if the Agent requests any reports other than sales reports, collection reports and credit reports (which may be requested daily or with such other frequency as may be requested by the Agent) more frequently than monthly, and if the applicable Credit Parties do not, but for such request, produce the requested reports with the requested frequency, the Credit Parties may begin to provide such additional reports with the requested frequency on the date that is the earlier of (x) the date that the Credit Parties are reasonably able to produce such reports by proceeding diligently to do so after receiving such request, and (y) the date 60 days after the date of such request;

(f) as soon as available and in any event no later than 1:00 p.m. (Connecticut time) on the 30th day of each month (or, if such day is not a Business Day, on the preceding Business Day)(or with such greater frequency as the Agent may reasonably request), a Borrowing Base and Collateral Update Certificate in the form attached hereto as Exhibit B-1, with respect to the Collateral of the Borrower as of the close of business on the previous month (or, if such day is not a Business Day, on the preceding Business Day) or, if the Agent has requested a Borrowing Base and Collateral Update Certificate as of a date other than the end of a month, as of such other requested date, together with such other information relating to the Collateral as the Agent shall reasonably request, and accompanied by such supporting detail and documentation as the Agent shall reasonably request;

(g) as soon as available and in any event no later than 1:00 p.m. (Connecticut time) on each day that the Borrowers make any request for any Borrowing hereunder, an Advance Request in the form attached hereto as Exhibit B-4;

(h) as soon as available and in any event within 60 days after the beginning of each fiscal year of the Parent, statements of forecasted consolidated income and cash flows for the Parent and its Subsidiaries for each fiscal month in such fiscal year and a forecasted consolidated balance sheet of the Parent and its Subsidiaries as of the last day of each fiscal month in such fiscal year, and a comparison of the projected Excess Availability as of the last day of each fiscal month in such fiscal year, together with supporting assumptions which were reasonable when made, all prepared in good faith in reasonable detail and consistent with the Credit Parties' past practices in preparing projections and otherwise reasonably satisfactory in scope to the Agent;

(i) promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party other than routine inquiries by such Governmental Authority and except as prohibited by law;

(j) as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Credit Party gives or receives in connection with any Material Indebtedness (including, without limitation, the Tranche B Loans), the GECC Vendor Program Arrangement, the GECC UK Vendor Program Arrangement, the Canadian Vendor Program Arrangement, or any Other Vendor Program Arrangement;

(k) as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Credit Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Credit Party;

(l) promptly after the sending or filing thereof, copies of all statements, reports and other information any Credit Party sends to any holders of its Indebtedness or its securities; and

(m) promptly upon receipt thereof, copies of all management letters and accountants' letters received by the Credit Parties, provided that, the Credit Parties shall in any event cause their independent certified public accountants to deliver with their audit reports for the 2003 fiscal year customary management letters with respect to systems controls and such other matters as the Agent may reasonably request; and

(n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request.

7.2 Notices of Material Events. The Credit Parties will furnish to the Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default hereunder, any Tranche B Event of Default, any GECC Program Default, any GECC UK Program Default, any Canadian Program Default, or any Other Program Default, or any event which, with the giving of notice and/or the passage of time would constitute a Tranche B Event of Default, a GECC Program Default, a GECC UK Program Default, a Canadian Program Default, or an Other Program Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or Affiliate that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event related to the Plan of any Credit Party or knowledge after due inquiry of any ERISA Event related to a Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any of the Credit Parties in an aggregate amount exceeding $100,000, except for ERISA Events arising out of the disclosures listed on Schedule 5.10; and

(d) any other development that has, or could reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section 7.2 shall be accompanied by a statement of a Designated Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.3  Existence; Conduct of Business. Each Credit Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business which is permitted under Section 8.4.

7.4  Payment of Obligations. Each Credit Party shall pay before the same shall become delinquent or in default its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings (so long as such contest operates to suspend the imposition of any Lien with respect thereto), (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be reasonably acceptable to Agent, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

7.5 Maintenance of Properties; Insurance. Each Credit Party shall (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, without limitation, business interruption and product liability insurance. Such insurance shall be in such minimum amounts that such Person will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Agent. Without limiting the generality of the foregoing, the Applicable Credit Parties and other Grantors will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All general liability and other liability policies with respect to the Applicable Credit Parties and other Grantors shall name the Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policy shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent that names the Agent for the benefit of the Lenders as the loss payee thereunder. All policies of insurance shall provide for at least 30 days (or, in the case of general liability insurance, at least 10 days) prior written notice to the Agent of any modifications or cancellation of such policy.

7.6  Books and Records; Inspection Rights. Each Credit Party shall keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record such transactions and activities. Each Credit Party shall permit any representatives designated by the Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, to conduct audits, physical counts or examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all Collateral and such Credit Party, and to discuss its affairs, finances and condition with its officers and independent accountants as frequently as the Agent deems appropriate provided that, so long as no Default has occurred and is continuing, all such visits shall be on reasonable prior notice, at reasonable times during regular business hours of such Credit Party, and provided further that after the occurrence and during the continuance of any Default, the Agent and any of the Lenders may visit at any reasonable times. The Borrowers shall reimburse the Agent for all examination and inspection costs, internal costs at the rate of $850 per man-day, and all out-of-pocket expenses incurred in connection with such audits, physical counts or examinations and verifications, provided that, so long as no Default has occurred and is continuing, the Borrowers shall not be responsible for the costs of more than two such field examinations in any one fiscal year. Each of the Credit Parties authorizes the Agent and, if accompanied by the Agent, the Lenders to communicate directly with such Credit Party's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letters with respect to the business, financial condition and other affairs of the Credit Parties. At the request of the Agent, each Credit Party shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 7.6. The Credit Parties, in consultation with the Agent, will arrange for a meeting to be held at least once every year (and after the occurrence and during the continuance of a Default, more frequently, if requested by the Agent or the Required Lenders) with the Lenders and the Agent hereunder at which the business and operations of the Credit Parties are discussed. The Credit Parties will permit independent appraisers and environmental consultants selected by the Agent (or, with the consent of the Agent, by any Lender) to visit the properties of the Credit Parties and perform appraisals and valuations of the inventory, equipment and Real Property Assets of the Credit Parties at such times and with such frequencies as the Agent shall reasonably request; provided that, so long as no Default has occurred and is continuing, the Borrowers shall not be responsible for the costs of more than one such appraisal and valuation of each of the inventory, equipment and Real Property Assets of the Credit Parties in any one fiscal year. The Borrowers shall reimburse the Agent for all fees, costs and expenses charged by such independent appraisers and environmental consultants for each such appraisal and examination (subject to the once per fiscal year limitation in the preceding sentence).

7.7  Fiscal Year. To enable the ready and consistent determination of compliance with the covenants set forth in Section 8.10 hereof, the Credit Parties shall maintain their current fiscal year and current method of determining the last day of the first three fiscal quarters in each fiscal year.

7.8  Compliance with Laws. Each Credit Party shall comply with (i) all permits, licenses and authorizations, including, without limitation, environmental permits, licenses and authorizations, issued by a Governmental Authority, (ii) all laws, rules, regulations and orders including, without limitation, Environmental Laws, of any Governmental Authority and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.9  Use of Proceeds. The proceeds of the Loans will be used only for (i) the refinancing of Existing Debt, (ii) fees and expenses incurred in connection with the transactions contemplated by this Agreement, and (iv) for general corporate and working capital purposes of the Credit Parties. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

7.10  Certain Obligations Respecting Subsidiaries. Each Credit Party will take such action from time to time as shall be necessary to ensure that the percentage of the issued and outstanding shares of Capital Stock of any class or character owned by any Grantor or other Applicable Credit Party in any Subsidiary on the date hereof is not at any time decreased, other than by reason of transfers to another Grantor or Applicable Credit Party.

7.11  ERISA. Except where a failure to comply with any of the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) the Credit Parties will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and (ii) the Credit Parties will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would subject any Credit Party to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Credit Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

7.12  Environmental Matters; Reporting. (a) The Credit Parties will observe and comply in all material respects with all Environmental Laws and all permits and authorizations issued by any Governmental Authority under Environmental Law (collectively, "Environmental Permits"). The Credit Parties will give the Agent prompt written notice upon any Credit Party obtaining knowledge of (a) any presence, Release or threat of Release of any Hazardous Materials at or from any Real Property Asset, (b) any actual or alleged violation as to any Environmental Law or Environmental Permit by any Credit Party, (c) the commencement of any Environmental Action or Remedial Action or other communication to it or of which it has knowledge regarding the presence or suspected presence of any Hazardous Material at, on about, under, within or in connection with any Real Property Asset or any migration thereof from or to such Real Property Asset, (d) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property Asset that could cause such Real Property Asset or any part thereof to be subject to any restrictions on ownership, occupancy, transferability, or use, or subject the owner or any Person having any interest in such Real Property Asset to any liability, penalty, or disability under any Environmental Law, and (e) the receipt of any notice or discovery of any information regarding any actual, alleged, or potential Release, disposal or any other presence or existence of any Hazardous Material at, on, about, under, within, near or in connection with any Real Property Asset; in each case, which (x) could have a material adverse effect on any Environmental Permits held by any Credit Party, (y) will, or is likely to, have a Material Adverse Effect, or (z) will require a material expenditure by such Credit Party to cure such alleged problem or violation.

(b) The Agent may, from time to time, in its reasonable discretion, obtain one or more environmental assessments or audits of any Real Property Asset prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (a) whether any Hazardous Materials are present in the soil, sediment, air or water at such Real Property Asset and (b) whether the use and operation of such Real Property Asset complies with all Environmental Laws; provided that, so long as no Default has occurred and is continuing, the Agent shall not request any such environmental assessments or audits of any Real Property Asset more frequently than once every other year. Environmental assessments may include, without limitation, detailed visual inspections of such Real Property Asset, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate. Subject to Section 7.6 all such environmental assessments shall be conducted and made at the sole expense of the Borrower.

(c) In the event that any Grantor or other Applicable Credit Party proposes to acquire or lease after the Closing Date any Real Property Asset, (i) the Credit Parties shall give at least ten (10) days prior written notice to the Agent identifying the Real Property Asset proposed to be acquired and setting forth the purchase price or amounts of lease payments and other material terms of the acquisition or lease; (ii) prior to the date of such acquisition, if the Agent notifies the Borrowers that such Real Property Asset will constitute a Material Owned Property, the Credit Parties shall deliver to the Agent such reports and other information, in form, scope and substance satisfactory to the Agent, regarding environmental matters relating to such Real Property Assets as the Agent may reasonably require, which reports shall be provided by one or more environmental consulting firms reasonably satisfactory to the Agent and shall include Phase I and/or Phase II environmental assessments, as specified by the Agent for each such Real Property Asset, which conform to the ASTM Standard Practice for Environmental Site Assessments; and (iii) such Grantor or other Applicable Credit Party shall only consummate such acquisition if the Agent is satisfied with the results of such reports and other information and such Grantor or other Applicable Credit Party complies with Section 7.13.

7.13  Matters Relating to Material Leasehold Property and Additional Real Property Collateral.

(a) In the event that any Grantor or other Applicable Credit Party acquires after the Closing Date any Material Owned Property that the Agent determines is an Additional Mortgaged Property or in the event that the Agent determines after the Closing Date that any existing Real Property Asset has become an Additional Mortgaged Property, the Credit Parties shall cause the owner of such Material Owned Property to deliver to the Agent, as soon as practicable after the Agent has notified the Borrowers that a Real Property Asset is an Additional Mortgaged Property, fully executed and notarized Mortgages ("Additional Mortgages"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the applicable Person in such Additional Mortgaged Property, together with mortgagee title insurance policies (not exceeding 110% of the value of such Additional Mortgaged Property) or commitments therefor, and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Agent may reasonably require copies of all deeds with respect to such Additional Mortgaged Property.

(b) In the event that any Grantor or other Applicable Credit Party enters into any lease with respect to any Material Leasehold Property after the Closing Date, the Credit Parties shall (i) cause such Grantor or other Applicable Credit Party to deliver to the Agent copies of the lease, and all amendments thereto, between such Person and the landlord or tenant, and (ii) prior to or contemporaneously with the execution of such lease, obtain and deliver to the Agent a Landlord's Waiver and Consent with respect thereto and, where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(c) If requested by the Agent, the Credit Parties shall permit an independent real estate appraiser satisfactory to the Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Agent in its reasonable discretion).

7.14  New Guarantors; Additional Pledged Stock. The Credit Parties shall (a) cause each Domestic Subsidiary created, acquired or otherwise existing on or after the Closing Date to immediately (or, with respect to Clarke Systems Holding Corp. or any subsidiary thereof, within 120 days after it becomes a Domestic Subsidiary, if it continues to be a Domestic Subsidiary at the end of such 120-day period) become a Guarantor, a Grantor and a Credit Party hereunder and the Credit Parties shall immediately (or, with respect to Clarke Systems Holding Corp. or any subsidiary thereof, within such 120-day period) execute and deliver, and cause such Domestic Subsidiary to execute and deliver, to the Agent, for the benefit of the Agent and the Lenders, all such Loan Documents and other documents, and take all such actions, and cause such Domestic Subsidiary to take all such actions, as may be required by the Agent in connection therewith, and (b) pledge to the Agent, for the benefit of the Agent and the Lenders, 100% of the shares of the Capital Stock of each Domestic Subsidiary that is created, acquired or otherwise existing on or after the Closing Date (except that the stock of Clarke Systems Holding Corp. and any subsidiary thereof shall not be required to be pledged to the Agent if it is sold to a Person that is not an Affiliate of any of the Credit Parties within 120 days after the acquisition of such stock by the Credit Parties), and 65% of the shares of the Capital Stock of each other Subsidiary that is created, acquired or otherwise existing on or after the Closing Date (except that the stock of Spandex Suomi OY shall not be required to be pledged to the Agent).

7.15  Punctual Payment. The Credit Parties will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Unused Fee, all letter of credit fees incurred hereunder, and all other amounts provided for in this Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Agreement and such other Loan Documents.

7.16  Further Assurances. The Credit Parties will take such action and execute, acknowledge and deliver, at their sole cost and expense, such agreements, instruments or other documents as the Agent may require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected Liens any of the Collateral or any other property of any Grantor or other Applicable Credit Party (except as otherwise provided in Article 4), (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection (except as otherwise provided in Article 4) and First Priority (except for Permitted Liens that do not secure Subordinated Indebtedness) of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.

ARTICLE 8

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Agent and the Lenders that:

8.1  Indebtedness. The Credit Parties will not create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Existing Debt on the Closing Date which is set forth in Schedule 8.1 and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Loans, and any extension, renewal, refunding or replacement of any such Indebtedness, provided that (i) such extension, renewal, refunding or replacement is pursuant to terms that are not less favorable to the Credit Parties and the Lenders than the terms of the Indebtedness being extended, renewed, refunded or replaced and (ii) after giving effect to such extension, renewal, refunding or replacement, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, renewal, refunding or replacement;

(c) Intercompany loans among the Parent and its Subsidiaries (or among any Subsidiaries), provided that (i) (A) intercompany loans permitted by this clause (c) shall not exceed $800,000 in the aggregate at any time outstanding with respect to any loans to Spandex Limited, (B) intercompany loans permitted by this clause (c) shall not exceed $400,000 in the aggregate at any time outstanding with respect to any loans to Ultramark Adhesive Products Ltd., (C) intercompany loans permitted by this clause (c) shall not exceed $300,000 in the aggregate with respect to any loans made by the Borrowers and their Domestic Subsidiaries to any Applicable Credit Party (other than Spandex Limited and Ultramark Adhesive Products Ltd.) and/or to any Subsidiary of an Applicable Credit Party other than a Domestic Subsidiary, and (D) notwithstanding clauses (A), (B), and (C) of this clause (c) (but nevertheless also subject to the individual limits set forth therein), (x) the aggregate amount of intercompany loans at any time outstanding permitted by this clause (c) shall not exceed $1,500,000, and (y) any intercompany loan permitted by this clause (c) will cease to be permitted if it is not repaid in full within 30 days after it is made, (ii) with respect to any of such intercompany loans that are evidenced by one or more promissory notes, such promissory notes are pledged to the Agent pursuant to the terms hereunder, and (iii) there are no restrictions whatsoever on the ability of the applicable obligor to repay such loan, and further provided that book entry extensions of credit for product purchases in the ordinary course of business will not be deemed to be Indebtedness so long as (i) the amount of such extensions of credit that are made after the Closing Date does not exceed the Permitted Book Entry Amount in the aggregate at any time with respect to amounts owed by Persons that are organized outside of the United States to Persons that are organized in the United States, (ii) none of such extensions of credit for product purchases that are made after the Closing Date may be outstanding for more than 90 days, except that up to $500,000 of such extensions of credit for product purchases that are made after the Closing Date may be outstanding at any time for more than 90 days, but less than 150 days, and (iii) all such extensions of credit which are outstanding in whole or in part on the Closing Date shall be listed on Schedule 8.1 (and amounts in excess of the thresholds, or outstanding for more than the number of days, set forth in clause (i) or (ii) of this proviso or which were made prior to the Closing Date but are not listed on Schedule 8.1 shall be deemed to be intercompany loans);

(d) other Indebtedness incurred after the Closing Date (determined on a consolidated basis without duplication in accordance with GAAP) consisting of Capital Lease Obligations and/or secured by Liens permitted under Section 8.2(h), in an aggregate principal amount at any time outstanding not in excess of $2,000,000;

(e) Indebtedness under the Tranche B Documents in an aggregate principal amount not in excess of $71,500,000 (plus interest and fees payable thereunder);

(f) Guarantees permitted under section 8.3;

(g) Contingent Indebtedness of (x) up to $85,000,000 under the GECC Vendor Program Arrangement, (y) up to $12,500,000 under the Canadian Vendor Program Arrangement, and (z) up to $40,000,000 in the aggregate under the Other Vendor Program Arrangements;

(h) Indebtedness owing under that certain Loan Agreement dated as of December 1, 1984 between the Connecticut Development Authority and the Parent, that certain Reimbursement Agreement dated as of December 1, 1984 between the Parent and Citibank, N.A., and any extension, renewal, refunding or replacement of such Indebtedness, provided that (i) such extension, renewal, refunding or replacement is pursuant to terms that are not less favorable to the Credit Parties and the Lenders than the terms of the Indebtedness being extended, renewed, refunded or replaced and (ii) after giving effect to such extension, renewal, refunding or replacement, the amount of such Indebtedness is not greater than the amount of such Indebtedness outstanding immediately prior to such extension, renewal, refunding or replacement;

(i) Unsecured Indebtedness in a principal amount not in excess of $5,000,000 at any one time outstanding (plus interest and fees payable with respect thereto).

The Indebtedness permitted by clauses (a) through (i) of this Section 8.1 are referred to herein as "Permitted Indebtedness". Each of clauses (a) through (i) of this Section 8.1 constitutes an independent and separate exception to the covenant set forth in this Section 8.1.

8.2  Liens. The Credit Parties (i) will not create, incur, assume or permit to exist any Lien, and will not permit any Subsidiary of any Credit Party to create, incur, assume or permit to exist any Lien, on any Property or asset now owned or hereafter acquired by it, and (ii) will not assign or sell, or permit any Subsidiary to assign or sell, any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called "Permitted Liens"):

(a) Liens created hereunder or under the other Loan Documents;

(b) any Lien on any property or asset of any Credit Party existing on the Closing Date and set forth in Schedule 8.2(b) (excluding, however, following the making of the initial Loans hereunder, the Liens in favor of any Person other than the Agent securing Indebtedness not designated on said schedule as Indebtedness to remain outstanding following the funding of the initial Loans), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby, except for Liens of such property or assets which secure extensions, renewal, refundings and replacements of the Indebtedness secured thereby, which extensions, renewals, refundings and replacements are permitted by Section 8.1(b) hereof;

(c) Liens imposed by any Governmental Authority for taxes, assessments or charges (i) which are not yet delinquent or (ii) which are being contested in good faith and by appropriate proceedings which operate to suspend the enforcement of compliance with and collection thereof and as to which taxes, assessments and charges adequate reserves with respect thereto, which are reasonably acceptable to the Agent, are maintained on the books of the applicable Credit Party in accordance with GAAP;

(d) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens, and vendors' Liens imposed by statute or common law (and, with respect to landlords' Liens, imposed by contract) not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and so long as such contest operates to suspend the enforcement of compliance with and collection thereof, and Liens securing judgments (including, without limitation, pre-judgment attachments) the existence of which do not result in an Event of Default under Section 9.1(j) hereof;

(e) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (but not including any pledge or other security granted to secure obligations in connection with any property or casualty insurance policy);

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business with respect to Real Property Assets and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Real Property Assets or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or materially interfere with the ordinary conduct of the business of any Credit Party, and restrictions existing on the Effective Date which are listed on Schedule 8.2(f), including without limitation, in favor of the Connecticut Department of Environmental Protection;

(g) Liens consisting of bankers' liens and rights of setoff, in each case, arising by operation of law or by contract (which are waived or subordinated as required by this Agreement), and Liens on documents presented in letter of credit drawings;

(h) Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by Section 8.1(d), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement or were in effect at the time the Credit Parties acquired the assets, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such security interests shall not apply to any other property or assets of the Credit Parties;

(i) pledges of cash and Cash Equivalents to Travelers Insurance Company to secure obligations of the Credit Parties under or in connection with property and casualty insurance policies issued by Travelers Insurance Company, provided that the amount of such cash and Cash Equivalents shall not exceed $1,500,000 in the aggregate at any one time;

(j) Liens in favor of the Tranche B Lenders or their agent pursuant to the Tranche B Documents;

(k) Liens on assets of Subsidiaries of Credit Parties, which Subsidiaries are not Credit Parties or Domestic Subsidiaries, provided that the amount of Indebtedness or other obligations secured by the Liens under this clause (k) shall not exceed $2,000,000 at any time;

(l) Liens existing on the Closing Date on Specified Section 8.2(l) Assets; provided that the amount of Indebtedness or other obligations secured by the Liens under this clause (l) shall not exceed $1,000,000 at any time;

(m) Liens created after the Closing Date on real property owned by the Credit Parties; provided that (i) the amount of Indebtedness or other obligations secured by the Liens under this clause (m) shall not exceed $1,000,000 at any time, and (ii) except with respect to the real property owned by the Credit Parties in Oklahoma, Tolland, Connecticut, and Achern, Germany on the Closing Date and other real property that is not Material Owned Property, (x) any Liens permitted by this clause (m) shall be on real property on which the Agent holds a Lien, and (y) the Liens permitted by this clause (m) shall be subordinated, in a manner reasonably acceptable to the Agent, to the Lien held by the Agent on such assets;

(n) Liens granted pursuant to the GECC Vendor Program Arrangements, the Canadian Vendor Program Arrangements or the Other Vendor Program Arrangements; provided that (i) such Liens may only secure the contingent liability of the Credit Parties with respect to the obligations of lessees of equipment sold pursuant to such arrangements and leased to such lessees, and not any other Indebtedness of the Credit Parties, and (y) as security for the contingent liabilities of the Credit Parties with respect to any lessee, such Liens may only be granted in the equipment which is leased to such lessee, any insurance proceeds with respect thereto, and any rights that the Credit Parties may have with respect to the lease of such equipment; and

(o) Liens on the Bristol Cash Collateral Account.

8.3  Contingent Liabilities. The Credit Parties will not Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(b) guarantees and letters of credit in effect on the Closing Date which are disclosed in Schedule 8.1, and any replacements thereof, provided that (i) any such replacement is pursuant to terms that are not less favorable to the guarantor than the terms of the guarantee being replaced, and (ii) after giving effect to such replacement, the maximum amount of Indebtedness guaranteed by such guarantee is not greater than the maximum amount of Indebtedness guaranteed by the guarantee as in effect immediately prior to such extension, renewal, refunding or replacement;

(c) guarantees of Permitted Indebtedness of the Credit Parties and obligations of Credit Parties which do not constitute Indebtedness and are not prohibited by this Agreement;

(d) obligations in respect of Letters of Credit; and

(e) guarantees issued pursuant to this Agreement and the Tranche B Documents.

8.4  Fundamental Changes; Asset Sales.

(a) The Credit Parties will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that, so long as no Default or Event of Default shall have occurred or be continuing or result therefrom, (i) any Borrower may be merged or combined with or into any other Credit Party, (ii) any Domestic Subsidiary (other than an Applicable Credit Party) may be merged into any other Domestic Subsidiary (other than an Applicable Credit Party), (iii) any Subsidiary of an Applicable Credit Party may be merged into any Applicable Credit Party or any other Subsidiary of such Applicable Credit Party, so long as an Applicable Credit Party is the survivor of any merger to which it is a party and each party to any such merger has a tangible net worth (determined in accordance with GAAP) that is at least $1.00. The Credit Parties will not form any Subsidiary without thirty (30) days prior notice to the Agent and compliance with Section 7.14. The Credit Parties will not acquire any business or property from, or Capital Stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases of property to be used in the ordinary course of business (which do not constitute, and are not in connection with, the purchase of a business, division, or business unit), Investments permitted under Section 8.5, Permitted Acquisitions, and Capital Expenditures.

(b) The Credit Parties will not convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (w) the Disposal of any stock or assets of Clarke Systems Holding Corp. and/or any subsidiary thereof, (x) obsolete or worn-out property (including leasehold interests), tools or equipment no longer used or useful in their business, (y) any inventory sold or disposed of in the ordinary course of business and on ordinary business terms), and (z) disposal of any leasehold interests, whether by assignment, sublease or in any other manner, so long as such disposal does not have a Material Adverse Effect.

8.5  Investments; Hedging Agreements.

(a) The Credit Parties will not make or permit to remain outstanding any Investment, except:

(i) Investments consisting of Guarantees permitted by Section 8.3(b) and (d) and Indebtedness permitted by Section 8.1 and capital contributions by the Parent to any Domestic Subsidiary;

(ii) Permitted Investments;

(iii) Checking and deposit accounts with banks used in the ordinary course of business;

(iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by S&P and Aa or the equivalent thereof by Moody's;

(v) Investments existing on the Closing Date and set forth on Schedule 8.5;

(vi) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(vii) Permitted Acquisitions; and

(viii) Transactions permitted by Section 8.7(iv) and 8.7(v).

(b) The Credit Parties will not enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks (i) to which the Borrowers are exposed by virtue of the floating interest rates that are accruing on the Loans and the Tranche B Loans, or (ii) otherwise in the conduct of their business or the management of their liabilities which are "Effective Hedges", as such term is used in GAAP.

8.6  Restricted Junior Payments. The Credit Parties will not declare or make any Restricted Junior Payment at any time, except that (a) any Credit Party that is a Subsidiary of another Credit Party may pay dividends to such other Credit Party, and (b) so long as no Default or Event of Default exists or would result therefrom and commencing following receipt by the Agent of the financial statements for each fiscal year commencing with the fiscal year ending April 30, 2004, the Credit Parties may, not more frequently than quarterly, make Restricted Junior Payments in an aggregate amount in any fiscal year not in excess of the sum of the amounts that constitute for each fiscal quarter of such fiscal year the RJP Permitted Percentages of the Excess Cash Flow of the Parent and its Subsidiaries in each such fiscal quarter, subject to the condition that the Credit Parties shall have delivered to the Agent, not less than 30 days prior to the making of any such Restricted Junior Payment, a certificate demonstrating, in form and substance reasonably satisfactory to the Agent, that:

(i) the Credit Parties were in compliance with each of the covenants set forth in Section 8.10 (other than Section 8.10(b)) for and as of the end of the fiscal quarter most recently ended immediately preceding the proposed payment date;

(ii) the Fixed Charge Coverage Ratio as of the end of the fiscal quarter most recently ended immediately preceding the proposed payment date shall be not less than 1.75 to 1.00;

(iii) Excess Availability, calculated on (i) an actual basis as at the end of the Business Day immediately preceding the date on which the Restricted Junior Payment is made with respect to the amount of the Revolving Credit Exposure and based on the most recently delivered Borrowing Base and Collateral Update Certificate with respect to the amount of the Borrowing Base, and (ii) a pro forma basis giving effect to the making of such Restricted Junior Payment, shall have been (and shall be projected to be) no less than $10,000,000;

(iv) the Parent and its Subsidiaries shall, on a consolidated basis, have cash, Cash Equivalents and Excess Availability, calculated on (i) an actual basis as of the Business Day immediately preceding the date of the Restricted Junior Payment with respect to the amount of the Revolving Credit Exposure and based on the most recently delivered Borrowing Base and Collateral Update Certificate with respect to the amount of the Borrowing Base, and (ii) a pro forma basis giving effect to the making of such payment, of not less than $20,000,000 in the aggregate

(v) as of the date of such certificate, the Credit Parties shall be generally paying their trade payables in accordance with their terms.

8.7  Transactions With Affiliates. Except as expressly permitted by this Agreement, the Credit Parties will not directly or indirectly (a) make any Investment in an Affiliate other than a transaction between two Credit Parties that are each organized under the laws of a state of the United States; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;

(ii) the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 8.7;

(iii) the Credit Parties may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Credit Parties than those likely to be obtained in an arms' length transaction between a Credit Party and a non-affiliated third party, so long as no such transaction breaches any other provision of this Agreement or any other Loan Document;

(iv) the Credit Parties may make Special Non-Cash Payments to Affiliates that are organized in a country other than the United States, provided that the amount of Special Non-Cash Payments that may be made in any fiscal year shall not exceed $5,000,000 in the aggregate; and

(v) intercompany loans which the Credit Parties are permitted to make pursuant to Section 8.1(c) may be converted to the capital of the Credit Parties and their Subsidiaries that are the obligors with respect to such intercompany loans, provided that not more than $2,000,000 of intercompany loans may be converted to capital pursuant to this clause (v) in any fiscal year.

8.8  Restrictive Agreements. The Credit Parties will not, and will not permit and Subsidiary of a Credit Party, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement and the Tranche B Documents) that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Credit Party or Subsidiary of a Credit Party to pay dividends or other distributions with respect to any shares of its Capital Stock or other equity interests or to make or repay loans or advances to any other Credit Party or Subsidiary of a Credit Party or to Guarantee Indebtedness of any other Credit Party or Subsidiary of a Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 8.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Credit Party pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is otherwise permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

8.9  Sale-Leaseback Transactions. No Credit Party will directly or indirectly, enter into any arrangements with any Person whereby such Credit Party shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

8.10  Certain Financial Covenants.

(a) Minimum EBITDA. The Credit Parties shall not permit the EBITDA of the Credit Parties and their Subsidiaries for any fiscal quarter ending on any date or during any period listed in the table below to be less than the amount set forth opposite such date or period in such table:

@@

Fiscal Quarters	Ending Amount
April 30, 2003	$32,145,000
July 31, 2003	$29,922,000
October 31, 2003	$29,024,000
January 31, 2004	$28,719,000
April 30, 2004 through January 1, 2005	$33,763,000
April 30, 2005 and thereafter	$41,910,000

@@

(b) Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio to be less than (i) 1.75 to 1.00 as of April 30, 2003 or July 31, 2003 for the period of four fiscal quarters most recently then ended, (ii) 1.50 to 1.00 as of October 31, 2003 or January 31, 2004 for the period of four fiscal quarters most recently then ended, (iii) 1.75 to 1.00 as of April 30, 2004 for the period of four fiscal quarters most recently then ended, (iv) 1.50 to 1.00 as of July 31, 2004, October 31, 2004, or January 31, 2005 for the period of four fiscal quarters most recently then ended, or (v) 1.75 to 1.00 as of April 30, 2005 or any fiscal quarter ending thereafter, for the period of four fiscal quarters most recently then ended.

(c) Total Liabilities to Tangible Capital Base Ratio. The Credit Parties shall not permit the Total Liabilities to Tangible Capital Base Ratio as of the end of any fiscal quarter ending on any date or during any period listed in the table below to be more than the ratio set forth opposite such date or period in such table:

Fiscal Quarters Ending	Ratio
April 30, 2003	6.20 to 1.00
July 31, 2003	5.90 to 1.00
October 31, 2003	5.30 to 1.00
January 31, 2004	4.80 to 1.00
April 30, 2004 through January 31, 2005	4.20 to 1.00
April 30, 2005 through January 31, 2006	2.90 to 1.00
April 30, 2006 and thereafter	2.00 to 1.00

(d) Capital Expenditures. The Credit Parties shall not make any Capital Expenditures (including, without limitation, incurring any Capital Lease Obligations) which, in the aggregate for all Credit Parties, exceed (i) $6,000,000 during the Parent's 2003 fiscal year, or (ii) $9,000,000 during any fiscal year of the Parent thereafter.

8.11  Lines of Business. The Credit Parties will not engage to any substantial extent in any line or lines of business activity other than (i) the types of businesses engaged in by the Credit Parties as of the Effective Time and businesses substantially related thereto, and (ii) such other lines of business as may be consented to by the Required Lenders and the Agent.

8.12  Payment of Subordinated Indebtedness. The Credit Parties will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness.

8.13  Prepayment of Tranche B Loans. The Credit Parties will not make any payments in respect of, or fund any acquisition, purchase, or participation in, in whole or in part, the Tranche B Loans, except:

(a) the Credit Parties may make cash payments of interest, expenses and fees on the Tranche B Loans (but not any interest calculated at the PIK Rate, as defined in the Tranche B Documents) as and when required pursuant to the Tranche B Loan Agreement; and

(b) the Credit Parties may, not more than once per fiscal quarter, commencing with respect to the Excess Cash Flow of the Parent and its Subsidiaries for the fiscal quarter ending July 31, 2003, prepay the principal of Term Loan A and Term Loan B, as such terms are defined in the Tranche B Documents, in an amount not in excess of the 100% of the Excess Cash Flow of the Parent and its Subsidiaries in the fiscal quarter preceding the date of the prepayment, subject to the following conditions:

(i) the Credit Parties shall have delivered to the Agent, not less than 30 days prior to the making of such prepayment, a certificate demonstrating, in form and substance satisfactory to the Agent, that:

(A)     (x) the Credit Parties were in compliance with each of the covenants set forth in Section 8.10 for and as of the end of the fiscal quarter most recently ended immediately preceding the date of the prepayment, as determined based upon the financial statements and Borrowing Base and Collateral Update Certificate delivered by the Borrower with respect to and as of the end of such fiscal quarter, or (y) if the condition of clause (x) of this paragraph is not satisfied, the Modified Fixed Charge Coverage Ratio as of the end of the fiscal quarter most recently ended immediately preceding the proposed prepayment date (and after giving effect to the proposed prepayment) shall be not less than 1.20 to 1.00, as determined based upon the financial statements and Borrowing Base and Collateral Update Certificate delivered by the Borrower with respect to and as of the end of such fiscal quarter (it being understood that any failure to satisfy any covenant in Section 8.10, including the required Fixed Charge Coverage Ratio, will constitute an Event of Default, and the Agent and Lenders will have the right to exercise any rights and remedies under Article 9, the Collateral Documents and applicable law notwithstanding any right of the Borrowers to make a prepayment of the Tranche B Loan pursuant to this Section 8.13));

(B) Excess Availability, calculated on (i) an actual basis as of the Business Day immediately preceding the date of the prepayment with respect to the amount of the Revolving Credit Exposure and based on the most recently delivered Borrowing Base and Collateral Update Certificate with respect to the amount of the Borrowing Base, and (ii) a pro forma basis immediately after giving effect to the making of such prepayment, shall have been (and shall be projected to be) no less than $8,500,000;

(C) the Parent and its Subsidiaries shall, on a consolidated basis, have cash, Cash Equivalents and Excess Availability, calculated on (i) an actual basis as of the Business Day immediately preceding the date of the prepayment with respect to the amount of the Revolving Credit Exposure and based on the most recently delivered Borrowing Base and Collateral Update Certificate with respect to the amount of the Borrowing Base, and (ii) a pro forma basis immediately after giving effect to the making of such prepayment, of not less than $18,500,000 in the aggregate;

(D) as of the date of such certificate, the average number of days that the trade payables of the Credit Parties are outstanding after their due date does not exceed 60; and

(E) No prepayment which is based on Excess Cash Flow for the fiscal quarter ending July 31, 2003 may exceed the lesser of (i) the amount otherwise permitted hereunder and (ii) $5,000,000, and

(ii) the Agent shall be satisfied that each of the foregoing calculations and certifications are true and correct.

8.14  Modifications of Certain Documents. The Credit Parties will not consent to any amendment, supplement or waiver of any of the provisions of any documents or agreements evidencing or governing any Tranche B Loans, the GECC Vendor Program Arrangement, the Canadian Vendor Program Arrangement, Other Vendor Program Arrangements, Existing Debt or Subordinated Indebtedness without the consent of the Required Lenders, except for a Canadian Permitted Change or GECC Permitted Change.

8.15  Maintenance of Share Capital of H. Brunner. The Credit Parties will not permit, in respect of Section 30 of the German Liability Companies Act, the free capital (assets side (Aktivseite within the meaning of Section 266 para. 2 German Commercial Code ("HGB")) minus stated share capital (gezeichnetes Kapital within the meaning of Section 266 para. 3 A I HGB) minus accruals (Ruckstellungen within the meaning of Section 266 para. 3 B HGB) minus liabilities (Verbindlichkeiten within the meaning of Section 266 para. 2 C HGB) minus deferred income (Rechnungsabgrenzungsposten within the meaning of Section 266 para. 2 D HGB)) of H. Brunner GmbH to be less than the Dollar Equivalent of $3,000,000 for more than five (5) consecutive days after the delivery of the German Free Capital Deficiency Notice.

ARTICLE 9

Events of Default

9.1  Events of Default. The occurrence of any one or more of the following events shall be deemed to constitute an "Event of Default" hereunder:

(a) the Credit Parties shall fail to pay to the Agent, the Issuing Bank, the Cash Management Bank or the Lenders, when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise, (i) any principal of any Loan, or (ii) any other Obligation of the Credit Parties to the Agent, the Issuing Bank, the Cash Management Bank or the Lenders and the failure to pay such other Obligation referred to in this clause (ii) shall continue for a period of three (3) days after the date that it was due and payable;

(b) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c) the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in Section 4.3(a), 7.1, 7.2, 7.5, 7.6, 7.9, 7.10, 7.12, or 7.14 or in Article 8 (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of the Credit Parties at any measurement date to satisfy any financial covenant set forth in Section 8.10 shall not be deemed to be "cured" or remedied by the Credit Parties' satisfaction of such financial covenant at any subsequent measurement date);

(d) the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) and (c) of this Section 9.1) and such failure shall continue unremedied for a period of 30 days after the earlier of (x) the first date that an officer of any Credit Party has knowledge of such failure, or (y) the date that the Agent (at the request of any Lender) gives notice thereof to the Credit Parties;

(e) the Credit Parties shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or any Material Rental Obligation, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(f) (i) a Tranche B Event of Default shall have occurred and shall be continuing; (ii) the Credit Parties shall default in any Material Indebtedness, (iii) the lease with respect to any Material Rental Obligation of any Credit Party is terminated prior to its scheduled expiration date due to a breach or default by such Credit Party or any such breach or default by such Credit Party enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date, (iv) pursuant to the Canadian Vendor Program Arrangement and the documents executed and delivered in connection therewith, the Credit Parties are required to repurchase equipment for more than, and/or pay contingent liabilities in excess of, $1,000,000 in any fiscal year, (v) pursuant to the GECC Vendor Program Arrangement and the documents executed and delivered in connection therewith, the Credit Parties are required to repurchase equipment for more than, and/or pay contingent liabilities in excess of, $5,000,000 in any fiscal year, (vi) pursuant to any Other Vendor Program Arrangements and the documents executed and delivered in connection therewith, the Credit Parties are required to repurchase equipment for more than, and/or pay contingent liabilities in excess of, $2,000,000 in any fiscal year in the aggregate;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 9.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Credit Party shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j) a final judgment or judgments for the payment of money (x) in excess of $250,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or (y) in excess of $500,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) there shall occur any Change of Control;

(m) any of the following shall occur: (i) the Liens created hereunder or under the other Loan Documents shall at any time (other than by reason of the Agent intentionally relinquishing such Lien) cease in any material respect to constitute valid and perfected Liens on the Collateral intended to be covered thereby (and, with respect to the cessation of Liens referred to in subsections (n) through (u) of Section 4.2, such Liens shall continue not to be valid and perfected Liens on the Collateral intended to be covered thereby for a period of 30 days after the earlier of (x) the first date that any officer of any Credit Party has knowledge of such failure, and (y) the date that the Agent (at the request of any Lender) gives notice thereof to the Borrowers); (ii) except due to expiration in accordance with its respective terms, any Loan Document shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Loan Document shall be contested by any Credit Party;

(n) there shall occur any loss, theft, damage or destruction of any Collateral, the repair or replacement of which would cost in excess of $250,000, which is not fully covered (subject to such reasonable deductibles as the Agent shall have approved) by insurance;

(o) any Guarantor shall assert that its obligations under any Loan Document are invalid or unenforceable;

(p) any Credit Party shall be liable for any Environmental Liabilities payment of which could reasonably be expected to have a Material Adverse Effect;

(q) (i) any bank at which any deposit account, Controlled Account, or Lock Box Account of any Credit Party is maintained shall fail to comply in all material respects with any of the terms of any deposit account agreement, Control Agreement, Lock Box Agreement or similar agreement to which such bank is a party, or (ii) any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Credit Party shall fail to comply in all material respects with any of the terms of any investment property control agreement to which such Person is a party, and such failure (in the case of clause (i) and clause (ii)) shall continue for a period of more than thirty (30) days;

(r) any Credit Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days which causes a Material Adverse Effect;

(s) any substantial part of the business of any Credit Party ceases for a period which causes a Material Adverse Effect;

(t) there shall occur any loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Credit Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(u) there shall occur any indictment of any Credit Party under any criminal statute, or commencement of criminal or civil proceedings against any Credit Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Credit Party; or

(v) there shall occur after the Closing Date any material adverse change in the businesses, operations, properties, condition (financial or otherwise), assets, liabilities, income or prospects of the Credit Parties (taken as a whole).

If any Event of Default occurs, then, and in every such event (other than an event described in clause (g) or (h) of this Section 9.1), and at any time thereafter unless such Event of Default is waived by the Required Lenders, the Agent shall, at the request of the Required Lenders, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) notify the Borrowers that the outstanding principal of the Loans shall bear interest at the Post-Default Rate, and thereupon the outstanding principal of the Loans shall bear interest at the Post-Default Rate, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and (iv) require that the Borrowers deposit with the Agent cash collateral for all outstanding Letters of Credit in accordance with Section 2.3(h), and the Issuing Bank, the Cash Management Bank and the Lenders may exercise, and the Agent (at the request of the Required Lenders) shall exercise, all of their rights as secured party and mortgagee hereunder or under the other Loan Documents; and in case of any event with respect to the Credit Parties described in clause (g) or (h) of this Section 9.1, the Commitments shall automatically terminate, the principal of the Loans then outstanding shall automatically bear interest at the Post-Default Rate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable, and the Borrowers shall provide cash collateral in accordance with Section 2.3(h) without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Issuing Bank, the Cash Management Bank and the Lenders shall be permitted to exercise, and the Agent (at the request of the Required Lenders) shall exercise, such rights as secured party and mortgagee hereunder or under the other Loan Documents to the extent permitted by applicable law and not prohibited by the Intercreditor Agreement.

9.2 Receivership. Without limiting the generality of the foregoing or limiting in any way the rights of the Agent or the Lenders hereunder or under the other Loan Documents or otherwise under applicable law, at any time after (i) the entire principal balance of any Loan shall have become due and payable (whether at maturity, by acceleration or otherwise) and (ii) the Agent shall have provided to the Borrowers not less than five (5) days' prior written notice of its intention to apply for a receiver, the Agent shall be entitled to, at the request of the Required Lenders, apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by the Agent to enforce the Lenders' and the Agent's rights and remedies hereunder and under the other Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the Loan Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AS PROVIDED ABOVE. EACH CREDIT PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE LENDERS' AND THE AGENT'S RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE THE LOANS TO THE BORROWERS; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL. THE LENDERS AND AGENT ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 9.2 SHALL BE DEEMED TO CONSTITUTE A WAIVER OF THE RIGHT OF CREDIT PARTIES TO FILE FOR PROTECTION UNDER TITLE 11 OF THE UNITED STATES CODE AT ANY TIME.

9.3  Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any Loan Document, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any Taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b) Second, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to fees payable to the Agent, the Issuing Lender and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, based upon the respective amounts of the Loans held by each of the Lenders, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the UCC; and

(d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto under applicable law.

ARTICLE 10

The Agent

10.1 Appointment and Authorization. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each of the Lenders and the Issuing Lender hereby (a) authorizes the Agent to enter into the Intercreditor Agreement on its behalf and consents and agrees to be bound by the terms thereof, (b) authorizes the Agent to release, from time to time, certain of the Collateral in connection with any sale or other disposition of assets permitted hereunder, and (c) authorizes the Agent to take such actions at any time to enforce such Lender's rights hereunder and under the other Loan Documents. The Agent shall be the "representative" of the Lenders for purposes of its designation as a secured party on all security filings.

10.2  Agent's Rights as Lender. The Lender or other financial institution serving as the Agent or the Issuing Bank hereunder shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though it were not the Agent or the Issuing Bank, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Affiliate thereof as if it were not the Agent or the Issuing Bank hereunder.

10.3  Duties As Expressly Stated. Neither the Agent nor the Issuing Bank shall have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) neither the Agent nor the Issuing Bank shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Agent nor the Issuing Bank shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Agent or Issuing Bank is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action), and (c) except as expressly set forth herein and in the other Loan Documents, neither the Agent nor the Issuing Bank shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Credit Party or any of their Affiliates that is communicated to or obtained by the financial institution serving as the Agent or the Issuing Bank or any of its Affiliates or Approved Funds in any capacity. Neither the Agent nor the Issuing Bank shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action) or all of the Lenders if expressly required, or (y) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor the Issuing Bank shall be deemed to have knowledge of any Default other than a Default of the types specified in Section 9.1(a) unless and until written notice thereof is given to the Agent or the Issuing Bank by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or the Issuing Bank. Neither the Agent nor the Issuing Bank shall, except to the extent the Agent is expressly instructed by the Required Lenders with respect to collateral security hereunder and under the other Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.

10.4  Reliance By Agent. The Agent and the Issuing Bank shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent and the Issuing Bank also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent and the Issuing Bank may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent and the Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release the Agent from performing any action with respect to the Credit Parties that is expressly required to be performed by it pursuant to the terms hereof) under this Agreement. The Agent and the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5  Action Through Sub-Agents. The Agent and the Issuing Bank may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Agent or the Issuing Bank. The Agent and the Issuing Bank and any such sub-agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and the Issuing Bank and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Agent or the Issuing Bank.

10.6  Resignation of Agent and Appointment of Successor Agent. Subject to the appointment and acceptance of a successor Agent, as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or a state thereof with an office in Boston, Massachusetts or New York, New York, and having capital, surplus and retained earnings of at least $500,000,000, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent's resignation hereunder, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

10.7  Lenders' Independent Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder. Except as explicitly provided herein, neither the Agent nor the Issuing Bank has any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter. Neither the Agent nor the Issuing Bank shall be deemed a trustee or other fiduciary on behalf of any party.

10.8  Indemnification. Each Lender agrees to indemnify and hold harmless the Agent and the Issuing Bank (to the extent not reimbursed under Section 11.3, but without limiting the obligations of the Credit Parties under Section 11.3), ratably in accordance with the aggregate principal amount of the respective Commitments of and Total LC Exposure held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans and Total LC Exposure held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including the fees and expenses of attorneys, consultants, appraisers, examiners, and other professionals engaged by the Agent in connection with this Agreement and/or the administration of the credit facilities contemplated hereby) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent or the Issuing Bank (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Agent or the Issuing Bank under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Credit Parties are obligated to pay under Section 11.3, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified. The agreements set forth in this Section 10.8 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

10.9  Consents Under Other Loan Documents. Except as otherwise provided in this Agreement and the other Loan Documents, the Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Loan Documents.

10.10  Delinquent Lenders. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails to make available to the Agent its pro rata share of any Loan or to purchase any participation in any Letter of Credit as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Credit Parties, whether on account of outstanding Loans, unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders' respective pro rata shares of all outstanding Loans and unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

10.11  Electronic Communications. The Credit Parties hereby authorize and request the Agent, the Cash Management Bank, the Issuing Bank or any of their Affiliates to act on instructions given by telephone, telegraph, telefax, cable, wireless, telex, telecopy, electronic mail or other similar electronic means of communication (collectively, "Electronic Communications") from an authorized representative of such Credit Party, including but not limited to instructions relating to the issuance and processing of letters of credit and collection transactions and other similar trade finance products, the execution of foreign exchange contracts and the directing the payment of moneys and transfers, deposits or withdrawals of funds, coins, precious metals, securities and other valuable assets from or to any account maintained by the Agent, the Cash Management Bank, the Issuing Bank or such Affiliate as contemplated under this Agreement on behalf of such Credit Party. Each Credit Party further authorizes and directs the Agent, Cash Management Bank, Issuing Bank or any of their Affiliates to respond to any inquiry made through any of the Electronic Communications relating to the status of any account maintained by the Agent, the Cash Management Bank, the Issuing Bank or such Affiliate as contemplated under this Agreement. Neither the Agent, the Cash Management Bank, the Issuing Bank or any of their Affiliates, nor any branch or agency thereof nor any of their respective directors, officers and employees shall be liable for any error, delay, damage, claim or other loss, expense or cost arising out of any instruction given by Electronic Communications. All such risks are assumed by the Credit Parties. All instructions sent by telex shall contain the applicable Credit Party's answerback. The certifications, authorizations, directions and any restrictions contained herein will continue until the Agent, the Cash Management Bank, or the Issuing Bank actually receive written notice of any change or revocation. The Agent, the Cash Management Bank, and the Issuing Bank shall have the right to refuse any instructions through any of above-mentioned Electronic Communications, in its or their discretion.

10.12  Quebec Security. For greater certainty, and without limiting the powers of the Agent hereunder or with respect to any of the other Canada Security, each of the Credit Parties hereby acknowledges that the Agent shall, for purposes of holding any security granted by ND Graphics (Quebec) Ltd. on the property of ND Graphics (Quebec) Ltd. pursuant to the laws of Quebec to secure payment of the "Bond", as such term is defined in the documents granting the Canada Security (the "Bond"), be the holder of an irrevocable power of attorney (fonde de pouvoir)(within the meaning of the Civil Code of Quebec) for all present and future Lenders and in particular for all present and future holders of the Bond. Each of the Agent and the Lenders hereby irrevocably constitutes, to the extent necessary, the Agent as the holder of an irrevocable power of attorney (fonde de pouvoir)(within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by ND Graphics (Quebec) Ltd. in the Province of Quebec to secure the Bond. The assignee of any Lender shall be deemed to have confirmed and ratified the constitution of the Agent as the holder of such irrevocable power of attorney (fonde de pouvoir) by execution of the relevant Assignment and Acceptance. Notwithstanding the provisions of Section 32 of "An Act respecting the special powers of legal persons (Quebec)," the Agent may acquire and be the holder of the Bond. Each of the Borrowers and the Guarantors hereby acknowledges that the Bond constitutes a "title of indebtedness", as such term is used in Article 2692 of the Civil Code of Quebec.

10.13  Obligations of H. Brunner. H. Brunner GmbH shall not be required to make any payment or to waive or subordinate any claim under this Agreement or under any agreement to be entered into under this or in connection with this Agreement if and to the extent that this would be considered to lead to or aggravate an underbalance (Unterdeckung des Stammkapitals) within the meaning of Sections 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschrankter Haftung), provided that for the purposes of the calculation of such underbalance the following balance sheet items shall be adjusted as follows:

(a) the amount of any increase of stated share capital after the date hereof that has been effected without the prior written consent of the Agent (acting on behalf of itself and the Lenders) shall be deducted from the stated share capital;

(b) loans provided to H. Brunner GmbH by any of the Borrowers or any of their Subsidiaries without the prior written consent of the Agent (acting on behalf of itself and the Lenders) as far as such loans are subordinated or qualified under Section 32a German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschrankter Haftung) shall be disregarded; and

(c) loans and other contractual liabilities incurred in violation of the provisions of this Agreement, the Collateral Documents and all other Loan Documents shall be disregarded.

In addition, if H. Brunner GmbH does not have sufficient assets to cover its stated share capital, H. Brunner GmbH shall, to the extent permitted by law, realize any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets, if such assets are not necessary for H. Brunner GmbH's business (betriebsnotwendig).

For the avoidance of doubt, H. Brunner GmbH shall bear the burden of proof regarding any preconditions for the above limitation.

ARTICLE 11

Miscellaneous

11.1  Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:

(a) if to any Credit Party, to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Chief Financial Officer, Fax No. 860-648-8314, with a copy to Cummings & Lockwood, CityPlace I, Hartford, Connecticut 06103, Attention: James Lotstein, Fax No. 860-560-5913;

(b) if to the Agent, to Fleet Capital Corporation, 200 Glastonbury Boulevard, Glastonbury, Connecticut, 06033, Attention: Jeffrey J. White, Fax No. 860-368-6029, with a copy to Bingham McCutchen LLP, One State Street, Hartford, Connecticut 06103, Attention Bruce C. Silvers, Fax No. 860-240-2800; and

(c) if to any Lender (including Fleet National Bank in its capacity as the Issuing Bank), to it at its address (or fax number) set forth on Schedule 2.1.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.2  Waivers; Amendments.

(a) No failure or delay by the Agent, the Issuing Bank, the Cash Management Bank or the Lenders in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank, the Cash Management Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party or Subsidiary therefrom shall in any event be effective unless the same shall be given in writing in accordance with paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Agent with the written consent of the Required Lenders and the Agent; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of each Lender and the Agent;

(ii) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon (other than the decision not to charge, or to cease to charge, interest at the Post-Default Rate), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation other than mandatory prepayments of the Loans required under Section 2.8(b), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Loan, or postpone the scheduled date of expiration of any Commitment, or extend the ultimate expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby;

(iv) change Section 2.7(c) in a manner that would alter the application of prepayments thereunder, or change Section 2.6(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without in each case the written consent of each Lender;

(v) alter the rights or obligations of the Borrowers to prepay Loans (other than mandatory prepayments of Loans under Section 2.7(b)) without the written consent of each Lender;

(vi) change any of the provisions of this Section 11.2 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

(vii) release any of the Guarantors from its obligations in respect of its Guarantee under Article 3 or release a material portion of the Collateral (or terminate any Lien with respect thereto), except as expressly permitted in this Agreement, without the written consent of each Lender;

(viii) waive any of the conditions precedent specified in Section 6.1 without the written consent of each Lender and the Agent; or

(ix) subordinate the Loans to any other Indebtedness, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Fronting Lender, the Swing Line Lender or the Issuing Bank hereunder without the prior written consent of the Agent, the Fronting Lender, the Swing Line Lender or the Issuing Bank, as the case may be.

11.3  Expenses; Indemnity: Damage Waiver.

(a) The Credit Parties jointly and severally agree to pay, or reimburse the Agent or the Lenders, as applicable, for paying, (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel and any local counsel retained by the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), or the administration or interpretation of the Loan Documents and other instruments mentioned herein, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of the Agent, the Fronting Lender, the Issuing Bank, the Cash Management Bank or any Lender, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Agent, the Fronting Lender, the Issuing Bank, the Cash Management Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agent, the Fronting Lender, the Issuing Bank, the Cash Management Bank or any Lender, in connection with (A) the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 11.3, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender's or the Agent's relationship with the Credit Parties, (iv) all reasonable out-of-pocket fees, expenses and disbursements of the Agent incurred in connection with UCC and other collateral security searches, UCC and other collateral security filings, intellectual property searches, intellectual property filings or mortgage recordings, (v) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent or the Cash Management Bank in establishing, maintaining or handling agency accounts, Lock Box Accounts and other accounts for the collection of any of the Collateral, and (iv) all Other Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein. The Agent shall be entitled to pay any of the foregoing fees and expenses by causing the debit of any account maintained by any Credit Party with the Agent, the Cash Management Bank, or any other institution with which the Agent shall have entered into an agency account agreement.

(b) The Credit Parties jointly and severally agree to indemnify the Agent, the Issuing Bank, the Cash Management Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, Environmental Costs, and related expenses, including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of Hazardous Materials on or from any property owned, leased or operated by any Credit Party or any Affiliate thereof, or any Environmental Liability related in any way to any Credit Party or any Affiliate thereof (including, without limitation, remediation, removal, response, abatement, restoration, cleanup, legal, investigative, monitoring, and related costs, the costs of removal, transportation and disposal of any and all Hazardous Materials from all or any portion of any Real Property Asset, costs required to take necessary precautions to protect against the release of Hazardous Materials at, on, in, about, under, within, near or in connection with the Real Property Assets in or into the air, soil, surface water, ground water, or soil vapor, any public domain, or any surrounding areas, and costs incurred to comply, in connection with all or any portion of the Real Property Assets, with all applicable laws with respect to Hazardous Materials), (iv) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from Lock Box, bank agency, concentration accounts or otherwise under any cash management arrangements with any Credit Party or in connection with the provisional honoring of funds transfers, checks or other items, (v) any action taken by such Indemnitee in accordance with instructions given to such Indemnitee by Electronic Communications, whether arising out of any investigation, litigation or proceeding brought by such Credit Party, by others on behalf of such Credit Party, by any third party or by any successors or assigns of such Credit Party and notwithstanding the fact that (A) the instructions received by such Indemnitee might have been unauthorized by such Credit Party or (B) such Indemnitee might have misinterpreted said instructions or made any other error, mistake or omission, absent gross negligence or willful misconduct by such Indemnitee, or (vi) any actual or prospective claim (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), litigation, investigation, Environmental Actions or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, including any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any Credit Party comprised in the Collateral, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, Environmental Costs, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Agent under paragraph (a) or (b) of this Section 11.3, each Lender severally agrees to pay to the Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such. To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Issuing Bank under paragraph (a) or (b) of this Section 11.3, each Lender severally agrees to pay to the Issuing Bank such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Issuing Bank in its capacity as such.

(d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, NONE OF THE CREDIT PARTIES SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

(e) All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

(f) In the event that any Remedial Action is necessary under any applicable local, state or federal law or regulation, any judicial order, or by any governmental or non-governmental entity or Person because of, or in connection with, the current or future presence, suspected presence, release or suspected release or threat of release of Hazardous Materials in or into the air, soil, ground water, surface water or soil vapor at, on, about, under, within, near, from or in connection with any Real Property Asset (or any portion thereof), the Credit Parties shall promptly commence, or cause to be commenced, and thereafter diligently prosecute to completion, all such Remedial Action. All Remedial Action shall be performed by licensed contractors qualified to perform such work under applicable federal, state and local law. All Environmental Costs related to such Remedial Action shall be paid by the Credit Parties including, without limitation, reasonable Environmental Costs incurred by any Indemnitee in connection with the monitoring or review of such Remedial Action by the Indemnitee or a third party engaged by Indemnitee. In the event the Credit Parties shall fail to promptly commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Action, the Agent may, but shall not be required to, cause such Remedial Action to be performed and all Environmental Costs shall become an Environmental Liability hereunder.

11.4  Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, the Issuing Bank and the Agent (and any attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Agent, the Issuing Bank, the Cash Management Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Lender may at any time and from time to time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and the Loans at the time owing to it); provided that for any assignment:

(i) the Borrowers and the Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its Total LC Exposure, the Issuing Bank) each must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned),

(ii) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender's aggregate Commitments, the aggregate amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess of $5,000,000 unless the Borrowers and the Agent otherwise consent,

(iii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, and, unless such assignment is to a Lender or its Affiliate or Approved Fund, shall pay a processing and recordation fee of $3,500, and

(iv) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire;

provided further that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing or in the event of an assignment to an existing Lender or an Affiliate or Approved Fund of an existing Lender. The Agent will endeavor to give notice to the Borrowers of the consummation of any such assignment that does not require the consent of the Borrowers, but the Agent shall have no liability for failing to give any such notice.

(c) Upon acceptance and recording pursuant to paragraph (e) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9, 2.10 and 11.3 and subsection 2.2(e)). Notwithstanding anything therein to the contrary, no Approved Fund shall be entitled to receive any greater amount pursuant to Sections 2.9 and 2.10 and subsection 2.2(e) than the transferor Lender would have been entitled to receive in respect of the assignment effected by such transferor Lender had no assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with paragraph (b) of this Section 11.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d) The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Boston, Massachusetts or Glastonbury, Connecticut a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender or the Agent, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, together with each Note subject to such Assignment, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.4 and any written consent to such assignment required by paragraph (b) of this Section 11.4, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register, and give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.

(f) Any Lender may, without the consent of or notice to the Borrowers, the Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.2(b) that affects such Participant. Subject to paragraph (g) of this Section 11.4, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.9, 2.10 and 11.8 and subsection 2.2(e) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 11.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.11(e) as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto. The Agent will endeavor to give notice to the Borrowers of the consummation of any such pledge or assignment, but the Agent shall have no liability for failing to give any such notice.

(i) Anything in this Section 11.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender and the Agent.

(j) A Lender may furnish any information concerning any Credit Party or any Affiliate thereof in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 11.13. In addition, the Agent may furnish any information concerning any Credit Party or any Affiliate thereof in the Agent's possession to any Affiliate of the Agent, subject, however, to the provisions of Section 11.13. The Credit Parties shall assist any Lender in effectuating any assignment or participation pursuant to this Section 11.4 (including during syndication) in whatever manner such Lender reasonably deems necessary, including participation in meetings with prospective transferees.

(k) If any assignee Lender is an Affiliate of any of the Credit Parties, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 9.1, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a Participant, and such Participant is any Credit Party or an Affiliate of any Credit Party, then such transferor Lender shall promptly notify the Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 9.1 to the extent that such participation is beneficially owned by any Credit Party or any Affiliate of any Credit Party, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.

(l) Notwithstanding anything to the contrary contained in this subsection 11.4, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) the Granting Bank's obligations under this Agreement shall remain unchanged, (iii) the Granting Lender should retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and (iv) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Revolving Credit Maturity Date, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 11.4(l), any SPC may (i) with notice to, but (except as specified below) without the prior written consent of, any Credit Party or the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in Sections 5.4 or 7.1) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. In no event shall any Credit Party be obligated to pay to an SPC that has made a Loan any greater amount than such Credit Party would have been obligated to pay under this Agreement if the Granting Lender had made such Loan. An amendment to this subsection 11.4(l) without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

11.5  Survival . All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.9, 2.10, 10.3, and 11.4 and subsection 2.2(e) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

11.6  Counterparts; Integration; References to Agreement; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent or its counsel constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Whenever there is a reference in any Loan Document or UCC Financing Statement to the "Credit Agreement" to which the Agent, the Lenders and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.7  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.8  Right of Setoff. Each Credit Party hereby grants to the Agent, the Cash Management Bank and each Lender that from time to time maintains any deposit accounts, holds or controls any funds or otherwise becomes indebted to the Credit Parties a security interest in all deposits (general or special, time or demand, provisional or final) and funds at any time held and other indebtedness at any time owing by the Agent, the Cash Management Bank or any Lender to or for the credit or the account of any Credit Party as security for the Obligations, and the Credit Parties hereby agree that if an Event of Default shall have occurred and be continuing, the Agent, the Cash Management Bank and each Lender are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other funds, securities or other property of the Credit Parties at any time held and other indebtedness at any time owing by the Agent, the Cash Management Bank or such Lender to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether or not the Agent or the Lenders shall have made any demand under this Agreement and although any of the Obligations may be unmatured. The rights of the Agent, the Cash Management Bank and each Lender under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) which the Agent, the Cash Management Bank or any such Lender may have. ANY AND ALL RIGHTS TO REQUIRE THE CASH MANAGEMENT BANK OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY CREDIT PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of any Credit Party to such Lender, other than the Loans held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Loans held by such Lender or to the Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from any Credit Party, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Loans held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against such Credit Party at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Loans held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Loans held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Loans held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

11.9  Subordination by Credit Parties. The Credit Parties hereby agree that all present and future Indebtedness of any Credit Party to another Credit Party ("Intercompany Indebtedness") shall be subordinate and junior in right of payment and priority to the Obligations, and each Credit Party agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Credit Parties may make and receive such payments as shall be customary in the ordinary course of the Credit Parties' business. If, notwithstanding the foregoing sentence, any Credit Party shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Credit Party as trustee for the Lenders and the Agent and be paid over to the Agent, for the benefit of the Lenders and the Agent, on account of the Obligations, without affecting in any manner the liability of such Credit Party under the other provisions of this Agreement. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Obligations before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

11.10  Parallel Debt. Without prejudice to any other provision of this Agreement and solely for the purpose of ensuring and preserving the validity and continuity of the rights granted and to be granted by any Credit Party pursuant to any Collateral Documents that are governed by the laws of The Netherlands (the "Netherlands Security Documents"), each of the Lenders and the other parties hereto hereby acknowledges and agrees to the provisions of the "Parallel Debt" as such term is defined in and such provisions are contained in each of the Netherlands Security Documents.

11.11  Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of Connecticut.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Connecticut and of the United States District Court for the District of Connecticut, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Connecticut court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent, the Issuing Bank, the Cash Management Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or any Subsidiary or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 11.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.12  WAIVERS OF PREJUDGMENT REMEDY AND JURY TRIAL.  EACH CREDIT PARTY ACKNOWLEDGES THAT THE TRANSACTIONS EVIDENCED HEREBY ARE COMMERCIAL TRANSACTIONS AND WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH AGENT OR ANY LENDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHTS TO REQUEST THAT AGENT OR ANY LENDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT CREDIT PARTIES AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY AGENT OR ANY LENDER. EACH CREDIT PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH CREDIT PARTY CERTIFIES THAT NEITHER AGENT, ANY LENDER NOR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH CREDIT PARTY CERTIFIES THAT IT MAKES THE FOREGOING WAIVERS KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF SUCH WAIVERS WITH ITS ATTORNEYS.

11.13  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

11.14  Confidentiality. Each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.13), (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrowers unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 11.13, (f) to the extent required in connection with any litigation between any Credit Party and any Lender or an Issuing Bank with respect to the Loans, the Letters of Credit, this Agreement and/or the other Loan Documents, or (g) with the Borrowers' prior written consent.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

GERBER SCIENTIFIC, INC.

By:_______________________________________
    Name:
    Title:

GERBER SCIENTIFIC INTERNATIONAL, INC.

By:_______________________________________
    Name:
    Title:

GERBER COBURN OPTICAL, INC.

By:_______________________________________
    Name:
    Title:

AGENT

FLEET CAPITAL CORPORATION,

as Administrative Agent and Collateral Agent

By:_______________________________________
    Name:
    Title:

ISSUING BANK

FLEET national bank,

as Issuing Bank

By:_______________________________________
    Name:
    Title:

CASH MANAGEMENT BANK

FLEET national bank,

as Cash Management Bank

By:_______________________________________
    Name:
    Title:

LENDERS

FLEET CAPITAL CORPORATION

(including as Fronting Lender)

By:_______________________________________
    Name:
    Title:

CONGRESS FINANCIAL CORPORATION

By:_______________________________________
    Name:
    Title:

GUARANTORS

ULTRAMARK ADHESIVE PRODUCTS LTD

By:_______________________________________
    Name:
    Title:

SPANDEX LIMITED

By:_______________________________________
    Name:
    Title:

SPANDEX BENELUX BV

By:_______________________________________
    Name:
    Title:

ND GRAPHIC PRODUCTS LIMITED

By:_______________________________________
    Name:
    Title:

ND GRAPHICS (QUEBEC) LTD

By:_______________________________________
    Name:
    Title:

H. BRUNNER GMBH

By:_______________________________________
    Name:
    Title:

GERBER SCIENTIFIC UK LTD

By:_______________________________________
    Name:
    Title:

GERBER VENTURE CAPITAL CORP.

By:_______________________________________
    Name:
    Title:

GERBER TECHNOLOGY VENTURE COMPANY

By:_______________________________________
    Name:
    Title:

GERBER COBURN OPTICAL INTERNATIONAL, INC.

By:_______________________________________
    Name:
    Title: